As filed with the U.S. Securities and Exchange Commission on March 2
9
, 2022.
Registration No. 333-259496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SURROZEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	98-1556622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
171 Oyster Point Blvd, Suite
4
00
South San Francisco, CA 94080
(650)
489-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Parker
President and Chief Executive Officer
Surrozen, Inc.
171 Oyster Point Blvd, Suite 400
South San Francisco, CA 94080
(650)
489-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sheela Mohan-Peterson, J.D., M.S. Vice President, Legal Surrozen, Inc. 171 Oyster Point Blvd, Suite 400 South San Francisco, CA 94080 (650) 489-9000	John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the Registration Statement on
Form S-1
(File
No. 333-259496)
(the “
Registration Statement
”) of Surrozen, Inc., as amended on November 8, 2021 and subsequently declared effective by the Securities and Exchange Commission (the “
SEC
”) on November 9, 2021, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to (i) include information contained in the Registrant’s Current Report on Form 10-K that was filed with the SEC on March 28, 2022 and (ii) update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Subject to Completion, Dated March 29, 2022
PRELIMINARY PROSPECTUS

Up to 31,612,349 Shares of Common Stock
(Including up to 7,217,991 Shares of Common Stock Issuable Upon Exercise of Warrants)
Up to 4,151,324 Warrants to Purchase Common Stock
This prospectus relates to the issuance by us of an aggregate of up to 7,217,991 shares of our common stock, $0.0001 par value per share (the “
Common Stock
”), which consists of:

•
up to 144,667 shares of Common Stock that are issuable upon the exercise of 144,667 warrants (the “
Private Placement Warrants
”) originally issued in a private placement to the initial stockholder of Consonance Life Sciences (the “
Sponsor
”) in connection with the initial public offering of
Consonance-HFW
Acquisition Corp. (“
Consonance
”),

•
up to 4,006,657 shares of Common Stock that are issuable upon the exercise of 4,006,657 warrants (the “
PIPE Warrants
”) originally issued connection with a private placement immediately prior to the consummation of the Business Combination, and

•
up to 3,066,667 shares of Common Stock that are issuable upon the exercise of 3,066,667 warrants (the “
Public Warrants
” and, together with the Private Placement Warrants and the PIPE Warrants, the “
Warrants
”) originally issued in the initial public offering of Consonance.

We will receive the proceeds from any cash exercise of any Warrants.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “
Selling Securityholders
”) of:

•	up to 31,612,349 shares of Common Stock consisting of:

•	up to 12,020,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“ Subscription Agreements ”) entered into on April 15, 2021,

•	up to 1,885,000 shares of Common Stock held by the Sponsor following a private placement in connection with the initial public offering of Consonance and subsequent share recapitalization,

•	up to 90,000 shares of Common Stock transferred by the Sponsor to the independent directors of Consonance-HFW Acquisition Corp.,

•	up to 144,667 shares of Common Stock issuable upon exercise of the Private Placement Warrants,

•	up to 4,006,657 shares of Common Stock issuable upon exercise of the PIPE Warrants,

•	up to 1,349,943 shares of Common Stock issuable upon the exercise of stock options, and

•
up to 12,116,082 shares of Common Stock and Common Stock issuable upon exercise of Warrants issued to certain former securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement entered into on April 15, 2021.

•	up to 4,151,324 warrants consisting of 144,667 Private Placement Warrants and 4,006,657 PIPE Warrants.
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders pursuant to this prospectus.
The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “
Plan of Distribution.
”
The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“
Nasdaq
”) under the symbols “SRZN” and “SRZNW” respectively. On March 25, 2022, the last reported sales price of our Common Stock was $3.32 per share and the last reported sales price of our Public Warrant was $0.2500 per Public Warrant.
We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled
“
Risk Factors
”
beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated                 , 2022

You should rely only on the information contained in this prospectus or any supplement to this prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “
SEC
”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “
Where You Can Find More Information.
”
On August 11, 2021, Legacy Surrozen, Surrozen and Merger Sub (see the section below titled “
Frequently Used Terms
” for the meaning of certain capitalized words) consummated the transactions contemplated by the Business Combination Agreement. Prior to the Closing Date, Consonance (i) changed its jurisdiction of incorporation from Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware, and (ii) changed its name from
Consonance-HFW
Acquisition Corp. to Surrozen, Inc., thereafter referred to as Surrozen. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Surrozen and Surrozen was effected through the merger of Legacy Surrozen with and into Merger Sub, with Legacy Surrozen surviving as a wholly owned subsidiary of Surrozen.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Surrozen,” “we,” “us,” “our” and similar terms refer to Surrozen, Inc. (f/k/a
Consonance-HFW
Acquisition Corp.) and its consolidated subsidiaries (including Legacy Surrozen). References to “Consonance” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of Surrozen; benefits of the Business Combination; statements about the plans, strategies and objectives of management for future operations of Surrozen; statements regarding future performance; and other statements regarding the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this prospectus reflect Surrozen’s current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, and potential future drug candidates;

•	our ability to develop and expand our drug discovery and development capabilities;

•	our ability to obtain the necessary capital to fund our operations while we conduct clinical trials, seek regulatory approval for our product candidates, and complete the product development process;

•	our ability to identify, develop and commercialize drug candidates;

•	the successful development and commercialization of products that compete with our product candidates or receive regulatory approval in advance of our product candidates;

•	changes in personnel and availability of qualified personnel;

•	our ability to manage growth and expand business operations effectively;

•	whether the concentration of Surrozen’s stock ownership and voting power limits the stockholders of Surrozen’s ability to influence corporate matters;

•	the effects of the ongoing COVID-19 pandemic, the conflict between Ukraine and Russia, and the actions of U.S. and foreign governments to respond to these events;

•	whether the few stockholders who own a large number of shares of our common stock exercise their voting power in a manner that adversely affects the Company or our stockholders;

•	whether we are able to maintain the listing of our Common Stock on Nasdaq; and

•	the increasingly competitive environment in which Surrozen operates.
In addition, statements that “Surrozen believes” or “we believe” and similar statements reflect Surrozen beliefs and opinions on the relevant subject. These statements are based upon information available to Surrozen as of the date of this prospectus, and while Surrozen believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect Surrozen’s good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, Surrozen is under no obligation (and expressly disclaims any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the Surrozen’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “
Risk Factors
.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Surrozen (or to third parties making the forward-looking statements).

FREQUENTLY USED TERMS
“
Business Combination
” means the transactions contemplated by the Business Combination Agreement, including, among other things, the Merger.
“
Business Combination Agreement
” the Business Combination Agreement, dated as of April 15, 2021, by and among Consonance, Merger Sub and Legacy Surrozen.
“
Closing
” means the closing of the Business Combination.
“
Closing Date
” means August 11, 2021, the date on which the Closing occurred.
“
Consonance
” means Consonance-HFW Acquisition Corp. (which was re-named “Surrozen, Inc.” in connection with the Domestication).
“
Consonance IPO
” means Consonance’s initial public offering, consummated on October 10, 2020.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
Domestication
” means the continuation of Consonance by way of domestication of Consonance into a Delaware corporation with the ordinary shares of Consonance becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL.
“
Legacy Surrozen
” means Surrozen Operating, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.
“
Merger
” means the merger of Merger Sub with and into Legacy Surrozen, with Legacy Surrozen continuing as the surviving corporation.
“
Merger Sub
” means Perseverance Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Consonance.
“
PIPE
Financing
” means that certain private placement in the aggregate amount of $102.2 million, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Consonance, pursuant to which the subscribers purchased 12,020,000 shares of Common Stock at a purchase price of $10.00 per share.
“
PIPE Shares
” means an aggregate of 12,020,000 shares of Common Stock issued to the subscribers in the PIPE Financing.
“
PIPE Warrants
” means an aggregate of 4,006,657 warrants issued to the subscribers in the PIPE Financing.
“
Private Placement Warrants
” means the 144,667 warrants purchased by the Sponsor in connection with the Consonance IPO in a private placement transaction occurring simultaneously with the closing of the Consonance IPO.
“
Public Warrants
” means the 3,066,667 warrants included as a component of the Consonance units sold in the Consonance IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock, in accordance with its terms.

“
Sponsor
” means Consonance Life Sciences, a Cayman Islands limited liability company
“
Sponsor Shares
” means the 1,885,000 shares of Common Stock held by the Sponsor following a private placement in connection with the initial public offering of Consonance and subsequent share recapitalization.
“
Surrozen
” means Consonance after the Domestication.
“
Warrants
” means the PIPE Warrants, the Private Placement Warrants and the Public Warrants.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Overview
Surrozen is discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of its founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, Surrozen has made breakthrough discoveries that it believes will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable Surrozen to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of its discoveries, Surrozen is pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Surrozen’s lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, Surrozen has the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, Surrozen believes its approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Surrozen’s strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Surrozen’s unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. Surrozen is currently conducting preclinical studies and plans to initiate a Phase 1 clinical trial in 2022 for
SZN-1326,
Surrozen’s candidate in development for moderate to severe inflammatory bowel disease (“IBD”) with ulcerative colitis (“UC”) as Surrozen’s first proposed indication. Furthermore, Surrozen plans to initiate a Phase 1 clinical trial in 2022 for
SZN-043,
Surrozen’s candidate in development for severe alcoholic hepatitis (“AH”). Surrozen expects to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.
Surrozen’s strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout Surrozen’s strategy is its goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. Surrozen plans to achieve this goal by:

•	continuing to build on its pioneering research, insights and intellectual property in Wnt pathway modulation;

•	developing SZN-1326 for the treatment of moderate to severe IBD;

•	developing SZN-043 for treatment of severe AH;

•	developing novel product candidates and expanding its platform technologies to further our leading position in developing the Wnt signaling pathway modulators; and

•	pursuing strategic alliances to maximize the full potential of its pipeline.
Our principal executive office is located at 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080, and our telephone number is
(650) 489-9000.
Our corporate website address is
www.surrozen.com
. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Implications of Being an Emerging Growth Company
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates
equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible
debt in the prior three-year period, (iv) December 31, 2025, or (v) the last day of the fiscal year in which we are deemed to be a large accelerated filer. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.
Corporate Information
Our principal executive offices are located at 171 Oyster Point Blvd, Suite 400, South San Francisco, California 94080 and our telephone number is
(650) 489-9000.
Our corporate website address is www.surrozen.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Surrozen and Surrozen’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

The Offering
Issuance of Common Stock

Shares of Common Stock offered by us	7,217,991 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Private Placement Warrants, consisting of (i) 144,667 shares of Common Stock that are issuable upon the exercise of 144,667 Private Placement Warrants (ii) 4,006,657 shares of Common Stock that are issuable upon the exercise of 4,006,657 PIPE Warrants and (iii) 3,066,667 shares of Common Stock that are issuable upon the exercise of 3,066,667 Public Warrants.

Shares of Common Stock outstanding prior to exercise of all Warrants	35,034,431 shares (as of December 31, 2021).

Shares of Common Stock outstanding assuming exercise of all Warrants	42,252,422 shares (based on total shares outstanding as of December 31, 2021).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $83.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “
Use of Proceeds
.”
Resale of Common Stock and Warrants

Shares of Common Stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 31,612,349 shares of Common Stock, consisting of:

•	up to 12,020,000 PIPE Shares;

•	up to 1,885,000 Sponsor Shares;

•	up to 90,000 shares of Common Stock transferred by the Sponsor to the independent directors of Consonance-HFW;

•	up to 144,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants;

•	up to 4,006,657 shares of Common Stock issuable upon exercise of the PIPE Warrants;

•	up to 1,349,943 shares of Common Stock issuable upon the exercise of stock options; and

•	up to 12,116,082 shares of Common Stock and Common Stock issuable upon exercise of warrants issued to certain former securityholders of Legacy Surrozen pursuant to the Business Combination Agreement.

Warrants offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 4,151,324 Warrants, consisting of:

•	up to 144,667 Private Placement Warrants; and

•	up to 4,006,657 PIPE Warrants.

Redemption	The Public Warrants, PIPE Warrants and Private Placement Warrants are redeemable in certain circumstances. See the section titled “ Description of Our Securities—Warrants. ”

Lock-Up Agreements	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up
periods. See the section titled “
Certain Relationships and Related Party Transactions.
”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “ Risk Factors ” beginning on page 10.

Nasdaq ticker symbols	“SRZN” and “SRZNW”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Summary of Risk Factors
Below is a summary of the material factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Our business involves significant risks that may have a material adverse effect on our business, financial condition, results of operations, prospects and stock price. These risks are more fully described below and include, among others:

•
We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of our common stock.

•
SZN-1326
and
SZN-043
are in preclinical development and have never been tested in humans. One or both of
SZN-1326
and
SZN-043
may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

•
If any current or future product candidate begins clinical trials or receives marketing approval and we or others later identify undesirable side effects caused by the product candidate, our ability to market and derive revenue from the product candidate could be compromised.

•
We will need substantial additional funds to advance development of product candidates and our Wnt therapeutics platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates.

•	We rely on third parties to conduct our preclinical studies and plans to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily.

•	If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•
The manufacturing of our product candidates is complex. We and our third-party manufacturers may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

•
We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

•	We have a identified material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

•	Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

•
Our business, operations and clinical development plans and timelines could be adversely affected by the effects of the conflict between Russia and Ukraine, health epidemics, including the ongoing
COVID-19
pandemic, natural disasters and other events on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom it conducts business, including contract manufacturers, CROs, shippers and others.

•
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.

•
Some intellectual property that we have
in-licensed
may have been discovered through government funded programs and thus may be subject to federal regulations such as
“march-in”
rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with
non-U.S.
manufacturers.

•
Clinical development includes a lengthy and expensive process with an uncertain outcome, we may have negative results and results of earlier studies and trials may not be predictive of future trial results.

•
We may in the future conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case its development plans will be delayed, which could materially harm its business.

•
A significant portion of our total outstanding shares of our common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

•
A few stockholders, including one of our directors, may control the voting rights with respect to a large number of shares of our common stock. They could exercise their voting power in a manner that adversely affects the Company or our stockholders.

Risks Related to Our Business
We are a preclinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of our common stock.
We are a preclinical stage biopharmaceutical company with a history of losses. Since its inception, we have devoted substantially all of its resources to research and development, preclinical studies, building its management team and building its intellectual property portfolio, and has incurred significant operating losses. Substantially all of our losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for our current and potential future product candidates.
We expect our net losses to increase substantially as our lead product candidates,
SZN-1326
and
SZN-043,
advance into clinical development. However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. If we, or our potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.
SZN-1326
and
SZN-043
are in preclinical development and have never been tested in humans. One or both of
SZN-1326
and
SZN-043
may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.
We have no products on the market or that have gained regulatory approval or that have entered clinical trials. None of our product candidates have ever been tested in humans. Our ability to achieve and sustain profitability will depend on obtaining regulatory approvals for and successfully commercializing product candidates, either alone or with collaborators.
Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of our product candidates in humans. There is no guarantee that the U.S. Food and Drug Administration, or the FDA, or other regulatory authorities will permit us to conduct clinical trials. Further, we cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs, our clinical protocols or if the outcome of our preclinical studies will ultimately support the further development of our preclinical programs or testing in humans. As a result, we cannot be sure that we will be able to submit Investigational New Drugs, or INDs, or similar applications for our proposed clinical programs on the timeline we expect, if at all, and cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of our product candidates to begin.
SZN-1326
and
SZN-043
are in preclinical development and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets and mechanisms of action. Although we anticipate initiating a Phase 1 clinical trial of
SZN-1326
in healthy volunteers in the third quarter of 2022 and initiating a Phase 1 clinical trial of
SZN-043
in healthy volunteers and in patients with impaired liver function in the third quarter of 2022, there is no guarantee that we will be able to proceed with clinical development of either of these product candidates or that either product candidate will demonstrate a clinical benefit once we advance these candidates to testing in patients. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biopharmaceutical companies such as us.
We may not be able to access the financial resources to continue development of, or to enter into any collaborations for,
SZN-1326,
SZN-043
or any potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, a product candidate, such as:

•
negative or inconclusive results from our preclinical or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related side effects experienced by participants in our clinical trials or by individuals using drugs or therapeutic antibodies similar to ours, including immunogenicity;

•
delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•
chemistry, manufacturing and control, or CMC, challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

•	the FDA or other regulatory authorities interpreting our data differently than it does.
Further, we and any potential future collaborator may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as were intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval.
If either
SZN-1326,
SZN-043
or any future product candidate is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.
Neither
SZN-1326
nor
SZN-043
has ever been tested in humans. We may ultimately discover that
SZN-1326
and
SZN-043
do not possess certain properties that we believe are helpful for therapeutic effectiveness and safety. For example, although
SZN-043
has exhibited encouraging results in animal studies, including improvement of liver function in multiple animal models of liver injury, it may not demonstrate the same properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, we may never succeed in developing a marketable product based on
SZN-1326
or
SZN-043.
If
SZN-1326,
SZN-043
or any of our potential future product candidates prove to be ineffective, unsafe or commercially unviable, our entire pipeline could have little, if any, value, which could require us to change our focus and approach to antibody-based discovery and development and materially and adversely affect our business, financial condition, results of operations and prospects.
We may not be successful in our efforts to use and expand our Wnt therapeutics platform to build a pipeline of product candidates.
A key element of our strategy is to use and expand our Wnt therapeutics platform to discover and develop a portfolio of Wnt product candidates that can facilitate the repair and/or regeneration of damaged tissue for patients suffering from a variety of severe diseases. Although our research and development efforts to date have resulted in the discovery and development of
SZN-1326,
SZN-043
and other potential product candidates, our

current product candidates may not be safe or effective therapeutics and we may not be able to develop any successful product candidates. Our platform is evolving and may not reach a state at which building a pipeline of product candidates is possible. Even if we are successful in building its pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.
Although we intend to explore other therapeutic opportunities, in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.
Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of our existing product candidates and other potential product candidates we are evaluating, a key element of our strategy is to discover, develop and potentially commercialize additional products beyond our current product candidates to treat various conditions and in a variety of therapeutic areas. We intend to do so by investing in our own drug discovery efforts, exploring potential strategic alliances for the development of new products and in-licensing
technologies. Identifying new investigational medicines requires substantial technical, financial and human resources, whether or not any investigational medicines are ultimately identified. Even if we identify investigational medicines that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational medicines;

•	competitors may develop alternatives that render its investigational medicines obsolete;

•	investigational medicines it develops may nevertheless be covered by third parties’ patents or other exclusive rights;

•
an investigational medicine may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•
it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting its ability to develop, diversify and expand our product portfolio;

•	an investigational medicine may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.
Because we have limited financial and human resources, we intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.
Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The market may not be receptive to our current or potential future product candidates, and we may not generate any revenue from the sale or licensing of our product candidates.
Even if regulatory approval is obtained for a product candidate, including
SZN-1326
and
SZN-043,
we may not generate or sustain revenue from sales of approved products. Market acceptance of our current and potential future product candidates, if approved, will depend on, among other factors:

•	the timing of its receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our product candidates;

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•	relative convenience and ease of administration of our product candidates;

•	the success of its physician education programs;

•	the availability of coverage and adequate government and third-party payor reimbursement;

•	the pricing of our products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.
If any product candidate we commercialize fails to achieve market acceptance, it could have a material and adverse effect on our business, financial condition, results of operations and prospects.
If
SZN-1326,
SZN-043
or any potential future product candidate begins clinical trials or receives marketing approval and we or others later identify undesirable side effects caused by the product candidate, our ability to market and derive revenue from the product candidate could be compromised.
Undesirable side effects caused by
SZN-1326,
SZN-043
or any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for
SZN-1326,
SZN-043,
or any other product candidate, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, our trials could be suspended or terminated and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. For example, certain researchers have noted that therapeutics targeting the Wnt pathway may lead to tumor formation or proliferation as a result of the downstream impacts of Wnt signaling. To date, we have not observed any such tumor formation with
SZN-1326
or
SZN-043
in our preclinical toxicology studies, but there can be no guarantee that our current or future product candidates will not result in tumor formation. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.
Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.
In the event that any of our current or potential future product candidates receive regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following adverse events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:

•	regulatory authorities may withdraw their approval of the product or seize the product;

•	we may be required to recall the product or change the way the product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	regulatory authorities may require additional post-marketing safety studies or registries;

•	we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.
We will need substantial additional funds to advance development of product candidates and our Wnt therapeutics platform, but sufficient funds may not be available when needed, or on terms favorable to us, due to various market conditions and factors, causing us to delay, limit or eliminate the development and commercialization of our product candidates.
The development of biopharmaceutical product candidates is capital-intensive. If
SZN-1326,
SZN-043
or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop our Wnt therapeutics platform,
SZN-1326,
SZN-043
and other product candidates and we will require significant funds to continue to develop our platform and conduct further research and development, including preclinical studies and clinical trials.
To date, we have primarily financed our operations through the sale of equity securities. Until such time as we can generate sufficient revenue from sales of our product candidates, if ever, we expect to finance our operations through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. In February 2022, we entered into a purchase agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of our common stock from time to time over a
36-month
period, subject to certain conditions and limitations. We may not be able to receive any or all of the funds from Lincoln Park because of the limitations, restrictions, requirements, events of default and other provisions contained in the purchase agreement that could limit our ability to cause Lincoln Park to purchase our common stock. If our stock price drops, we also may not be able to sell shares to Lincoln Park at all or in amounts sufficient to obtain necessary financing.
We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the disruptions to, and volatility in, the credit and financial markets in the United States, and worldwide resulting from the
COVID-19
pandemic and the conflict between Russia and Ukraine. The overall impact of these events on our business may be significantly affected by the actions of U.S. and foreign governments to slow the spread of
COVID-19
and to impose sanctions on Russia. These events and actions could result in severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive.
If we are unable to raise additional capital in sufficient amounts, in a timely manner or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the development of our product pipeline or other research and development initiatives. We also could be required to seek collaborators for our product pipeline and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product pipeline and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.
Our future capital requirements and the period for which we expect existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of SZN-1326, SZN-043 and other potential future product candidates;

•	the timing and progress of the development of our Wnt therapeutics platform;

•	the price and pricing structure that we are able to obtain from our third-party contract manufacturers to manufacture our preclinical study and clinical trial materials and supplies;

•	the extent to which prices for supplies and materials increase due to inflationary pressures and labor market constraints;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current licenses, research and development programs and to establish new collaborations;

•	the progress of the development efforts of parties with whom we may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic on our business;

•	the cost and timing of regulatory approvals; and

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates and satisfy our obligations as a public company.
If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans. We may also have to liquidate assets, and the value we receive for any assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.
We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.
We have incurred significant operating losses to date and it is possible we may never generate a profit. We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization and successfully marketed. We expect to continue to incur additional operating losses for the foreseeable future as we continue to develop our product candidates. If the time required to generate significant product revenues and achieve profitability is longer than we currently anticipate or if we are unable to generate liquidity through equity financing or other sources of funding, we may be forced to curtail or suspend our operations.
Any future equity or debt issuances or other financing transactions may have dilutive or adverse effects on our existing stockholders.
The terms of any financing, including our potential financing through Lincoln Park, may adversely affect the holdings or the rights of our stockholders, and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of our common stock to decline. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we raise any additional capital through public or private equity or convertible debt offerings, including through any sales of common stock to Lincoln Park, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
Any additional capital raising efforts may divert our management from their day-to-day
activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.
We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we intend to focus our efforts on specific research and development programs, including clinical development of
SZN-1326
and
SZN-043.
As a result, we may forgo or delay pursuit of other opportunities, including with potential future product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial product candidates or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaborations, licensing or other royalty arrangements in cases in which we would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim, preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of its analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary or topline data from our clinical studies. Interim, topline or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of us in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differs from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition
We may not be able to enter into strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates, impact our cash position, increase our expense, and present significant distractions to our management.
From time to time, we consider strategic transactions, such as collaborations, acquisitions of companies, asset purchases, joint ventures and out-
or
in-licensing
of product candidates or technologies. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our potential future product candidates or our Wnt therapeutics platform. Any such collaboration, or other strategic transaction, may require us to incur non-recurring
or other charges, increase its near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.
We also may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that it believes will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we enter into may be on terms that are not optimal for us or our product candidates. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of its management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.
Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and have a negative impact on the competitiveness of any product candidate that reaches market.
In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and materially harm its business, financial condition, results of operations and prospects.
We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which we intend to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed with material and adverse impacts on our business and financial condition.
We rely on third-party clinical investigators, contract research organizations, or CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than we would have had it conducted them on its own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, this would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.
Our reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon its own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, including good laboratory practice, or GLP, good clinical practice, or GCP and current good manufacturing practice, or cGMP, and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.
If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, they will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, its costs could increase and our ability to generate revenue could be delayed.
We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that such collaborators announce, which could have an adverse impact on our business and could cause our stock price to decline.
From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and
IND-enabling
studies in our internal drug discovery programs as well as the commencement and completion of our planned clinical trials. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any future collaborators’ drug discovery and development programs, the amount of time, effort and resources committed by us and any future collaborators, and the numerous uncertainties inherent in the development of drugs. As a result, there can be no assurance that we or any future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected and the price of Common Stock could decline.
Clinical trials are expensive, time-consuming and difficult to design and implement.
Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, because of the limited number of drug candidates that target the Wnt pathway, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with its targeted disease indications in its planned Phase 1 trials. If we are unable to enroll patients impacted by the targeted disease indications in our planned Phase 1 trials, we would be delayed in obtaining potential proof-of-concept
data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
We may not be able to initiate or continue clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. In particular, we are preparing to advance
SZN-1326
into a Phase 1 clinical trial in healthy volunteers in the third quarter of 2022, and advance
SZN-043
into a Phase 1 clinical trial in healthy volunteers and in patients with impaired liver function in the third quarter of 2022. We cannot predict how difficult it will be to enroll patients for trials in these populations. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to our clinical trials;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•
clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications We are investigating;

•	our ability to obtain and maintain patient consents;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•
factors we cannot control that may limit patients, principal investigators or staff or clinical site available, including restrictions related to the
COVID-19
pandemic and the conflict between Russia and Ukraine.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for their clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.
We may experience delays in our
ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

•
further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

•
the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indication as our product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•
delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us or our CROs;

•
our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•
the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that have responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination,
which may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by them, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.
Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that it currently contemplates would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.
If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop. If our competitors are able to obtain orphan product exclusivity for their products in specific indications, we may not be able to have competing products approved in those indications by the applicable regulatory authority for a significant period of time.
Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. We may seek orphan drug designation for certain indications for our product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product.
We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.
Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.
The manufacturing of our product candidates is complex. We and our third-party manufacturers may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.
Historically engineered antibodies have been particularly difficult to manufacture and CMOs have limited experience in the manufacturing of antibodies to selectively activate Wnt signaling. The process of manufacturing our product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.
All of our engineered antibodies are manufactured by culturing cells from a master cell bank. We have one master cell bank for each antibody manufactured in accordance with cGMP standards and regulations, each stored at two sites to reduce risk of loss. It is possible that we could lose multiple cell bank sites and have our manufacturing severely impacted by the need to replace the cell bank sites, and we may fail to have adequate backup should any particular cell bank site be lost in a catastrophic event. Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.
Because we may rely on third parties for manufacturing and supply of our product candidates, some of which may be sole source vendors, for preclinical and clinical development materials and commercial supplies, our supply may become limited or interrupted or may not be of satisfactory quantity or quality.
We rely on third-party contract manufacturers for our preclinical and future clinical trial product materials and supplies. We do not produce our product candidates in quantities sufficient for preclinical and clinical development, and we do not currently own manufacturing facilities for producing such supplies. Furthermore, some of our manufacturers represent our sole source of supplies of preclinical and future clinical development materials, including our source for the manufacture of
SZN-1326
and
SZN-043.
Although our current contract manufacturer has multiple sites capable of producing our products (both drug substance and drug product), we cannot assure you that its preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted, especially with respect to our sole source third-party manufacturing and supply collaborators, or will be of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. For our current and future sole source third-party manufacturing and supply collaborators, we may be unable to negotiate binding agreements with them or find replacement manufacturers to support our preclinical and future clinical activities at commercially reasonable terms in the event that their services to us become interrupted for any reason. We do not always have arrangements in place for a redundant or second-source supply for our sole source vendors in the event they cease to provide their products or services to us or do not timely provide sufficient quantities to us. Establishing additional or replacement sole source vendors, if required, may not be accomplished quickly. Any delays resulting from manufacturing or supply interruptions associated with our reliance on third-party manufacturing and supply collaborators, including those that are sole source, could impede, delay, limit or prevent our drug development efforts, which could harm our business, result of operations, financial condition and prospects.
The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMPs. In the event that any of our manufacturers fails to comply with such requirements or to perform their obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our current and future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third-party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.
We also expect to rely on third-party manufacturers if we receive regulatory approval for any product candidate. We have existing, and may enter into future, manufacturing arrangements with third parties. We will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for any product candidate, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. We or a third party’s failure to execute on our manufacturing requirements and comply with cGMPs could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of a potential future collaborators;

•	subjecting third-party manufacturing facilities or our potential future manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.
Our third-party manufacturers may be unable to successfully scale manufacturing of
SZN-1326,
SZN-043
or potential future product candidates in sufficient quality and quantity, which would delay or prevent us from developing our current and future product candidates and, if approved, commercializing product candidates.
In order to conduct clinical trials for
SZN-1326
and
SZN-043
as well as any potential future product candidates or commercialize, we will need to manufacture large quantities of these product candidates. We may continue to and currently expect to use third parties for our manufacturing needs. Our manufacturing collaborators may be unable to successfully increase the manufacturing capacity for any current or potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up
activities. If our manufacturing collaborators are unable to successfully scale the manufacture of any current or potential future product candidate in sufficient quality and quantity, the development, testing, clinical trials and commercialization of that product candidate may be delayed or infeasible and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm our business.
We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our current operations are located in the San Francisco Bay Area. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of
COVID-19,
power shortage, telecommunication failure, cyberattack or other natural or man-made
accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of its business operations. Natural disasters or pandemics such as the
COVID-19
outbreak could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure its investors that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material and adverse effect on our business, financial condition, results of operations and prospects.
Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.
As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.
If the market opportunities for our current and potential future product candidates, including
SZN-1326
and
SZN-043,
are smaller than we believe they are, our future product revenues may be adversely affected and our business may suffer.
Our understanding of the number of people who suffer from certain types of moderate to severe IBD and severe AH that
SZN-1326
and
SZN-043,
respectively, may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if its estimates of addressable populations are erroneous or sub-populations
of patients do not derive benefit from
SZN-1326
or
SZN-043.
Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.
We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.
The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases, including indications that we are pursuing or may pursue in the future. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.
The key competitive factors affecting the success of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of our product candidates are approved and commercialized, it is likely that we will face increased competition as a result of other companies pursuing development of products to address similar diseases. For
SZN-1326,
SZN-043
and our earlier stage research programs, we face competition from approved therapies and potential competition from product candidates in development for the indications we are pursuing or may pursue.
Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop, including if competitors develop a safer and/or more effective Wnt modulation platform. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than us, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market and materially and adversely impact our business.

We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
We had been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with our preparation and the audit of our financial statements as of and for the year ended December 31, 2020, we and our independent registered public accounting firm identified a material weakness as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States) in our internal control over financial reporting. The material weakness relates to a lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of generally accepted accounting principles in the United States (“U.S. GAAP”) and Securities and Exchange Commission (“SEC”) rules. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.
This material weakness still remains and we are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel, obtaining advisory services from professional consultants with U.S. GAAP and SEC reporting experience in their industry, and expanding the capabilities of the existing accounting and financial personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP and the SEC rules and regulations. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.
We cannot be certain that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weakness in our internal control over financial reporting or that such measures will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting because no such evaluation has been previously required. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and remediation. Testing internal controls may divert management’s attention from other matters that are important to our business.
Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which its controls are documented, designed, operated or reviewed. However, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) until the filing of our annual report following the date we are no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you may not be able to depend on any attestation concerning our internal control over financial reporting from its independent registered public accountants for the foreseeable future.
Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be negatively impacted, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of Our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.
Members of our management team have limited experience in managing the day-to-day
operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.
Members of our management team have limited experience in managing the day-to-day
operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We also plan to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition.
Our ability to use net operating loss carryforwards (“NOLs”) to offset future taxable income may be subject to certain limitations.
Our NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in taxable years beginning before January 1, 2018 are permitted to be carried forward for only 20 taxable years under applicable U.S. federal income tax law. Under current law, NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, under current law, NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. The extent to which state income tax law will conform to the federal law is uncertain. As of December 31, 2021, we had NOLs of approximately $133.9 million and $53.0 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. NOLs generated after 2018 for federal tax reporting purposes of $121.5 million have an indefinite carryforward period. The remaining federal and all state NOLs begin expiring in 2036.
In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change
NOLs to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We have determined that we likely had an ownership change in September 2020. As a result of the annual limitations caused by the ownership changes, it was estimated that approximately $1.3 million of federal tax credit and $24.7 million of California NOL will expire unutilized for income tax purposes, and such amounts are excluded from the carryforward balances of December 31, 2021 We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, and some of which are outside our control. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
The implementation of a new accounting system could interfere with our business and operations.
We are in the process of implementing a new accounting system. The implementation of new systems and enhancements may be disruptive to our business and can be time-consuming and divert management’s attention. Any disruptions relating to our systems or any problems with the implementation, particularly any disruptions impacting our operations or our ability to accurately report its financial performance on a timely basis during the implementation period, could materially and adversely affect our business and operations.
Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.
Our success largely depends on the continued service of key executive management, advisors and other specialized personnel, including Craig Parker, its President and Chief Executive Officer, Trudy Vanhove, our Chief Medical Officer,
Wen-Chen
Yeh, our Chief Scientific Officer, and Charles Williams, our Chief Financial Officer. Our senior management may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of the executive team, management team or other key employees or advisors could delay research and development programs and have a material and adverse effect on our business, financial condition, results of operations and prospects.
Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to our success. The loss of the services of members of senior management or other key employees could impede the achievement of research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in the industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize our product candidates. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level
and senior managers, as well as junior,
mid-level
and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist in formulating research and development and commercialization strategies. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, our ability to pursue its growth strategy will be limited.
We may experience difficulties in managing growth and expanding operations.
We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities.
We may also experience difficulties in the discovery and development of potential future product candidates using its Wnt therapeutics platform if we are unable to meet demand as it grows our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers and other organizations. Our ability to manage operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures and secure adequate facilities for operational needs. We may not be able to implement improvements to management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.
If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.
We currently have no sales, marketing or distribution capabilities or experience. We will need to develop internal sales, marketing and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote
products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we can make no assurances that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on its own or through third parties, our business and results of operations could be materially and adversely affected.
Our potential future international operations may expose us to business, political, operational and financial risks associated with doing business outside of the United States.
Our business is subject to risks associated with conducting business internationally. Some of our suppliers are located outside of the United States and we anticipate that future clinical trials, including our planned Phase 1 trials for
SZN-1326
and
SZN-043,
may also be located outside of the United States. Furthermore, if we or any future collaborator succeed in developing any products, we anticipate marketing them in the European Union (“EU”) and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for products and exposure to foreign currency exchange rate fluctuations;

•
natural disasters, political and economic instability, wars (including the conflict between Russia and Ukraine), terrorism, political unrest, outbreak of disease (including the
COVID-19
pandemic), boycotts,trade wars and other significant events;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or our anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.
Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future growth may depend, in part, on our ability to develop and commercialize product candidates in foreign markets for which we may rely on collaborations with third parties. We will not be permitted to market or promote any product candidate before we receive regulatory approval from the applicable regulatory authority in a foreign market, and we may never receive such regulatory approval for any product candidate. To obtain separate regulatory approval in foreign countries, we generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of a product candidate, and we cannot predict success in these jurisdictions. If we obtain approval of any current or potential future product candidates and ultimately commercialize any such product candidate in foreign markets, we would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.
Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material and adverse effect on our business, financial condition, results of operations and prospects.
As we conduct preclinical studies and future clinical trials of
SZN-1326,
SZN-043
and other potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of these product candidates. Product liability claims could delay or prevent completion of development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, manufacturing processes and facilities or marketing programs and potentially a recall of products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we or any future collaborators may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our employees, principal investigators, consultants and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of fraud or other misconduct by employees, principal investigators, consultants and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards We may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.
Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.
We and any potential future collaborators, partners or service providers may be subject to federal, state and foreign data protection laws, regulations and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.
International data protection laws, including the EU’s General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the EU, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use and disclosure of personal information, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.
In addition, the GDPR includes restrictions on cross-border data transfers. A recent decision by the Court of Justice of the European Union (the “Schrems II ruling”), has invalidated the
EU-U.S.
Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses (“SCCs”), one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the
Swiss-U.S.
Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. The United Kingdom, or UK, whose data protection laws are similar to those of the EU, may similarly determine that the
EU-U.S.
Privacy Shield is not a valid mechanism for lawfully transferring personal information from the UK to the U.S. The European Commission recently proposed updates to the SCCs, and additional regulatory guidance has been released that seeks to impose additional obligations on companies seeking to rely on the SCCs. Given that, at present, there are few, if any, viable alternatives to the
EU-U.S.
Privacy Shield and the SCCs, any transfers by us or our vendors of personal data from Europe may not comply with European data protection law, which may increase Our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions and may prohibit the transfer of EU personal data outside of the EU (including clinical trial data), and may adversely impact Our operations, product development, and ability to provide our products.
The GDPR has increased the responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Further, the exit of the UK from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. The UK now is considered a “third country” under the GDPR and transfers of European personal data to the UK will, unless the UK is determined by the EU to provide adequate protection for personal data, require an adequacy mechanism to render such transfers lawful under the GDPR following the expiration or termination of a grace period that presently is scheduled to last for four months from January 1, 2021, with a potential additional two-month
extension. Aspects of the relationship between the EU and the UK with respect to data protection, including with respect to cross-border data transfers, remain uncertain. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change its business practices, and despite those efforts, there is a risk that We may be subject to fines and penalties, litigation, and reputational harm in connection with Our European activities. In addition, failure to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK may result in regulators prohibiting Our processing of the personal information of EU data subjects, which could impact Our operations and ability to develop our products and provide its services, including interrupting or ending EU clinical trials.
In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”), on June 28, 2018, which took effect on January 1, 2020 and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of Our current or future employees who may be California residents) and provide such residents new ways to opt-out
of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages ranging from $100 to $750 per violation, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act (the “CPRA”), which amends and expands the CCPA. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA has created additional uncertainty and may increase our cost of compliance. Other states are beginning to pass similar laws.
Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in its contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect Our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached its contractual obligations, even if We are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.
We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications and frameworks and contractual obligations to third parties related to privacy, data protection, information security and processing. Failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of its actual practices, could result in reputational harm; result in litigation; cause a material adverse impact to business operations or financial results; and otherwise result in other material harm to our business.
We depend on sophisticated information technology systems and data processing to operate its business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of its proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to its brand and business disruption.
We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in our day-to-day
operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to host or otherwise process some data and that of users, develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors or partners, including existing and future CROs may be vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service
attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may increase as a result of
COVID-19,
owing to an increase in personnel working remotely.
There can be no assurance that we, our service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in research, delays to commercialization of product candidates, lost revenues or other adverse consequences, any of which could have a material adverse effect on its business, results of operations, financial condition, prospects and cashflow. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in our regulatory approval efforts and significantly increase costs to recover or reproduce the data.
Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidences in our services or security measures by its business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
Our research, development and manufacturing involves the use of hazardous materials and various chemicals. We maintain quantities of various flammable and toxic chemicals in its facilities that are required for research, development and manufacturing activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing of these materials in its facilities comply with the relevant guidelines of the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover ourselves for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although we have some environmental liability insurance covering certain facilities, we may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against us in connection with the storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.
Our business, operations and clinical development plans could be adversely affected by health epidemics, and may continue to be affected by the ongoing
COVID-19
pandemic. Health epidemics and the
COVID-19
pandemic may adversely affect our future manufacturing, clinical trial and other business activities, whether performed by us or by third parties with whom we conduct business, including contract manufacturers, CROs, shippers and others.
Health epidemics could cause significant disruption in our operations and the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, the
COVID-19
pandemic and government measures taken in response have had a significant impact on businesses and commerce worldwide, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended across a variety of industries; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In connection with the COVID-19 pandemic, we implemented work-from-home policies for most employees. The effects of government orders and our work-from-home policies may negatively impact productivity, disrupt business and delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct its business in the ordinary course.
If relationships with suppliers or other vendors are terminated or scaled back as a result of the
COVID-19
pandemic or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact our ability to meet desired clinical development and any future commercialization timelines. Although we carefully manage relationships with suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not harm our business.
In addition, our preclinical studies and future clinical trials may be affected by the
COVID-19
pandemic. Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources toward the
COVID-19
pandemic or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing our clinical trials. Similarly, if we are unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to
COVID-19
or experience additional restrictions by their institutions, city or state, preclinical studies and future clinical trial operations could be adversely impacted.
The spread of
COVID-19,
which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, the
COVID-19
pandemic may be difficult to assess or predict, a widespread pandemic has resulted in significant volatility for global financial markets, resulting in economic uncertainty that could continue to significantly impact our business and operations and may reduce our ability to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of
COVID-19
could materially affect our business and the value of our common stock. In addition, a recurrence or “second wave” of
COVID-19
cases could cause other widespread or more severe impacts depending on where infection rates are highest.

Further, we may experience additional disruptions that could severely impact our business and future clinical trials, including:

•
diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•
limitations on employee resources that would otherwise be focused on the conduct of preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•
risk that participants enrolled in clinical trials will acquire
COVID-19
while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or other regulatory authorities to accept data from clinical trials in these affected geographies.
These and similar, and perhaps more severe, disruptions in our operations could have a material adverse effect on our business, results of operations, cash flows, financial condition and/or prospects.
The
COVID-19
pandemic continues to evolve. Variants of COVID-19 have emerged and may continue to emerge, causing a resurgence in cases of COVID-19 and creating uncertainty about the duration of the
COVID-19
pandemic. We do not yet know the full extent of potential delays or impacts on our business, future clinical trials, regulations, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we continue to monitor the
COVID-19
pandemic closely. To the extent the
COVID-19
pandemic adversely affects our business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Risks Related to Our Intellectual Property
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.
Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed
intellectual property rights and proprietary technology. We rely on patents and other forms of intellectual property rights, including in-licenses
of intellectual property rights and biologic materials of others, to protect current or future discovery platform, product candidates, methods used to manufacture current or future product candidates, and methods for treating patients using current or future product candidates.
We own or
in-license
patents and patent applications relating to its discovery platform and product candidates. There is no guarantee that any patents covering its discovery platform or product candidates will issue from the patent applications we own or in-licenses,
or, if they do, that the issued claims will provide adequate protection for our discovery platform or product candidates, or any meaningful competitive advantage.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. The patent applications that our own or in-licenses
may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover Our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and our scope can be reinterpreted after issuance. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed
patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing
manner.
Further, although we make reasonable efforts to ensure patentability of its inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed
patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our discovery platform, our product candidates, or the use of its technologies. We thus cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or in-licensed
patents or patent applications, or that we or our licensors were the first to file for patent protection of such inventions. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed
patent applications has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent its owned or in-licensed
patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed
patent rights, could materially harm our business.
Moreover, the patent positions of biopharmaceutical companies are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. As a result, the issuance, scope, validity, enforceability and commercial value of our pending patent rights is uncertain. The standards applied by the United States Patent and Trademark Office (the “USPTO”), and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed
patent applications or narrow the scope of any patent protection it may obtain from its owned or in-licensed
patent applications.
Even if patents do successfully issue from our owned or
in-licensed
patent application, and even if such patents cover our current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that it may develop. Likewise, if patent applications we own or have in-licensed
with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to
SZN-1326,
SZN-043
or any future product candidates.
The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed
patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed
patent rights; result in the loss of exclusivity; limit our ability to stop others from using or commercializing similar or identical platforms and product candidates; allow third parties to compete directly with us without payment to us; or result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed
patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effects on our business, financial condition, results of operations and prospects.
Moreover, future owned and
in-licensed
patents and patent applications may be
co-owned
with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’
interest in such patents or patent application, such
co-owners
may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners
to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial condition.
Our
in-licensed
patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The patent protection and patent prosecution for some of our product candidates may be dependent on third parties.
While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates are controlled by our licensors or collaborators. If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering Our product candidates, we could lose our rights to the intellectual property or exclusivity with respect to those rights, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.
In the future, we may enter into agreements involving licenses or collaborations that provide for access or sharing of intellectual property. If we fail to comply with our obligations under any license, collaboration or other agreements, we may be required to pay damages and could lose intellectual property rights that are necessary for developing and protecting our current and future product candidates.
We currently license, and in the future may continue to license, from third parties’ certain patents and other intellectual property relating to our current and future product candidates. We have certain obligations to our existing licensors, and may owe additional obligations in the future to any additional licensors. If we breach any material obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or uses the licensed intellectual property in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license, which could result in us being unable to develop, manufacture, and sell products that are covered by the licensed intellectual property or enable a competitor to gain access to the licensed intellectual property.
Disputes may arise between us and our present and future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

•	our right to sublicense patents and other rights to third parties, including the terms and conditions therefor;

•
our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the licensed intellectual property, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by any of our licensors and us and our collaborators.
If disputes over intellectual property that our licenses in the future prevent or impair our ability to maintain its licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on its business.
In addition, certain of our future agreements with third parties may limit or delay its ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.
Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on its business.
In addition, even where we have the right to control patent prosecution of patents and patent applications under license from third parties, it may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to it assuming control over patent prosecution.
Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for
non-commercial
academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce its rights to licensed technology in the event of misuse.
If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed
technology, it may be unable to successfully develop,
out-license,
market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on its ability to utilize these technologies may impair our ability to develop, out-license
or market and sell our product candidates.
If we fail to comply with our obligations under any license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.
We are party to an exclusive license agreement with Stanford University covering patents relevant to one or more product candidates and may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. The license agreements with Stanford impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For a more detailed description of the license agreements with Stanford, see the section titled “
Business—Stanford License Agreements
.” If we breach any of these obligations, or uses the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license. License termination could result in our inability to develop, manufacture and sell products that are covered by the licensed technology or could enable a competitor to gain access to the licensed technology. Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to reimbursing licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected.
Moreover, our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that it is infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of future royalty obligations will depend on the technology and intellectual property we use in products that it successfully develops and commercializes, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.
Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.
In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair its ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S.
non-provisional
filing date. Various extensions may be available. Even so, the life of a patent and the protection it affords are limited. As a result, our owned and in-licensed
patent portfolio provide us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to us. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Extensions of patent term may be available, but there is no guarantee that we would have patents eligible for extension, or that we would succeed in obtaining any particular extension—and no guarantee any such extension would confer patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to us. In the United States, depending upon the timing, duration and specifics of FDA marketing approval of product candidates, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved product or approved indication. In the United States, patent term extension cannot extend the remaining term of a patent beyond 14 years from the date of product approval; only one patent may be extended; and extension is available for only those claims covering the approved drug, a method for using it, or a method for manufacturing it. The applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to its patents, or may grant more limited extensions than we request. An extension may not be granted or may be limited where there is, for example, a failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply before expiration of relevant patents, or some other failure to satisfy applicable requirements. If this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law, which could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed
patent applications and the enforcement or defense of any future owned or in-licensed
issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a
“first-to-invent”
system to a
“first-to-file”
system. Under a
first-to-file
system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before we, could therefore be awarded a patent covering an invention of our even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to challenge the validity of a patent by the USPTO administered post grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file
provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed
patent applications and the enforcement or defense of our issued, owned or in-licensed
patents, all of which could have a material adverse impact on our business prospects and financial condition.
As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent
jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact our owned or in-licensed
patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing owned or in-licensed
patents and patents that we might obtain or
in-license
in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our owned or in-licensed
patents or patents that we may obtain or
in-license
in the future.

Other companies or organizations may challenge our or our licensors’ patent rights.
Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, and foreign patent offices or foreign courts. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.
We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our owned or in-licensed
patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to our owned or in-licensed
patent or other intellectual property rights, even if resolved in our favor, could be substantial, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively to sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations. Furthermore, because of the substantial amount of discovery required in connection with certain such proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such announcements could have a material adverse effect on the price of our common stock.
If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement,
anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technology. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our owned or in-licensed
patents or other intellectual property rights.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive. Competitors or other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop our own products and, further, may export infringing product candidates to territories where we have patent protection or licenses but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Additionally, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States. Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any owned and in-licensed
patents we may obtain in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our owned or in-licensed
intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any owned or in-licensed
patents at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed
patent applications at risk of not issuing, and could provoke third parties to assert claims against our or out licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, we and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-licenses.
Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.
Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of antibody-based therapeutics matures, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to significant liability to third parties; or

•
require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive,
which could result in its competitors gaining access to the same technology.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all of patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without its knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover its platform, our product candidates or the use of our technologies.
Although no third party has asserted a claim of patent infringement against us as of the date hereof, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review, post-grant review or interference proceedings before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a material adverse impact on our ability to utilize our discovery platform or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.
Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, We could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive,
which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against we may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our discovery platform or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.
Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common stock to decline.
During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.
Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.
Because the antibody landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating or violating third-party rights. There are numerous companies that have pending patent applications and issued patents broadly covering antibodies generally or covering portions of antibodies that may be relevant for product candidates that we wish to develop. We are aware of third party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. In particular, we are aware of granted patents that cover certain aspects of the
SZN-1326
product candidate and pending patent applications that could result in patents that cover aspects of the
SZN-043
product candidate. There are also many issued patents that claim antibodies or portions of antibodies that may be relevant to products we wish to develop. The holders of such patents and patent applications may be able to block or delay our ability to develop and commercialize the applicable product candidates, including
SZN-1326
and
SZN-043,
unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive,
which could result in our competitors gaining access to the same intellectual property.
Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies, product candidates unless we successfully pursues litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringes, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on its financial condition and results of operations.
If, in the future, we develop trade secrets and are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for certain aspects of our current or future technologies and product candidates, we may in the future consider trade secrets, including confidential and unpatented know-how,
to be important to the maintenance of its competitive position. However, trade secrets and know-how
can be difficult to protect. If we develop trade secrets, we plan to protect trade secrets and confidential and unpatented know-how,
in part, by entering into
non-disclosure
and confidentiality agreements with parties who have access to such knowledge, such as its employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to it. However, we cannot be certain that such agreements have been entered into with all relevant parties, and cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with it. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, its competitive position would be materially and adversely harmed.
We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of our employees’ or consultants’ former employers or their clients.
Many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from its core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent it from commercializing, our current or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed
patents, trade secrets, or other intellectual property as an inventor or co-inventor.
For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed
patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.
Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license,
or use these third-party proprietary rights. We may be unable to acquire or in-license
any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that We may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, it may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed
patents or applications and any patent rights it may own or
in-license
in the future. The USPTO and various
non-U.S.
patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help it comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed
intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance
can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.
Some intellectual property that we have
in-licensed
may have been discovered through government funded programs and thus may be subject to federal regulations such as
“march-in”
rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit its ability to contract with
non-U.S.
manufacturers.
Intellectual property rights we have licensed were generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive,
non-transferable,
irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive
licenses to any of these inventions to a third party if we determine that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as
“march-in
rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fails to disclose the invention to the government and fails to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with
non-U.S.
product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, it may not be able to compete effectively and our business may be materially adversely affected.

Intellectual property rights do not necessarily address all potential threats to our business.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business. The following examples are illustrative:

•
others may be able to make antibodies or portions of antibodies or formulations that are similar to our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•	we or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own license or control;

•	we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•	it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•	issued patents that we own, in-licenses, or controls may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•
our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•
we may choose not to file a patent application in order to maintain certain trade secrets or know-how,
and a third party may subsequently file a patent application covering such trade secrets or know-how;
and

•	the patents of others may have an adverse effect on our business.
Should any of these events occur, they could have a material adverse impact on our business and financial condition.
Risks Related to Government Regulation
Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
Our product candidates
SZN-1326
and
SZN-043
are in preclinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for
SZN-1326
and
SZN-043
and then conduct extensive clinical trials to demonstrate the safety, purity, and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials. We intend to initiate first-in-human
trials of
SZN-1326
and
SZN-043
in the third quarter of 2022. We may experience delays in initiating or completing our clinical studies. We do not know whether planned clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, will enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring additional data or imposing other requirements before permitting initiation of a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•
reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining institutional review board, or IRB, or ethics committee, or EC, approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	adding new clinical trial sites; or

•	manufacturing sufficient quantities of our product candidates for use in clinical trials.
Furthermore, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we may have limited influence over their actual performance.
We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.
We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize
SZN-1326,
SZN-043
or potential future product candidates.
SZN-1326,
SZN-043,
and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy,

approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.
We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and other regulatory authorities. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and FDA regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.
Any delay or failure in obtaining required approvals could have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtain regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as it intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval. If any of our product candidates prove to be ineffective, unsafe or commercially unviable, we may have to re-engineer
SZN-1326,
SZN-043,
or our potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to drug discovery and therapeutic development, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.
We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.
If we succeed in developing any products, we intend to market them in the United States as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that it will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.
We may conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case its development plans will be delayed, which could materially harm its business.
We may choose to conduct one or more of our clinical trials for our product candidates outside the United States. For example, for our anticipated Phase 1 trials of
SZN-1326
and
SZN-043,
we are evaluating conducting these trials outside the United States, including potentially in Australia, New Zealand and/or Europe. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of these data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site
inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site
inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site
inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comments on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a
non-U.S.
clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.
Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of Our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction or permanently halt our development of our product candidates.
Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.
Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.
Any regulatory approvals that we or our potential future collaborators obtain for
SZN-1326,
SZN-043,
or any potential future product candidate may also be subject to limitations on the approved indicated uses for which a product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including “Phase 4” clinical trials, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves
SZN-1326,
SZN-043,
or any of our future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•	suspension or revocation of product license approvals;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.
Furthermore, the FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label
uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict manufacturer’s communications on the subject of off-label
use of their products. Companies may only share truthful and non-misleading
information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label
uses and a company that is found to have improperly promoted off-label
uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label
use and has enjoined companies from engaging in
off-label
promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Occurrence of any of the foregoing could have a material and adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.
Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:

•
an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•
a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019)
point-of-sale
discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	expansion of the entities eligible for discounts under the Public Health program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”
Some of the provisions of the ACA have yet to be fully implemented, and there have been legal and political challenges to certain aspects of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and will remain in effect through 2030, with the exception of a temporary suspension implemented under various
COVID-19
relief legislation from May 1, 2020 through June 30, 2021, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers. Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.
At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.
If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.
Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which it obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

•
the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, a violation of the Anti-Kickback Statute can form the basis for a violation of the federal False Claims Act (discussed below);

•
federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact ormaking any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
HIPAA, as amended by HITECH, and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

•
the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•
the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Centers for Medicare & Medicaid Services, or CMS, information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value, including ownership interest, made during the previous year to certain non-physician
providers such as physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwives; and

•
analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers; local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing; state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare reporting, privacy, data protection, cybersecurity and other laws and regulations could involve substantial costs. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, individual imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing
product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance
with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause it to incur significant legal expenses and could divert its management’s attention from the operation of its business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.
If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm its business.
Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which it seeks regulatory approval. The FDA and other regulatory authorities have significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or any of our existing or future collaborators, manufacturers or service providers fails to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, it or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that it commercializes and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which it obtains marketing approval.
Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay its commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues it is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup its investment in one or more product candidates, even if our product candidates obtain regulatory approval.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance
with such laws can subject us to criminal or civil liability and harm its business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, its employees, representatives, contractors, collaborators, and agents, even if it does not explicitly authorize or have actual knowledge of such activities.
Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new product candidates and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact its business.
The ability of the FDA to review and approve new product candidates can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory authorities, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on its business.
Risks Related to Ownership of Our Shares
Our stock price may be volatile and purchasers of our common stock could incur substantial losses.
Our stock price is likely to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including the other risks described in this section of the Report titled “
Risk Factors
” and the following:

•	our ability to advance SZN-1326, SZN-043, or potential future product candidates into the clinic;

•	results of preclinical studies for SZN-1326 and SZN-043 or potential future product candidates, or those of our competitors or potential future collaborators;

•	the impact of the ongoing COVID-19 pandemic on our business;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our future products;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by us, our future commercialization collaborators, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory authorities with respect to our future products, clinical trials, manufacturing process or sales and marketing terms;

•	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional technologies, products or product candidates;

•	developments concerning any future collaborations, including, but not limited to, those with our sources of manufacturing supply and our commercialization collaborators;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	announcements by us or our competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	trading volume of our common stock;

•	sales of our common stock by us or our stockholders;

•	the concentrated ownership of our common stock;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters, public health crises and other calamities; and

•	general economic, industry and market conditions.
In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because our management will have flexibility in allocating the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.
We currently expect to use the net proceeds to us from this offering to fund the development of
SZN-1326
and
SZN-043
through commencement of first in human trials and to fund our other ongoing research and discovery programs, as well as for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to in-license,
acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so. Therefore, our management will have flexibility in allocating the net proceeds from this offering. Accordingly, you will be relying on the judgment of our management with regard to the allocation of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being allocated appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.
We may issue additional shares of Common Stock or other equity securities without your approval, including pursuant to our employee stock plans and our agreement with Lincoln Park, and holders of warrants and options may chose to exercise their warrants and options requiring us to issue shares of Common Stock; all of these actions would dilute your ownership interest and may depress the market price of our Common Stock.
Significant additional capital will be needed in the future to continue our planned operations, including further development of our Wnt therapeutics platform, preparing IND or equivalent filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering.
As of March 25, 2022, we had Warrants outstanding to purchase an aggregate of 7,217,974 shares of Common Stock and options outstanding which are or will be exercisable into 1,794,300 shares of Common Stock. In addition, pursuant to our 2021 Equity Incentive Plan (the “
2021 Plan
”) and our 2021 Employee Stock Purchase Plan (the “
ESPP
”), we may issue an aggregate of up to 6,921,434 shares of Common Stock for awards granted under the 2021 Plan to our employees, directors and consultants. Additionally, on January 1 of each year continuing through and including January 1, 2031, the number of shares of our common stock reserved for issuance under our 2021 Plan and the ESPP will automatically increase by 5% and 1%, respectively, of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause our stock price to fall.
We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances. The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Common Stock may be diminished; and

•	the market price of the Common Stock may decline.

Our officers, directors, and principal stockholders, acting as a group, could significantly influence corporate actions.
As of March 25, 2022, our officers and directors control 30.7 percent of our common stock, of which The Column Group (managed by one of our directors, Tim Kutzkey) controls 26.7 percent of our common stock. Acting together, they could significantly influence any matter requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. Furthermore, Mitchell J. Blutt holds or shares voting control of 18.4% of our common stock, Baker Bros. Advisors LP controls 9.3% of our common stock, and The Regents of the University of California control 5.9% of our common stock. Combined, all of the foregoing stockholders control over 60% of our common stock, and acting together, they could determine the outcome of any matter requiring approval by a majority of stockholders, including the election of directors and the approval of mergers or other business combinations. The interests of this group may not always coincide with our interests or the interests of other stockholders and may cause, prevent or delay a change in control. This significant concentration of share ownership may adversely affect the trading price of our common stock because many investors perceive disadvantages to owning stock in companies with controlling stockholders.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of our company or a change in our management. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:

•	a prohibition on actions by our stockholders by written consent;

•
a requirement that special meetings of stockholders, which our company is not obligated to call more than once per calendar year, be called only by the chairman of our board of directors, our chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•	advance notice requirements for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings;

•	division of our board of directors into three classes, serving staggered terms of three years each; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, as amended, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America, will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative claim or cause of action brought on our behalf;

•	any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders;

•
any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, or DGCL, our certificate of incorporation or our bylaws;

•	claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws;

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

•
any claim or cause of action against us or any of our current or former directors, officers or other employees that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, or the Exchange Act, or any claim for which the U.S. federal courts have exclusive jurisdiction.
Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court and certain other state courts have ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If any other court of competent jurisdiction were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, the Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

•
we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•
we will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•
we will not be obligated pursuant to our Bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•
the rights conferred in the Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our Bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
Our Common Stock and Public Warrants are currently listed on the Nasdaq. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; or

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Common Stock and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance
with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
We qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates
equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible
debt in the prior three-year period or (iv) December 31, 2025. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have has elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates
exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates
equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Common Stock to drop significantly, even if our business is doing well.
Shares of our Common Stock that are currently restricted from immediate resale may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of Common Stock and Public Warrants.
To the extent our Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up
periods, could increase the volatility of the market price of Common Stock or adversely affect the market price of Common Stock.
There is no guarantee that the Warrants will be in the money, and they may expire worthless.
The exercise price for the Warrants is $11.50 per share of Common Stock. There is no guarantee that the Warrants will be in the money prior to their expiration, and as such, the Warrants may expire worthless.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of your Public Warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.
Our Public Warrants are issued in registered form under the warrant agreement, dated November 18, 2020, by and between us and Continental Stock Transfer & Trust Company (the “
Continental Warrant Agreement
”). The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a Public Warrant.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to holders, thereby making such Public Warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of our Common

Stock equals or exceeds $10 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (a) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (c) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
In addition, we may redeem your Public Warrants after they become exercisable for a number of shares of Common Stock determined based on the redemption date and the fair market value of our Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Public Warrants are
“out-of-the-money,”
in which case, you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Public Warrants remained outstanding.

MARKET AND INDUSTRY DATA
Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “
Risk Factors
.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $83.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “SRZNW.”
We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY
Market Information
Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “SRZN” and “SRZNW”, respectively. Prior to the consummation of the Business Combination, Consonance’s Class A ordinary shares, units and the Public Warrants were listed on Nasdaq under the symbols “CHFW,” “CHFW.U” and “CHFW.W,” respectively. As of March 25, 2022, there were 123 holders of record of the Common Stock and 32 holders of record of our Warrants. We currently do not intend to list the Private Placement Warrants or PIPE Warrants offered hereby on any stock exchange or stock market.
Dividend Policy
We have never declared or paid any dividends on shares of Common Stock. We anticipate that we will retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on Surrozen’s capital stock will be at the discretion of its board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion includes both historical information and forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections titled “Item 1A. Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.
Unless otherwise indicated, the terms “Surrozen,” “we,” “us,” or “our” refer to Surrozen Operating, Inc., or Legacy Surrozen, prior to its Business Combination with
Consonance-HFW
Acquisition Corp. and Surrozen, Inc., formerly known as
Consonance-HFW
Acquisition Corp., together with its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, which are involved in activation and enhancement of the Wnt pathway, respectively. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for
SZN-1326,
our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for
SZN-043,
our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond. In January 2022, we nominated
SZN-413,
as a development candidate for the treatment of retinal vascular-associated diseases, including wet age-related
macular degeneration (AMD) and diabetic retinopathy.
The chart below represents a summary of our wholly owned product candidates:

By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as age-related
macular degeneration, or AMD, and diabetic retinopathy. Genetic studies in the literature have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We have shown that activation of Wnt-pathway signaling can potentially reverse vascular damage through a mechanism that is distinct from the mechanisms of currently approved therapeutics that target angiogenesis. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. We are also assessing the potential to drive tissue repair in conditions such as hearing loss and diseases resulting in tissue injury to organs including the cornea, lacrimal gland, lung and kidney. The chart below represents a summary of our research programs:

Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations.
We have no products approved for commercial sale and have not generated any revenue to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful development of any future product candidates, which we expect will take a number of years.
Business Combination
On August 11, 2021, we consummated a business combination, or the Business Combination, pursuant to the business combination agreement, or the Business Combination Agreement, entered into on April 15, 2021 among Consonance, Perseverance Merger Sub Inc., a subsidiary of Consonance, or Merger Sub, and Legacy Surrozen, a Delaware company incorporated on August 12, 2015. Upon closing of the Business Combination, Consonance became a Delaware corporation and was renamed to Surrozen, Inc., Legacy Surrozen was renamed to Surrozen Operating, Inc., and Merger Sub merged with and into Legacy Surrozen, with Legacy Surrozen as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Surrozen. The Business Combination was accounted for as a reverse recapitalization with Legacy Surrozen as the accounting acquirer and Consonance as the acquired company for accounting purposes. All historical financial information presented in the consolidated financial statements prior to the closing of the Business Combination represents the accounts of Legacy Surrozen at their historical cost as if Legacy Surrozen is the predecessor. The consolidated financial statements following the closing of the Business Combination reflect the results of the combined entity’s operations.

Immediately after the consummation of the Business Combination, certain investors subscribed for and purchased an aggregate of 12,020,000 units for a purchase price of $10.00 per unit through a private investment in public entity financing, or PIPE Financing. Each unit consists of one share of common stock and one-third
of one redeemable warrant for one share of the common stock. In connection with the consummation of the Business Combination and PIPE Financing, we received cash consideration of $128.8 million, after deducting the transaction fees incurred by Consonance.
Pursuant to the Business Combination Agreement, upon the closing of the Business Combination, (i) each share of redeemable convertible preferred stock of Legacy Surrozen (on an as converted to common stock basis) and each share of common stock of Legacy Surrozen, whether vested or unvested, was converted into 0.175648535 shares of the Company’s common stock and (ii) each outstanding option to purchase common stock of Legacy Surrozen was converted into an option to purchase shares of the Company’s common stock based on an exchange ratio of 0.175648535, or the Exchange Ratio, with corresponding adjustments to the exercise price. All issued and outstanding common stock, preferred stock and stock awards of Legacy Surrozen and corresponding capital amounts contained in this prospectus for the periods presented prior to the closing of the Business Combination have been retroactively restated to reflect the conversion.
Key Trends, Opportunities and Uncertainties Affecting Results of Operations
Prior to the Business Combination, we financed our operations primarily with $133.1 million in net cash proceeds from private placements of Legacy Surrozen’s redeemable convertible preferred stock. We have incurred net losses in each year since inception. During the years ended December 31, 2021 and 2020, we incurred net losses of $54.6 million and $32.7 million, respectively. During the years ended December 31, 2021 and 2020, we used $48.8 million and $29.1 million of cash in operations, respectively. As of December 31, 2021, we had an accumulated deficit of $142.6 million. We do not expect positive cash flows from operations for the foreseeable future.
As of December 31, 2021, we had cash, cash equivalents and marketable securities of $123.5 million. We estimate, based on our current operating plan, that our existing cash, cash equivalents and marketable securities, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 12 months from the date of this prospectus. We have based this projection on assumptions that may be inaccurate and as a result, we may utilize our capital resources sooner than we expect.
We expect to continue to incur losses for the foreseeable future and expect to incur increased expenses as we expand our pipeline and advance our product candidates through clinical development and regulatory submissions. Specifically, in the near term we expect to incur substantial expenses relating to our planned Phase 1 clinical trials, the development and validation of our manufacturing processes, and other research and development activities.
We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate sufficient revenue from sales of our product candidates, if ever, we expect to finance our operations through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. In February 2022, we entered into a purchase agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of our common stock from time to time over a
36-month
period, subject to certain conditions and limitations. There is no assurance that we will be able to receive any or all of the funds from Lincoln Park because of the limitations, restrictions, requirements, events of default and other provisions contained in the purchase agreement that could limit our ability to cause Lincoln Park to purchase our common stock. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the disruptions to, and volatility in, the credit and financial markets in the United States, and worldwide resulting from the
COVID-19
pandemic and the actions taken to slow the spread of
COVID-19,
including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the development of our product pipeline or other research and development initiatives. We also could be required to seek collaborators for our product pipeline and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product pipeline and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.
The amount and timing of our future funding requirements will depend on many factors including the pace and results of our development efforts. We cannot assure that we will ever be profitable or generate positive cash flow from operating activities.
We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical studies and clinical trials, as well as for commercial manufacture if any of our product candidates obtains marketing approval. We also rely, and expect to continue to rely, on third parties to manufacture, package, label, store, and distribute our product candidates and, if marketing approval is obtained, our products. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment, and personnel while also enabling us to focus our expertise and resources on the development of our products.
The global
COVID-19
pandemic continues to rapidly evolve, and we will continue to monitor developments closely. The extent of the impact of the
COVID-19
on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our preclinical development activities, planning for regulatory submissions and clinical trials, clinical research organizations, or CROs, third-party manufacturers, other third parties with whom we do business, and, if we obtain regulatory approval to commence dosing in humans, trial enrollment and trial sites.
In addition, the pandemic has impacted and may continue to impact regulatory authorities and our key scientific and management personnel. The ultimate impact of the
COVID-19
pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and many of our employees working flexible schedules. We will continue to actively monitor the rapidly evolving situation related to
COVID-19
and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the
COVID-19
pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.
Components of Results of Operations
Revenue
We have not generated any revenue from the sale of our products, and we do not expect to generate any revenue unless and until we obtain regulatory clearance or approval of, and commercialize, our product candidates.
Operating Expenses
We classify operating expenses into two main categories: (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses
Since our inception, we have focused significant resources on our research and development activities. Our research and development expenses consist of external and internal expenses incurred in connection with our research activities and development programs.
External expenses include:

•	costs incurred under agreements with third parties, including CROs and other third parties conducting research and development activities on our behalf;

•	costs of outside consultants, including their fees, stock-based compensation and related travel expenses;

•	costs of laboratory supplies and acquiring, developing and manufacturing drug candidate materials; and

•	license payments under our license agreements made for intellectual property used in research and development activities.
Internal expenses include:

•	personnel-related costs, including salaries, bonuses, benefits and stock-based compensation for individuals involved in our research and product development activities; and

•	facilities, depreciation, and other allocated costs, which include rent and insurance.
We expect our research and development expenses will increase significantly for the foreseeable future as we identify and develop product candidates, in particular as we seek to initiate clinical trials and pursue regulatory approval and commercialization for
SZN-1326
and
SZN-043.
Research and development expenses are recognized as they are incurred.
Non-refundable
advance payments for services that will be used or rendered for future research and development activities are recorded as prepaid expenses and recognized as an expense as the related services are performed. We recognize the funds from government grants as a reduction of research and development expenses when the related research costs are incurred. We track external expenses by stage of program, clinical or preclinical. However, we do not track internal expenses on a program specific or stage of program basis because these costs are deployed across multiple programs and, as such, are not separately classified.
We have entered, and may continue to enter, into license agreements to access and utilize certain molecules. We evaluate if the license agreement is an acquisition of an asset or a business. To date, none of our license agreements have been considered to be an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval, are immediately recognized as research and development expenses when due, provided there is no alternative future use of the rights in other research and development projects.
The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of
SZN-1326
and
SZN-043
or any future product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates, many of which are outside of our control, including those associated with:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND-enabling studies;

•	the number of sites and patients included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the lingering effects of the COVID-19 pandemic;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new licensing or collaboration arrangements;

•	the performance of our future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	launching commercial sales of our drug candidates, if approved, whether alone or in collaboration with others;

•	the effect of products that may compete with our product candidates or other market developments; and

•	maintaining a continued acceptable safety profile of the drug candidates following approval.
Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our drug candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation expense for personnel in executive, finance, human resources, business and corporate development, legal, and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses, and costs associated with compliance with the rules and regulations of the SEC and those of the Nasdaq listing rules.
We expect that our general and administrative expenses will increase significantly for the foreseeable future as we expand our operating activities and prepare for clinical trials of our product candidates, increase our headcount and support our operations as a public company and our growth, including increased expenses related to legal, accounting, insurance, regulatory and tax-related
services associated with maintaining compliance with exchange listing and SEC requirements, directors and officers liability insurance premiums and investor relations activities.
Interest Income
Interest income consists primarily of interest earned on our cash equivalents and marketable securities.

Other Expense, Net
Other expense, net consists of the gain on the change in fair value of warrant liabilities and the transaction costs allocated to the warrant liabilities assumed in the Business Combination.
Results of Operations
Comparison of the years ended December 31, 2021 and 2020
The following table summarizes results of operations for the periods presented (in thousands):

	Year Ended December 31,		$ Change	% Change
	2021	2020
Operating expenses:
Research and development	$40,177	$25,684	$14,493	56%
General and administrative	14,214	7,123	7,091	100

Total operating expenses	54,391	32,807	21,584	66

Loss from operations	(54,391)	(32,807)	(21,584)	66
Interest income	72	91	(19)	(21)
Other expense, net	(329)	—	(329)	*

Net loss	$(54,648)	$(32,716)	$(21,932)	67

*	Percentage is not meaningful
Research and Development Expenses
The following table summarizes research and development expenses for the periods presented (in thousands):

	Year Ended December 31,		$ Change
	2021	2020
External expenses (1)	$21,737	$11,967	$9,770
Internal costs:
Personnel expenses (including stock-based compensation)	12,267	8,985	3,282
Facilities and other expenses	6,173	4,732	1,441

Total research and development expenses	$40,177	$25,684	$14,493

(1)	In future periods when clinical trial expenses are incurred, external expenses will be broken out between our clinical programs and preclinical programs.
The increase of $14.5 million, or 56%, in research and development expenses for the year ended December 31, 2021, compared to the year ended December 31, 2020, is due in part to the $9.8 million increase in external expenses as we continue to invest in research and development activities related to
SZN-1326
and
SZN-043,
the $3.3 million increase in personnel-related expenses, including $0.3 million increase in stock-based compensation expense, as a result of a higher headcount to support continued investment in our product candidates and the increase of $1.4 million in the facility-related costs and other expenses is attributable to the increase in rent and corporate insurance.
General and Administrative Expenses
The increase of $7.1 million, or 100%, in general and administrative expenses for the year ended December 31, 2021, compared to the year ended December 31, 2020, is primarily attributable to the $3.1 million increase in personnel-related expenses, including $1.4 million increase in stock-based compensation expense, due to an increase in headcount, the $3.1 million increase in professional service fees and consulting services to support the growth of our operations, the $0.4 million increase in facility-related costs and other expenses including rent and corporate insurance and the increase of $0.2 million in information technology costs to support our growth and operations as a public company.
Interest Income
The decrease of $19,000 in interest income for the year ended December 31, 2021, compared to the year ended December 31, 2020, is due to the decrease in interest rates on our money market funds and marketable securities.
Other Expense, Net
The increase of $0.3 million in other expense for the year ended December 31, 2021, compared to the year ended December 31, 2020, is related to the transaction costs of $0.4 million incurred in connection with the Business Combination which were allocated to the warrant liabilities assumed, offset by the gain on the change in fair value of warrant liabilities of $0.1 million, subsequent to the Business Combination.
Liquidity and Capital Resources
Since inception, we have not generated any revenue from product sales and have incurred significant net operating losses and negative cash flows from operations. We have historically financed our operations primarily through private placements of redeemable convertible preferred stock. In connection with the Business Combination and PIPE Financing, we received the aggregate cash consideration of $128.8 million, after deducting the transaction fees incurred by Consonance. As of December 31, 2021, we had an accumulated deficit of $142.6 million. During the year ended December 31, 2021, we used $48.8 million in cash flows from operations. We anticipate that we will continue to incur net losses for the foreseeable future because of additional costs and expenses related to our research and development activities, including increased expenses from pipeline advancement and advancement of our product candidates into and through clinical development and associated regulatory submissions, and increased general and administrative expenses as we scale our organization as a public company.
As of December 31, 2021, we had cash, cash equivalents and marketable securities of $123.5 million. We believe, based on our current operating plan, that our existing cash, cash equivalents and marketable securities will be sufficient to fund our operations for at least the next 12 months from the date of this prospectus. Our ability to continue as a going concern is dependent upon our ability to successfully secure sources of financing and ultimately achieve profitable operations. Insufficient liquidity may require us to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose.
Funding Requirements
To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval and commercialize
SZN-1326
and
SZN-043
or any future product candidates, and we do not know when, or if, that will occur. We will continue to require substantial additional capital to develop
SZN-1326
and
SZN-043
and fund operations for the foreseeable future. Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. We expect our expenses to continue to increase in connection with our ongoing activities as we continue to advance
SZN-1326
and
SZN-043
into clinical development and regulatory approval. In addition, we will continue to incur additional costs associated with operating as a public company.

In February 2022, we entered into a purchase agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of our common stock from time to time over a
36-month
period, subject to certain conditions and limitations. There is no assurance that we will be able to receive any or all of the funds from Lincoln Park because of the limitations, restrictions, requirements, events of default and other provisions contained in the purchase agreement that could limit our ability to cause Lincoln Park to purchase our common stock.
We expect that our cash, cash equivalents and marketable securities, will provide the capital needed to fund our operations in the short-term. We expect that in the long-term we will need to raise additional capital through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions as we do not expect sales of common stock to Lincoln Park to be sufficient to provide all necessary financing until we are able to generate revenue on our own. There can be no assurance that sufficient funds will be available to us at all or on attractive terms when needed from these sources. If we are unable to obtain additional funding from these or other sources when needed, it may be necessary to significantly reduce expenses through reductions in staff and delaying, scaling back operations, or stopping certain research and development programs.
We have based our projections of operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•
the scope, rate of progress, results and costs of researching and developing our lead product candidates or any future product candidates, conducting preclinical studies, in particular our current ongoing preclinical studies of
SZN-1326
and
SZN-043;

•	the outcome, costs, and timing involved in, obtaining regulatory approvals for our lead product candidate or our other product candidates;

•	the number and scope of clinical programs we decide to pursue;

•	the cost of acquiring, licensing, or investing in product candidates and technologies;

•	the costs associated with securing and establishing commercialization;

•
our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense, and enforcement of any patents or other intellectual property rights;

•	our need and ability to retain key management and hire scientific, technical, business, and medical personnel;

•	the effect of competing products and product candidates and other market developments;

•	the timing, receipt, and amount of sales from SZN-1326 and SZN-043 and any future product candidates, if approved;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the economic and other terms, timing of, and success of any collaboration, licensing, or other arrangements which we may enter in the future; and

•	the effects of the disruptions to and volatility in the credit and financial markets in the U.S. and worldwide from the COVID-19 pandemic.

Our sales of common stock to Lincoln Park, and any future sales of equity securities, will cause our stockholders to experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to others our rights to
SZN-1326
and
SZN-043
and any future product candidates or discovery programs in certain territories or indications that we would prefer to develop and commercialize ourselves.
Summary of Cash Flows
The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(48,813)	$(29,099)
Net cash used in investing activities	(77,708)	(15,075)
Net cash provided by financing activities	124,630	50,052

Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,891)	$5,878

Cash Used in Operating Activities
Cash used in operating activities of $48.8 million for the year ended December 31, 2021 was primarily due to the use of funds in our operations and the resulting net loss of $54.6 million and a net change of $0.2 million in our net operating assets and liabilities, partially offset by $6.0 million in non-cash
charges. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued and other liabilities.
Cash used in operating activities of $29.1 million for the year ended December 31, 2020 was primarily due to the use of funds in our operations and the resulting net loss of $32.7 million and a net change of $0.05 million in our net operating assets and liabilities, partially offset by $3.6 million in non-cash
charges. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued and other liabilities.
Cash Used in Investing Activities
Cash used in investing activities of $77.7 million for the year ended December 31, 2021 consisted primarily of $91.7 million of cash used for the purchase of marketable securities and $1.3 million of cash used for the purchase of property and equipment, partially offset by $15.3 million of proceeds from the sale and maturities of marketable securities.
Cash used in investing activities of $15.1 million for the year ended December 31, 2020 consisted primarily of $14.2 million of cash used for the purchase of marketable securities and $0.9 million of cash used for the purchase of property and equipment.
Cash Provided by Financing Activities
Cash provided by financing activities of $124.6 million for the year ended December 31, 2021 consisted primarily of $124.2 million of net proceeds from the Business Combination and PIPE Financing and $0.4 million of proceeds from the exercise of options.

Cash provided by financing activities of $50.1 million for the year ended December 31, 2020 consisted primarily of net proceeds of $49.9 million from the issuance and sale of shares of our Series C redeemable convertible preferred stock.
Contractual Obligations and Commitments
As of December 31, 2021, we have lease obligations consisting of two operating leases for our operating facilities. The leases expire in June 2022 and in April 2025. Under the terms of our operating leases, we had lease obligations consisting of $8.9 million in payments through 2025 as of December 31, 2021.
We are party to license or subscription agreements pursuant to which we have in-licensed
various intellectual property rights. The license agreements obligate us to make certain milestone payments related to achievement of specified events, as well as royalties in the low single-digit percentages based on sales of licensed products. The payment obligations under the license agreements are contingent upon future events, such as our achievement of specified milestones or generating product sales. As of December 31, 2021, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.
We enter into contracts in the normal course of business with third-party vendors for preclinical research studies, clinical trials, research supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore we believe that our non-cancelable
obligations under these agreements are not material.
Off-Balance Sheet Arrangements
As of December 31, 2021 and 2020, we did not have any material off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies, Significant Judgments and Use of Estimates
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While our significant accounting policies are described in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.
Research and Development Expense
Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the costs of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the costs of salaries, bonus, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the facility costs for laboratory space used for research and development activities, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services.

We have entered into and may continue to enter into license agreements to access and utilize certain technology. In each case, we evaluate if the license agreement results in the acquisition of an asset or a business. To date, none of our license agreements has been considered an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects.
In September 2020, we were awarded a grant from the National Institute of Health, which would partially fund studies for
SZN-043
in an amount up to $1.0 million through August 2021, with the possibility of an additional $2.0 million through August 2025, subject to the availability of funds and satisfactory progress of the project. We record the government grant received as a liability and ratably recognize the amount as a reduction of research and development expenses when the costs related to the grant are incurred.
Accrued Research and Development Expense
We record accruals for estimated costs of research, preclinical, clinical and manufacturing development, within accrued expenses which are significant components of research and development expenses. A substantial portion of our ongoing research and development activities is conducted by third-party service providers. We accrue the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. We determine the estimated costs through discussions with internal personnel and external service providers as to the progress, or stage of completion or actual timeline (start-date and end-date)
of the services and the agreed-upon fees to be paid for such services. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses until the services are rendered.
If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.
Warrant Liabilities
In connection with the Business Combination, Legacy Surrozen, as the accounting acquirer, was deemed to assume 3,066,651 warrants held by Consonance’s stockholders, or the Public Warrants, and 144,666 warrants held by Consonance’s sponsor, or the Private Placement Warrants. In addition, certain investors subscribed for and purchased an aggregate of 12,020,000 units in the PIPE Financing, consisting of 12,020,000 shares of common stock and 4,006,657 warrants, or the PIPE Warrants.
We accounted for all outstanding warrants as liabilities and recorded at fair value. At the end of each reporting period, changes in fair value during the period are recognized in other expense, net within the consolidated statements of operations and comprehensive loss. The fair values of the Public Warrants and Private Placement Warrants were determined based on the listed trading price of Public Warrants. The fair value of the PIPE Warrants was initially recorded using a binomial lattice model. The significant unobservable input used in the fair value measurement of the PIPE Warrants was the expected volatility. The expected volatility was implied from the market price of the Public Warrants. A binomial lattice model methodology was also used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the PIPE Warrants. Given the adequate history of the market data of the Public Warrants as of December 31, 2021, the PIPE Warrants were remeasured at December 31, 2021 based on the listed trading price of the Public Warrants. We will continue to adjust the warrant liabilities for changes in the fair value until the earlier of a) the exercise or expiration of the warrants or b) the redemption of the warrants, at which time such warrants will be reclassified to additional paid-in
capital.

Stock-Based Compensation Expense
We recognize stock-based compensation expense for all stock-based awards. Stock-based compensation costs are estimated at the grant date based on the fair value of the equity and recognized as expense, net of actual forfeitures when occur, on a straight-line basis over the requisite service period.
We calculate the fair value of options using the Black-Scholes option-pricing model, which requires the use of various highly subjective assumptions as follows:

•	Fair Value of Common Stock —See the subsection titled “ Common Stock Valuations ” below.

•
Expected Term
—We have opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the mid-point
between the vesting date and the end of contractual term of the option (generally ten years). The expected term for nonemployee awards is calculated based on the remaining contractual life to measure the remaining life of an award.

•
Expected Volatility
—Due to our limited operating history and a lack of sufficient company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock becomes available.

•	Risk-Free Interest Rate —The risk-free rate assumption is based on the U.S. Treasury zero coupon issued in effect at the time of grant with maturities similar to the expected term of our options.

•
Expected Dividend Yield
—We have not issued any dividends in our history and do not expect to pay dividends on our common stock over the life of the options and therefore have estimated the dividend yield to be zero.

We will continue to use judgment in evaluating the expected volatility, expected terms and interest rates utilized for our stock-based compensation expense calculations on a prospective basis.
For the years ended December 31, 2021 and 2020, stock-based compensation expense was $2.3 million and $0.6 million, respectively. As of December 31, 2021, we had $7.8 million of total unrecognized stock-based compensation costs, which we expect to recognize over an estimated weighted-average period of 3.11 years. We expect to continue to grant options and other stock-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.
Common Stock Valuations
Given the absence of a public trading market of our common stock prior to the Business Combination, and in accordance with the American Institute of Certified Public Accountants Practice Guide,
Valuation of Privately Held Company Equity Securities Issued as Compensation
, or the Practice Aid, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock prior to the Business Combination, including, but not limited to:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed by third-party specialists;

•	rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our business;

•	the lack of marketability of our common stock, and the illiquidity of stock-based awards involving securities in a private company;

•	market multiples of comparable publicly-traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.
The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:

•
Option Pricing Method, or OPM.
Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

•
Probability-Weighted Expected Return Method, or PWERM.
The PWERM is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

For valuations performed beginning in 2021, prior to the Business Combination, in accordance with the Practice Aid, we used a hybrid approach of the OPM and the PWERM methods to determine the estimated fair value of our common stock as a result of the increasing likelihood of the occurrence of certain discrete events, such as a potential initial public offering, improving market conditions and receptivity of the market to initial public offerings. The enterprise value determined under the OPM and PWERM methods was weighted according to our board of directors’ estimate of the probability of the occurrence of a certain discrete event as of the valuation date. The resulting equity value for the common stock was then divided by the number of shares of common stock outstanding at the date of the valuation to derive a per share value on a non-marketable
basis. In order to determine the fair value of our common stock on a marketable basis, we then applied a discount for lack of marketability which we derived based on inputs including a company-specific volatility rate, a term equal to the expected time to a future liquidity event and a risk-free rate equal to the yield on treasuries of similar duration.
Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of common stock. The assumptions underlying these valuations represent our management’s best estimate, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.
Following the closing of the Business Combination, the fair value of our common stock has been determined based on the quoted market price of our common stock.

Income Taxes
We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Realization of the future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period. Because of our recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not likely to be realized and, accordingly, has provided a full valuation allowance.
We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available. Our unrecognized tax benefits, if recognized, would not have an impact on our effective tax rate assuming we continue to maintain a full valuation allowance position. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.
Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards, or NOLs, in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. We completed an assessment of the available NOLs under Section 382 and determined that we underwent an ownership change in September 2020 and as a result, NOLs attributable to the pre-ownership
change are subject to a substantial annual limitation under Section 382 of the Internal Revenue Code. As a result of the annual limitations caused by the ownership change, it was estimated that approximately $1.3 million of federal tax credit and $24.7 million of California NOL will expire unutilized for income tax purposes, and such amounts are excluded from the carryforward balances of December 31, 2021.
Our policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.
Emerging Growth Company Status
We are an emerging growth company, or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of
non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) of 2025, (b) the year in which we have total annual gross revenue of at least $1.07 billion, or (c) the year in which we are deemed to be a large accelerated filer; or (ii) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent they have been made, of their potential impact on our financial condition and results of operations and cash flows.

BUSINESS
Overview
Our mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins,
which are involved in activation and enhancement of the Wnt pathway, respectively. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for SZN-1326, our
candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for SZN-043, our
candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond. In January 2022, we nominated SZN-413, as a development candidate for the treatment of retinal vascular-associated diseases, including wet age-related macular degeneration (AMD) and diabetic retinopathy.
Fundamental Importance of the Wnt Pathway and Our Founders’ Roles in Its Discovery
The Wnt pathway holds significant therapeutic promise in view of its ability to regulate stem cell renewal, proliferation and differentiation, and its central role in tissue regeneration. Over the past 30 years our founders and advisors have helped establish the fundamental importance of the Wnt pathway in tissue regeneration. Each has been on the forefront of the Wnt signaling pathway research, and their discoveries are the foundation of our approach to therapeutic development.
Wnt proteins exert a wide variety of effects on target cells during development. Fundamentally, Wnts are growth stimulatory factors that promote cell proliferation. Compared to other growth factors, two distinctive aspects of Wnt proteins are their lack of specificity and their ability to give shape to growing tissues while inducing cells to proliferate, acting in the process as directional growth factors. Wnt signals can instruct new cells in such a way that organized body plans are generated. Moreover, Wnt proteins employ a number of receptor isoforms and sub-families, generating
an array of combinatorial Wnt signaling critical for correctly shaping tissues during development, maintaining tissue architecture in adult life and repairing tissue injury.
Dr. Roel Nusse and Dr. Harold Varmus discovered the first Wnt gene in 1982. Wnt signaling has now been shown to be critical to many essential normal functions. Dr. Nusse is a founder of our company and Scientific Advisory Board member.

Past Limitations in Targeting the Wnt Pathway for Drug Discovery
Although modulation of Wnt signaling has held significant promise for decades, a number of characteristics of Wnt signaling have created obstacles to conventional protein therapeutic approaches. The key obstacles to drug development targeting the Wnt signaling pathway are described below:
Potent Pathway Activation:
 While the activity of naturally occurring Wnt pathway agonists is well established, previous attempts to engineer synthetic Wnt and R-spondin ligands
have not resulted in selective, potent activation of Wnt signaling.
Selectivity:
 Naturally occurring Wnt ligands are not selective in their interactions. The same lack of selectivity is observed with naturally occurring R-spondin ligands
and their interactions with the cell surface receptors. Moreover, components of the Wnt signaling pathway, which can be targeted with small molecules, are widely expressed and therefore cannot be selectively targeted.
Manufacturing:
 Wnt ligands are highly hydrophobic, making them difficult to express, solubilize and purify and therefore difficult to manufacture.
Our Wnt Therapeutics Platform
Our Scientific Capabilities
We believe that our breakthrough discoveries and technologies will enable us to overcome the challenges facing drug developers targeting the Wnt pathway. We believe we are potentially the first developer to manufacture synthetic, soluble Wnt mimetics. To date, we have developed potent, selective and manufacturable Wnt and R-spondin mimetics
that are designed to replicate the role of naturally occurring Wnt and R-spondin proteins.
In pursuit of our goal to develop a portfolio of Wnt product candidates that can repair tissue damage and regenerate functional tissues for patients, we are continuing to expand our platform through the development of novel technologies and capabilities required to research, develop, manufacture and ultimately commercialize therapeutic products that address unmet medical needs. Our core capabilities are described below:
Wnt Biology Expertise:
 We have established a deep understanding of the Wnt pathway and its role in disease biology and have invested significantly in our people and technologies that enable us to selectively modulate Wnt signaling. Our research and development organization is led by world class scientists. We have partnered with key thought leaders in the field, including those on our Scientific Advisory Board, and have developed significant expertise in various areas of biology relevant to the Wnt signaling pathway.
Proprietary Antibody Discovery and Research Technologies:
 We have developed proprietary antibody discovery capabilities that have led to the discovery of two initial antibody technologies that enable us to potently and selectively modulate the Wnt pathway. Our SWAP (Surrozen Wnt signal Activating Protein) technology enables the design and development of Wnt-mimetics, and
our SWEETS (Surrozen Wnt signal Enhancers Engineered for Tissue Specificity) technology enables the design and development of R-spondin mimetics.
Importantly, our approach provides a flexible and robust platform that has generated multiple antibodies that possess either tissue or cell selectivity based on preclinical studies.
Additional Novel Wnt Modulating Technologies:
 We have developed and filed patent applications for additional Wnt modulating antibody technologies, and are committed to continuously integrating new insights, tools, technologies and capabilities to apply to additional diseases and areas.
Genetic Mapping of Wnt Signaling:
 The role of Wnt signaling in disease and the differential expression of genes involved in Wnt signaling have not been well characterized across many disease states. We isolate RNA for gene expression to identify potential deficiencies in Wnt signaling in specific diseases. Through our genetic mapping, we have increased our understanding of Wnt biology in numerous diseases and Wnts’ involvement in diseases that had previously not been well-characterized.
Protein Science Capabilities:
 We have invested in building capabilities in key areas of antibody discovery which include:
 in vitro
 and
 in vivo
 binder discovery, antibody optimization including humanization,

structural biology, cell line construction, upstream and downstream process development and purification, bioanalytical characterization, developability assessments including stability and formulatability. These capabilities enable discovery of novel structures and sequences and optimization for pharmacokinetics, potency, selectivity, manufacturability and other drug-like properties.
Our Scientific Approach
By combining our Wnt biology expertise with our proprietary technologies and capabilities, we have been able to establish a broad array of therapeutic opportunities. Our approach includes:
Identifying and characterizing areas where Wnt biology is critical to tissue structure and function. To date, we have investigated the importance of Wnt signaling in over 20 different tissue types and have prioritized over 10 tissue types for further exploration, with a plan to continue to expand our efforts.
Prioritizing disease opportunities where there is significant evidence based on our proprietary model systems and tool compounds that Wnt activation could play a role in tissue repair in severe disease.
Focusing efforts and investments in diseases where the strength of our capabilities can potentially address key limitations of existing therapeutic approaches.
Seeking to limit or eliminate the potential oncogenic risk from Wnt pathway activation through our selective activation in the target disease tissue, we focus on severe disease and limited treatment exposure, and mimicking a physiologic repair process that is self-limiting. In preclinical studies, we have observed that the predominant response to Wnt signaling is in diseased tissue.
Our Technologies
Our two initial proprietary technologies, SWAP
™
and SWEETS
™
, enable us to potently and selectively modulate Wnt signaling through the generation of Wnt and R-spondin mimetics.
Using these technologies, we design and develop antibodies that modulate Wnt signaling. Product candidates generated by these technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including colitis and liver injury. We have developed specific candidate molecules for each disease area based on the associated tissue biology, the role of Wnt signaling in disease versus normal tissue, and a functional assessment of our candidate molecules.
Our SWAP
™
and SWEETS
™
technologies focus on key regulators of Wnt signaling, Wnt proteins and R-spondins.
Wnt Activation: SWAP (Surrozen Wnt signal Activating Protein)
Our SWAP molecules are designed to mimic the activity of naturally occurring Wnt proteins. They are bispecific full-length human (IgG) antibodies that, like Wnt proteins, directly activate the Wnt-signaling pathway
in target tissue by binding to two of its
natural co-receptors, Fzd
and Lrp. With our SWAP technology, we combine Fzd and Lrp antibody-binding domains into bispecific antibodies to selectively activate Wnt signaling. We have generated and validated a broad library of SWAPs that have successfully activated Wnt-signaling
. Our initial product
candidate, SZN-1326, utilizes
our SWAP technology and is designed to activate the Wnt pathway in injured tissue where certain Fzd receptors are expressed and the natural Wnt ligand is disturbed.
Key characteristics of our SWAP technology include:
Potency:
 Our Wnt mimetics are multivalent, designed to bind one or more Fzd receptors and one or more Lrp receptors. We demonstrated that the ability to bind to one or more receptors leads to highly potent Wnt signal activation as compared to a protein that can only bind to one Lrp receptor and one Fzd receptor.

Selectivity:
 Our antibody-based proteins are capable of selective binding to individual Fzd and Lrp receptor isoforms and selective isoform binding has the potential to confer tissue selectivity.
Manufacturability:
 Our antibody platform is designed to produce molecules with properties suitable for manufacturing and to overcome the challenges of Wnt protein derivates. Unlike our antibodies, Wnt proteins are highly hydrophobic, making them difficult to express, solubilize and purify.
Dr. Christopher Garcia, a Howard Hughes Medical Institute Investigator and one of our founders, enabled our SWAP approach through the discovery of surrogate Wnt agonists. His surrogate ligands were water soluble, consisted of two domains and provided the building blocks for our SWAP technology.
Subsequent discoveries made at Surrozen improved on the potency and selectivity of the surrogate ligands discovered by Dr. Garcia. Our technology allows for targeting of Fzd and Lrp receptors, and we believe we can identify an optimized ratio of Fzds and Lrps required to activate Wnt signaling. We have also discovered that binding two different Fzds together with Lrp leads to efficient Wnt signal activation. Figure 1 below compares natural Wnt signaling to how our SWAP product candidates engage receptors on the cell surface to trigger Wnt signal activation.

Figure 1. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)
Wnt Amplification: SWEETS (Surrozen Wnt signal Enhancer Engineered for Tissue Specificity)
Our SWEETS molecules are designed to amplify the body’s response to naturally occurring Wnt proteins. They are antibody-based molecules that, like
R-spondin,
enhance Wnt signaling by stabilizing Fzd receptors. Our SWEETS molecules are designed to modify the specificity of R-spondin
activity such that it can be directed to a cell surface antigen of our choosing. Our SWEETS molecules consist of a full-length antibody fusion protein in which an antibody-binding domain of one of these antigens is combined with an
R-spondin derivative.
SZN-043 is
our initial product candidate to utilize our SWEETS technology and is designed to selectively amplify the Wnt pathway in hepatocytes, the most abundant type of liver cell.

R-spondin may
be beneficial in adult tissue repair, particularly in situations where naturally occurring Wnt ligands are present but signaling is insufficient to repair tissue damage. One major challenge facing drug developers targeting the Wnt pathway in harnessing R-spondin-based Wnt
amplification has been
limiting R-spondin’s effects
to a specific tissue of interest, which we believe we have overcome through:
Reducing
 non-specific
 binding.
 Naturally
occurring R-spondins are
dependent on E3 ligases and
leucine-rich
repeat-containing G-protein coupled
receptors, or LGRs, for activity. LGRs are widely expressed and result in R-spondins enhancing
Wnt signaling in a broad variety of tissues. Based on preclinical studies, we have been able to eliminate the requirement for LGR binding through substitution of binding to different cell surface receptors; and
Targeting specific cell types.
 We have designed multiple antibodies targeted to several cell surface receptors. Based on preclinical studies, these antibodies have demonstrated specificity to multiple tissues and cell lineages. The engineered antibodies specifically upregulated Wnt-signaling with
greater tissue specificity
than non-targeted controls
and stimulated proliferation
Figure 2 below illustrates the effect of Fzd (and Lrp) stabilization on promoting Wnt signaling. On the left side of the image, unbound E3 ligases induce internalization and ubiquitination of Fzd receptors, leading to disruption of Wnt signaling. With our SWEETS technology, we have demonstrated tissue-targeted binding and sequestration of E3 ligases leading to the stabilization of Fzd and Lrp and promotion of Wnt signaling. With our SWEETS technology, we have been able to affect tissue-targeted binding and inhibition of E3 ligase promoted degradation of Fzd, leading to the promotion of Wnt signaling.

Figure 2. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface protein
Our Product Candidates and Research Programs
We believe that both our SWAP
™
and SWEETS
™
technologies have the potential to generate a portfolio of product candidates that can harness the tissue repair activity of the Wnt pathway for a broad spectrum of severe diseases.

The chart below represents a summary of our wholly owned product candidates:

Figure 3. Lead
programs SZN-1326, a
SWAP in development for the treatment of moderate to severe IBD, and SZN-043, a
SWEETS in development for the treatment of severe AH.
Our first product
candidate, SZN-1326, is
being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is believed to play a role in the repair of damaged intestinal epithelial cells in
IBD. SZN-1326 targets
Fzd 5, Fzd 8 and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8 and Lrp 6 are expressed in the large bowel epithelium of UC tissue samples and that Fzd 5 is the most abundant, representing an attractive target for our therapeutic approach. IBD affects an estimated two million patients in the United States and is caused by damage to the intestinal barrier and an enhanced inflammatory response, which further exacerbates tissue damage. SZN-1326 is
designed to
activate Wnt-pathway signaling
in intestinal epithelial cells. In multiple mouse models of IBD
,
SZN-1326
stimulated intestinal epithelial regeneration, characterized by restoration of the intestinal barrier and reduced histology severity score, lower levels of inflammatory cytokines and reduced disease activity. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in
healthy volunteers in 2022, followed by a Phase 1b trial
of SZN-1326 in
the third quarter of patients with UC, a type of IBD, in 2023.
Our second product
candidate, SZN-043, is
being developed as a novel treatment for severe liver diseases, including severe AH, and utilizes our proprietary SWEETS technology. Severe AH is a disease with a
90-day
mortality rate of 30% and has an estimated incidence of approximately 130,000 patients in the United States annually. In severe AH, damage to hepatocytes due to excessive alcohol use leads to jaundice, inflammation, impaired blood coagulation and increased risk of infections that may impact other organs such as the kidneys, brain and gastrointestinal system. We have designed SZN-043 to
modulate naturally occurring Wnt signaling that is specifically targeted to hepatocytes. We have shown in preclinical models of liver injury that
SZN-043
selectively and transiently stimulates hepatocyte proliferation, and restores liver function as measured by plasma ammonia and liver enzyme tests. The selectivity of SZN-043 is
achieved through the inclusion of an antibody binding to ASGR1 that is solely expressed on hepatocytes. We anticipate initiating a Phase 1 clinical trial of SZN-043 in
healthy volunteers and in patients with impaired liver function in the third quarter of 2022, followed by a Phase 1b trial of
SZN-043
in patients with severe AH in 2023.
Our Research Programs
We believe that both our SWAP
™
and SWEETS
™
technologies have the potential to generate a portfolio of product candidates that can harness the tissue regenerative activity of the Wnt pathway and potentially bring therapeutic benefit to patients suffering from a broad spectrum of diseases. Our goal in each of these programs is to activate the natural ability of tissues in the body to heal themselves by increasing the Wnt signaling pathway in a localized, transient, and, we believe, safe manner.
By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as age-related macular
degeneration, or AMD, and diabetic retinopathy. We are also assessing the potential of our Wnt therapeutics platform to drive tissue repair in conditions caused by tissue injury to organs including the lungs, pancreas and kidney. One of our more advanced preclinical programs is designed to specifically activate the Wnt signaling pathway in the retina. Genetic studies have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We are developing an agonist of a specific Fzd receptor found in the retinal vasculature, which we have shown in animal models can inhibit retinal pathology in the eye. We believe that the ability to deliver this agonist locally to the eye has the potential to treat multiple ocular disorders by inducing repair of damaged tissue, such as diabetic retinopathy and macular degeneration by inducing repair of damaged tissue. We have shown that activation of the Wnt signaling pathway can potentially reverse vascular damage through a mechanism that is different from the mechanisms of currently approved therapeutics that target angiogenesis. Fzd4-mediated Wnt signaling is known to play a critical role in retinal vascular integrity and function, and data with Fzd4-specific Surrozen Wnt modulating tool molecules has shown that selectively activating Wnt signaling can rescue a disease phenotype in a norrin knockout model. We recently nominated SZN-413, a mono Fzd4 bispecific antibody, as a development candidate for the treatment of retinal vascular-associated diseases, including wet AMD and diabetic retinopathy. Recent data evaluating SZN-413 in preclinical models of retinopathy demonstrated activation of Wnt signaling increased tight unction protein expression in retinal vascular endothelial cells and significantly reduced avascular area and pathological neovascular tuft formation in an oxygen-induced retinopathy mouse model.
In addition, in lacrimal gland, tear-producing glands rely on Wnt signaling for maintenance of function. Restoration of gland function through activation of Wnt signaling is a potential therapeutic approach to treat dry eye, including dry eye associated with Sjogren’s Disease. Preclinical data demonstrated that our Wnt-modulating molecules activated Wnt signaling in the lacrimal gland and increased tear production in a mouse IL-1a lacrimal gland injury model. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. Furthermore, recent discoveries of Wnt-responsive progenitor cells in the lung suggest a potential role for Wnt in diseases such as idiopathic pulmonary fibrosis (IPF) and chronic obstructive pulmonary disease (COPD). Preclinical data demonstrated that our Wnt-modulating molecules activated Wnt signaling expands Alveolar AT2 cell organoids and reduced injury and improved fibrosis in an acute bleomycin mouse model. The chart below represents a summary of our research programs:

Figure 4. Our current Research Programs
Our People
Our people are the most important strength of our company. We have assembled a diverse group of experienced executives, scientists, engineers and operators that consist of:

•	Experienced Company Builders. Craig Parker, our President and Chief Executive Officer, has extensive experience in the science and business of building companies in the biotechnology industry.

He was previously Senior Vice President of Corporate Development at Jazz Pharmaceuticals and held similar executive positions at Geron Corporation, Human Genome Sciences (acquired by GSK), Proteolix (acquired by Onyx) and Immunex (acquired by Amgen). He is a member of the Scientific Advisory Board of the Life Sciences Institute at the University of Michigan and previously served as a director of Xcyte Therapies and vTv Therapeutics. Our Chief Financial Officer, Charles Williams, has extensive experience at multiple public companies across various leadership positions in strategy, operations, finance and corporate development, and was previously at Jazz Pharmaceuticals MAP Pharmaceuticals (acquired by Allergan) and CV Therapeutics (acquired by Gilead).

•
Accomplished Scientific Leadership.
 Our team consists of discovery scientists along with a team of drug developers experienced in advancing drug product candidates through the drug development process. Our Chief Medical Officer, Trudy Vanhove, MD, PhD, was Vice President of Medical Affairs and, subsequently, Vice President Search and Evaluation at Jazz Pharmaceuticals before joining Surrozen. Before joining Jazz, she led clinical development in different therapeutic areas at NeurogesX, XOMA and Abbott, resulting in several successful US and European Union, or EU, regulatory approval filings. Our Chief Scientific Officer, Wen-Chen Yeh, MD, PhD, was previously at Amgen, where he led research teams in a variety of disease indications including inflammation, diabetes, dyslipidemia and cardiovascular disease. At Amgen, Dr. Yeh helped advance multiple programs towards clinical trials. Our Senior Vice President of Biology, Yang Li, Ph.D., was previously at Amgen, where he advanced multiple programs into the clinic in a variety of disease indications. Collectively, our scientific team are authors or co-authors on over 200 scientific publications.

Founders and Scientific Advisory Board
.
 We are supported by our founders and Scientific Advisory Board which includes world class researchers who have made seminal discoveries in Wnt biology and have successfully collaborated prior to their involvement with our company. Dr. Varmus, a member of our Scientific Advisory Board, is a co-recipient of
the 1989 Nobel Prize in Physiology or Medicine for studies on the genetic basis of cancer. Dr. Nusse was recently awarded the 2017 Breakthrough Prize in Life Sciences and the 2020 Canada Gairdner International Award for Biomedical Research for his continued pioneering work on the Wnt signaling pathway.
Our Co-Founder, Dr. Hans
Clever, was awarded the 2013 Breakthrough Prize in Life Sciences for his work describing the role of Wnt signaling in tissue stem cells and cancer.

•
Board of Directors and Investors with Shared Long-Term Vision
.
 Our board of directors is composed of renowned company builders, operators, leaders, scientists, drug developers and investors with experience across a diverse array of companies. This team is supported by investors who share our long-term vision around building the leading company in Wnt biology, including The Column Group, a recognized leader in early-stage biotechnology venture investing.

Our Strategy
Our strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout our strategy is our goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. We plan to achieve this goal by:

•
Continuing to build on our pioneering research, insights and intellectual property in Wnt pathway modulation.
 Our scientific capabilities and approaches are built upon the groundbreaking work of our academic co-founders and
have been developed further by our experienced team. We consider ourselves to be pioneers in the selective modulation of the Wnt signaling pathway and intend to utilize our proprietary insights into Wnt biology and our proprietary technologies to further advance our research and exploration of its therapeutic potential.

•
Developing
 SZN-1326
 for the treatment of moderate to severe IBD
. We have shown
that SZN-1326
leads to rapid repair of tissue damage and functional improvements in mouse models of IBD. We intend to initially develop SZN-1326 in
patients with UC and then expand into the treatment of other intestinal diseases including CD. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in
healthy volunteers in the third quarter of 2022 and in patients with moderate to severe ulcerative colitis in 2023.

•
Developing
 SZN-043
 for the treatment of liver disease.
 We have shown
that SZN-043 selectively
stimulates hepatocyte proliferation and leads to improvement of liver function in multiple animal models of liver injury. We intend to develop SZN-043 in
patients with severe AH. We believe that the mechanism
of SZN-043 has
the potential to bring therapeutic benefit to patients with liver disease beyond our initial indication of severe AH. We anticipate initiating a Phase 1 clinical trial of
SZN-043
in healthy volunteers and in patients with early cirrhosis in the third quarter of 2022 and in patients with severe AH in 2023.

•
Developing novel product candidates and expanding our platform technologies to further our leading position in developing the Wnt signaling pathway modulators
.
 Wnt signaling is critical in tissue regeneration throughout the body, including in intestine, liver, lung, retina, kidney, cochlea, cornea, skin, pancreas and central nervous system. Our research suggests that SWAP
™
and SWEETS
™
will provide us with the opportunity to generate specific modulators of Wnt signaling. We have generated libraries of Wnt and R-spondin receptor
binders that have helped us create a broad portfolio of product candidates. We have developed and filed patent applications for additional Wnt modulating antibody technologies and are committed to continuously applying new insights, tools, technologies and capabilities to additional diseases and areas and adding to our platform technologies and pipeline.

•
Pursuing strategic alliances to maximize the full potential of our pipeline.
 The importance of the Wnt signaling pathway and the potential therapeutic applications of Wnt pathway mimetics are expected to provide us with an abundance of product candidates. We believe this generates an exciting opportunity to enter into strategic alliances to accelerate product development and maximize commercial potential.

Wnt Signaling Pathway A Central Regulator of Tissue Regeneration
As gatekeepers for the maintenance of stem cells and functions, prior attempts at modulating Wnt signaling were hampered by an absence of drug-like properties. Through our technologies, we can modulate Wnt signaling with antibodies, which could open the door for the development of a new classes of drugs with the ability to repair and regenerate damaged tissues.
Signaling through the Wnt pathway can stimulate cell proliferation as well as control cell differentiation and movement. Cell-to-cell communication
is needed during embryonic development and Wnt signaling is essential for development to proceed properly. In both embryonic stem cells and pluripotent stem cells, the Wnt pathway has a dual role in both promoting stem cell renewal and differentiation of certain cell types. In adults, Wnt has a critical role in promoting proliferation and stem cell renewal in multiple tissues. Maintenance of the intestinal surface or epithelium homeostasis, for example, is dependent on Wnt signaling. Wnt signaling is also important for bone formation, retina development and function, liver regeneration and renewal of cells in the lung and pancreas among other tissues.
We believe that several characteristics of the Wnt signaling pathway make this pathway attractive for drug development:

•
Broad potential for therapeutic intervention
.
 Signaling through the Wnt pathway is critical in cell fate determination in tissues throughout the body. Aberrant Wnt signaling underlies a broad range of pathologies in humans. In some cases, such as in certain rare bone diseases, mutations in the Wnt signaling pathway are the cause of the disease. Mutations in Wnt signal pathway components are also associated with retina vessel disorders such as Norrie disease and familial exudative vitreoretinopathy, or FEVR, tooth development disorders, and metabolic diseases including diabetes. Preclinical model studies have shown that Wnt signaling is instrumental for liver regeneration, intestine epithelium turnover and injury repair, and plays a role in maintaining residential stem cells in many more adult tissues including lung, kidney, cochlea, skin and the central nervous system.

•
Common activation mechanism across Wnt proteins.
 There are 19 Wnt protein genes in the human genome and the genomes of other mammals. Most Wnt proteins bind interchangeably to the 10 different Fzd receptors with little discrimination. Genetic knockouts in mice have shown that individual Wnt protein genes have distinct functions. The differences in biological functions likely arise from discrete localized expression and the relative insolubility of Wnt proteins which limits migration from the site of synthesis. On the other hand, when it comes to biochemical signaling, the different Wnt proteins have very similar activities upon target cells. This, in turn, implies that the same therapeutic approach could be used to address multiple diseases.

•
Multiple modulators of activity.
 Multiple modulators of the Wnt signaling pathway have been identified that activate, amplify, dampen or inhibit the pathway’s activity and limit the potential consequences of either over-activation or inhibition of Wnt signaling. These modulators can serve both as direct targets for therapeutic intervention and as examples of how novel therapeutics could be developed that mimic their action.

The low solubility of Wnt proteins due to the required fatty acid modification limits the ability of natural Wnt proteins themselves to be developed as therapeutic agents. The lack of solubility of Wnt proteins makes them difficult to purify; difficult to formulate into an easily administered drug; and difficult to deliver to various tissues in the body. In contrast, we have developed technologies enabling us to develop activators and amplifiers of Wnt signaling which avoid the low solubility of natural Wnt proteins. These technologies trigger the Wnt pathway to act in a transient manner by mimicking the binding of Wnt proteins and other regulators of the pathway. Our goal is to use our technologies to develop therapeutics that can modulate the naturally occurring Wnt response and promote healing.
Our Wnt Therapeutics Platform
We have discovered two proprietary technologies of modulators of Wnt signaling: SWAP and SWEETS. We have designed and continue to design antibodies that modulate the Wnt signaling pathway by acting as mimetics of either Wnt protein or one of its regulators, R-spondin. Product
candidates generated by our technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including IBD and liver injuries. We were able to select a specific candidate molecule and technology for each disease area based on tissue biology, profile of Wnt signaling in disease versus normal, and functional test of molecules. We are advancing two of these candidates, SZN-1326 and SZN-043, into
clinical development.
Wnt Activation: SWAP
The Wnt pathway is equipped with binding sites for two receptors found on the surface of cells that can be triggered by Wnt protein. Binding to just one of these two receptors does not cause activation of the Wnt pathway. But when Wnt protein simultaneously binds to both receptors, this pair of interactions activates several intracellular signaling pathways, as can be seen in Figure 5 below. The two Wnt receptors are called frizzled, or Fzd, and low-density
lipoprotein receptor-related protein 5 or 6, or Lrp 5/6. Fzd is an integral membrane protein that binds to Wnt protein, in part, through the fatty acid posttranslational modification on the Wnt protein. The second receptor, Lrp 5/6, contains an intracellular domain that is chemically modified by
Wnt-protein-induced
receptor dimerization to initiate the Wnt signaling pathway cascade in cells.

Figure 5. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)
Published work by Dr. Christopher Garcia, one of our founders and Scientific Advisory Board members, showed that Wnt signaling could be induced by identifying non-Wnt proteins
capable of selectively binding to Fzd and Lrp and linking these binding domains together.
These non-Wnt proteins
led to an activation of Wnt signaling that in many ways was indistinguishable from that induced by Wnt itself. Furthermore, these non-Wnt proteins
were soluble and did not require posttranslational modification with fatty acid for activity. These observations revealed the opportunity to develop Wnt-mimetic therapeutics
freed from the burden of containing a fatty acid, which decreases their solubility. There was no apparent restriction on the type of interacting domains that could be used to create these molecules. Several categories of molecules, including domains from natural proteins, artificial protein binding domains, and antibodies were all found to be able to function as binding domains for Fzd or Lrp.
We have focused our efforts developing antibody-binding domains that independently bind to Fzd and to Lrp. Antibody-binding domains provide a potential advantage over other binding domains due to the ability to identify domains with high potency and with high specificity, in addition to the maturing manufacturing process. We have identified antibody-binding domains capable of distinguishing individual Fzd family members, providing an opportunity to selectively activate Wnt signaling in cells expressing specific Fzd receptors a property that naturally occurring Wnt proteins do not have.
In our SWAP technology, we created multivalent bispecific antibodies that bring together two different sets of antibody-binding domains one set that binds to Fzd and another set that binds to Lrp. We found that certain recombinant proteins containing these two antibody-binding domains were able to simultaneously bind both Fzd and Lrp, however, inducing the simple bimolecular interaction of one Fzd and one Lrp was, in most cases, insufficient to induce Wnt signaling, as can be observed in Figure 6.
In Figure 6 below, in an assay measuring protein
concentration (x-axis) against
Wnt pathway activation (as measured by relative light units, or
RLU, y-axis), we
have demonstrated that a simple bivalent antibody

containing a single Fzd binding domain (F1) (the blue line) and a single Lrp binding domain (L2) (the red line) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a) (the green line) demonstrated pathway activation.

Figure 6. A simple bivalent antibody containing a single Fzd binding domain (F1) and a single Lrp binding domain (L2) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a) demonstrated pathway activation.
However, multivalent antibodies that contained multiple binding domains, either two Fzd-binding domains
with one Lrp binding domain (the blue line in Figure 7 below) or two of each binding domain (the light green line), led to activation of the Wnt signaling pathway at concentrations that were 100 times or lower than required for activation by Wnt3a (the dark green line), as can be observed in Figure 7. For comparison, an antibody with a single Fzd binding domain (the red line) did not demonstrate significant activity.

Figure 7. Multivalent antibodies with two Fzd binding domains (F3) and at least one Lrp binding domain (L2) led to more potent activation of the Wnt signaling pathway.
We are developing a series of product candidates based on the SWAP technology, which combines binding domains for specific Fzd receptors and binding domains for specific Lrp receptors. Our current SWAP lead product candidate, SZN-1326, is
being evaluated for its ability to treat moderate to severe IBD. In addition, we are developing other product candidates, including for the potential treatment of ocular diseases.

Wnt Amplification: SWEETS
We have designed our SWEETS technology for those diseases that are characterized by the presence of naturally occurring Wnt, yet with insufficient Wnt signaling for specific cells. This technology allows us to target Wnt pathway activation to specific cells in the body. For this, our SWEETS technology couples the regulation of the Wnt pathway to the binding of cell-specific surface antigens.
R-spondins are
a family of four proteins that amplify Wnt pathway signals by reducing the destruction of Fzd by internalization and degradation. Proteins that are destined for degradation, such as Fzd, are normally tagged by E3 ligases. R-spondin prevents
E3 ligase from tagging Fzd, thereby increasing the amount of time that Fzd remains on the cell surface. This results in an increased activation of the Wnt signaling pathway. Importantly,
R-spondin does
not directly cause signaling through the Wnt pathway, but rather it extends or amplifies the signaling that arises from already-present naturally occurring Wnt protein.
Wild
type R-spondin activity
requires binding to two cell surface proteins: the E3 ligases and a member of a family of membrane proteins, referred to as
LGR 4-6. We
have shown that derivatives
of R-spondin can
be generated that couple its E3 binding domain to an antigen-binding domain that recognizes a specific cell surface protein of our choosing resulting in R-spondin like
activity. This technology
creates R-spondin mimetics
that can be targeted to specific cells in the body that express the chosen cell surface protein, which is illustrated in the Figure 8 below.

Figure 8. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface proteins.
In
a proof-of-concept experiment
conducted internally, an antibody-binding domain recognizing a cell surface protein was fused to a R-spondin protein
in which the binding site for
LGR 4-6 had
been inactivated. This recombinant
antibody R-spondin construct
(the red line in “Target Cell” in Figure 9 below) stimulated the Wnt signaling pathway in cells that expressed the cell surface protein and was inactive in cells lacking the cell surface protein (the red line in “Non-Target Cell”).
Wild-type R-spondin did
not exhibit this selectivity and led to the Wnt signaling pathway amplification in both types of cells (the black lines in the figure below). A non-cell
surface targeted molecule serving as a negative control (the blue lines in the figure below) did not demonstrate any activity.

Figure 9. Cell specificity
of R-spondin was
altered by inactivating the
LGR 4-6 binding
site and adding an antigen-binding domain for a specific cell surface protein. SWEETS shown in red.
SZN-1326: a
SWAP Product Candidate for the Treatment of moderate to severe IBD
Our first product
candidate, SZN-1326, is
being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is expected to play a role in the repair of intestinal epithelial cells in
IBD. SZN-1326 targets
Fzd 5, Fzd 8, and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8, and Lrp 6 are expressed in the large bowel epithelium UC tissue samples and that Fzd 5 is the most abundant Fzd, representing an attractive target for our therapeutic approach. We have shown that SZN-1326 has
several simultaneous beneficial effects in that it:

•	activates the Wnt signaling pathway in intestinal stem cells resulting in proliferation and differentiation;

•	restores intestinal barrier function and tissue architecture;

•	decreases inflammation; and

•	reduces disease activity in mouse models of moderate to severe IBD.
We anticipate initiating
a first-in-human clinical
trial
of SZN-1326 in
the third quarter of 2022 and will pursue initial development for the treatment of moderate to severe UC, a type of IBD limited to the large intestine.
Ulcerative Colitis Disease Background
UC is a form of IBD characterized by inflammation and ulcers in the large intestine. The hallmark clinical symptoms of UC are diarrhea, bloody stool, and urgency to defecate, and its clinical course is marked by exacerbations and remissions, which may occur spontaneously or in response to dietary changes, alterations in treatment regimens, other illnesses or stress. In UC, inflammation is continuous throughout the large bowel and lacks healthy patches distributed adjacent to the inflamed tissue. The extent of disease is variable but starts at the left side (the rectum) and can involve the whole, large intestine. UC is limited to the inner most layer of the intestinal wall.
UC can be debilitating with frequent diarrhea, bloody stools, weight loss, dehydration, and anemia. Intestinal complications from severe and chronic inflammation can become life-threatening. Patients with active disease are more likely to suffer psychological conditions such as anxiety and depression and are more likely to have impaired social interactions. Persistent UC is associated with an increased risk of developing colon cancer. It is estimated that there are two million individuals in the United States with IBD, of which roughly half have UC. An even higher number of individuals in Europe are estimated to have UC.
UC is typically treated with anti-inflammatory drugs. The typical treatment regimen begins with fairly mild and locally-delivered drugs and progresses to stronger systemic immunosuppressive drugs that are only prescribed for patients with moderate to severe disease. First-line therapy for patients with mild disease consists of locally delivered or
oral 5-aminosalicylates such
as mesalamine and sulfasalazine, or corticosteroids. This is done with the intent of inducing remission and transitioning patients to drugs such as 5-aminosalicylates for
maintenance. Patients with moderate to severe disease will usually be treated first-line with anti-inflammatory biologics such as infliximab, adalimumab, and golimumab. Infliximab, adalimumab, and golimumab are antibodies directed against tumor necrosis factor alpha, or TNFα, an inflammatory cytokine secreted during acute inflammation. However, over time, many patients lose responsiveness to these anti-TNF antibodies
and approximately 20% do not initially respond to this treatment.
Patients non-responsive to anti-TNFα antibody
therapy are instead treated with other approved biologics such as ustekinumab, an inhibitor of interleukin 12 and interleukin 23, and vedolizumab, an integrin inhibitor or with a JAK inhibitor, tofacitinib, an oral anti-inflammatory.
Despite the availability of a number of approved drugs and validated drug targets, many patients with moderate to severe UC have an inadequate or slow response to therapy, lose responsiveness, or cannot tolerate existing treatments. For example, up to 20% of patients do not respond to anti-TNF antibodies
and 10% to 15% lose responsiveness every year despite initial benefit. Overall, it is estimated that less than half of moderate to severe UC patients are in clinical remission. Approximately 70% of patients with active disease in a given year will have another episode in the following year. Once a patient has successfully been treated and is in remission, the longer the patient is in remission, the less likely he or she is to experience a flare-up in
the following year. A potential factor driving longer-term remissions is the repair of the intestinal barrier and absence of any inflammatory activity in the large intestine gut wall.
Crohn’s Disease Background
Crohn’s disease, or CD, is a chronic inflammatory disease that most commonly affects the end of the small intestine and the beginning of the large intestine, although it may involve any part of the gastrointestinal tract. Like UC, CD is a type of IBD and many of the symptoms and demographics overlap. In addition to the potential of CD developing in other segments of the intestine, CD differs from UC in that there can be normal healthy tissue between patches of diseased tissue. CD can also occur in all layers of the intestinal wall unlike UC which is limited to the inner most layer. It is estimated that there are approximately 1 million individuals in the United States and approximately 1.1 million individuals in Europe with CD.
The treatment paradigm for CD is very similar to that of UC. Currently approved therapies are mostly anti-inflammatory
agents. It is estimated that 60% of patients have moderate to severe disease and will eventually require surgery to treat complications such as fistulas, (abnormal connections between body parts), life-threatening
bleeding; and intestinal obstructions.
The Wnt Signaling Pathway and its Role in IBD
Although the two most common forms of IBD, UC and CD, are treated with anti-inflammatory agents, the root cause of these diseases has been proposed to be an impaired intestinal barrier that occurs due to initial damages by genetic, environmental, inflammatory or other factors. This impairment is thought to allow bacteria to penetrate through the intestinal epithelium, leading both to immune cell activation and to an inflammatory reaction that exacerbates the damage.
The intestinal epithelium is one of the fastest proliferating tissues in adults, being largely made anew every four to five days. The wall of the small intestine is made up of villi, finger-like projections that extend into the lumen of the intestine, which greatly increase the surface area available for nutrient absorption. The cells at the tips of these villi are continuously shed and are replenished by cells that originate from stem cells located at the base of the villus, called the intestinal crypts. The colon (large intestine) wall is made up of a lining of columnar epithelial cells with pouches called colonic crypts. Similar to the small intestine villi, the stem cells are located at the base of colonic crypts, as shown in Figure 10, below. The Wnt signaling pathway is critical for the renewal and proliferation of these stem cells. Inactivation of the Wnt signaling pathway blocks stem cell proliferation and differentiation causing a rapid loss of intestinal epithelial cells in mice. Figure 10 below illustrates how the Wnt signaling pathway potentially stimulates stem cell renewal and proliferation in colonic crypts leading to increased turnover of epithelial cells.

Figure 10. Wnt signaling pathway stimulates stem cell renewal and proliferation leading to increased synthesis and turnover of epithelial cells
There is direct evidence linking dysregulation in the Wnt signaling pathway to the development of moderate to severe IBD in patients and deficiency in the Wnt signaling pathway has been associated not only with the reduced turnover of stem cells in the intestinal crypt but also with a reduced production of cells that secrete anti-bacterial
proteins. It has been proposed that transient elevations in the Wnt signaling pathway may be beneficial in wound healing and evidence from mouse IBD models provide further support for treatment with a Wnt signal activator. The Wnt protein inhibitor Dkk1 is induced by inflammatory cytokines in colitis and, in mice, blocking Dkk1 function resulted in elevated Wnt signaling and the promotion of wound repair.
Our
Solution: SZN-1326
Our product
candidate, SZN-1326, is
a Wnt protein mimetic based on our SWAP technology, for the treatment of moderate to severe IBD. Our goal for SZN-1326 was
to create a Wnt protein mimetic that could specifically support the proliferation and differentiation of stem cells in the damaged intestinal or colonic crypts of patients with moderate to severe IBD. We believe that treatment with SZN-1326 has
the potential to accelerate the repair of the intestinal barrier, which can result in a reduction of bacteria penetrating through the intestinal epithelium and a reduction of immune cell activation and inflammation, thereby treating IBD. Figure 11 below demonstrates how SZN-1326 potentially
binds to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling.

Figure
11: SZN-1326 binds
to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling
Selective Wnt Pathway Activation
SZN-1326 is
a bispecific antibody targeting Fzd5/8 and Lrp6. Fzd5 was reported to be highly expressed in intestinal mucosal cells from IBD patients. Our research found that Fzd5, was also highly expressed in a mouse model of colitis induced by dextran sodium sulfate, or DSS, as shown in Figure 12. In this model, DSS exposure leads to disruption of the intestinal barrier resulting in an inflammatory response similar to that seen in IBD patients. We identified SZN-1326 through
testing of multiple SWAP antibodies both in naïve and injured intestinal tissue and in DSS models.

Figure 12. Fzd5 is highly expressed in intestinal tissue from a DSS mouse model
We have shown
that SZN-1326 can
stimulate Wnt signal activation
in DSS-injured intestine
epithelial cells as measured by the expression of
 Axin2
, a downstream target gene in the Wnt pathway.

Restoration of Epithelial Tight Junctions
Mice exposed to DSS for seven days led to the breakdown of the intestinal barrier, which can be readily visualized in stained cross sections of the colon, as shown in Figure 13. In the absence of DSS, there is an intact intestinal wall and the crypts are tightly packed to form a continuous structure. Exposure to DSS followed by treatment with a negative control antibody, anti-GFP, resulted
in several effects: a breakdown of the intestinal wall; shrinkage of the crypts; and the creation of multiple discontinuous segments by day ten. However,
DSS-exposed
mice treated with
SZN-1326, administered
on days four and seven, led to a dose-dependent repair of this damage, with a dose of 1 mg/kg or higher restoring most of the damage visible by histology. Similar results were observed in a chronic model of DSS, as can be seen in Figure 13.

Figure
13. SZN-1326 administration
led to the restoration of the intestinal epithelium in a DSS model
The degree of epithelial repair as measured by histology
with SZN-1326 was
greater than what we obtained in additional experiments with cyclosporine, an anti-TNF antibody
or an anti-IL12/23 antibody.
Histologic staining showed that treatment
with SZN-1326 led
to the restoration of tight junctions, the
cell-to-cell
structures that create the intestinal barrier that prevents the free flow of material. In healthy intestinal tissue, the zonula occludens 1 protein, or ZO-1, a
component of tight junctions, was found as a continuous layer along the intestinal wall.
In DSS-damaged intestinal
tissue, no such barrier was observed. Treatment with
SZN-1326
restored
ZO-1 localization
as a continuous layer along the intestinal wall, as can be observed in Figure 14.

Figure
14. SZN-1326 restored ZO-1 localization
(green) and reestablishment of the intestinal barrier in a DSS mouse model.
Inflammation Reduction
The breakdown of the intestinal barrier triggers an inflammatory response that leads to further tissue damage. Disease modification in IBD can be measured by the levels of inflammatory cytokines present in the injured tissue and in serum. In the mouse DSS model, treatment with SZN-1326 administration
led to a significant
dose-dependent
decrease in a number of inflammatory cytokines such as TNFα, interleukin-6,
or
IL-6,
and
interleukin-8,
or
IL-8.
Reductions in cytokine levels were observed both in colon tissue and in serum, as can be seen in Figure 15 below. We believe that these results suggest that
SZN-1326
not only has the potential of directly repairing the epithelium but also, as a result, of reducing inflammation.

Figure
15. SZN-1326 administration
led to significant reductions in cytokine levels in a DSS mouse model.
* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

In the description of the preclinical studies above and throughout, a
p-value
represents the probability that random chance caused the result. For example, a
p-value
of 0.001 means that there is a 0.1% probability that the difference between the control group and the treatment group is purely due to random chance. A
p-value
of less than or equal to 0.05 is a commonly used threshold for identifying statistically significant outcomes. The FDA’s evidentiary standard of efficacy when evaluating the results of a clinical trial generally relies on a
p-value
of less than or equal to 0.05.
Functional Improvement
Most
importantly, SZN-1326 administration
led to an improvement in the disease activity index, or DAI, in the DSS model. The DAI is a composite score composed of body weight change, diarrhea, and bloody stools that is frequently used to quantify disease severity. SZN-1326 treatments
led to a dose dependent decrease in DAI which was superior to that which we observed with cyclosporine, an anti-TNF antibody,
or an anti-IL12/23 antibody in acute and chronic DS models, respectively. Figure 16 below demonstrates that SZN-1326 administration
led to improvements in DAI in an acute DSS model.

Figure
16. SZN-1326 administration
led to improvement in the disease activity index in an acute DSS model.
* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001
Planned Clinical Development
of SZN-1326
We intend to
initiate first-in-human trials
of SZN-1326 in
the third quarter of 2022. Our initial trial will focus on assessing safety and tolerability as well as on obtaining human pharmacokinetic data in healthy volunteers. We intend to conduct a multiple ascending dose trial in patients with moderate to severe UC in 2023 with the goal of assessing safety, tolerability, pharmacokinetics and initial signs of clinical activity through the effects on stool frequency, rectal bleeding, cytokines, biomarkers, and endoscopic and histological changes in the colon. We anticipate that later stage trials would include the induction of clinical and histological remission, either alone or in combination with anti-inflammatory
drugs. Based both on the mechanism of action
of SZN-1326 and
our preclinical results, we believe that dosing
of SZN-1326 for
several weeks has the potential to demonstrate durable remissions. If we obtain initial signs of efficacy in UC, we anticipate also initiating clinical development in CD.
SZN-043, a
SWEETS product candidate for the treatment of severe liver diseases
SZN-043 is
a product candidate based on our SWEETS technology that we are developing to treat severe AH and other severe liver diseases, including acute liver failure. We have shown that SZN-043 activates
Wnt signaling in

hepatocytes and contributes both to increasing hepatocyte proliferation and to restoring liver function. We anticipate initiating a first-in-human
clinical trial of
SZN-043
in the third quarter of 2022 in healthy volunteers and in patients with early cirrhosis and are pursuing initial development of
SZN-043
for the treatment of severe AH.
Severe Alcoholic Hepatitis Background
AH is inflammation of the liver caused by excessive alcohol ingestion. AH is most likely to occur in people who drink heavily over many years; however, the relationship between drinking and alcoholic hepatitis is complex.
Not all heavy drinkers develop alcoholic hepatitis, and the disease can occur in people who drink only moderately. AH is characterized by the rapid onset of jaundice, malaise, anorexia, liver enlargement and a systemic inflammatory response syndrome, or SIRS. AH is characterized by impaired hepatocyte proliferation. In these patients, higher Wnt signaling and hepatocyte proliferation have been associated with better outcomes.
Many patients with severe AH require inpatient hospitalization due to the high risk of developing renal failure, liver failure, infections and the effects of alcohol withdrawal. AH is treated with anti-inflammatory drugs such as glucocorticoids, typically prednisolone. Glucocorticoid treatment requires close monitoring because of the increased risk of infections, glucose intolerance and gastrointestinal bleeding. For patients who respond to glucocorticoids, the duration of treatment is typically 28 days. Mortality rates after one to six months among patients treated with glucocorticoids in clinical trials ranged from approximately 20% to 40%. The effectiveness of glucocorticoid treatment is controversial. A 2017 meta-analysis of 15 randomized trials found that glucocorticoid treatment did not significantly lower mortality rates compared to placebo. In addition, only 25% to 45% of patients are eligible for glucocorticoid therapy due to other comorbidities. Those not qualifying include patients with infections, poorly controlled diabetes mellitus, renal failure, and active gastrointestinal bleeding. Although levels of TNFα are highly elevated in AH, treatment with anti-TNFα antibodies
has not been determined to be effective. The
overall 30-day mortality
rate in patients hospitalized with AH is approximately 15% and the 90-day rate
is approximately 30%.
There are an estimated 100,000 unique
severe AH-related hospitalizations
annually in the United States. Alcoholism affects an estimated 8% of the U.S. population and between 10% and 35% of alcoholics have characteristics consistent with the development of AH.

Our
Solution: SZN-043
We are
developing SZN-043, a
tissue-specific R-spondin mimetic
based on our SWEETS technology, for the treatment of severe liver disease. Our goal was to create a molecule that could stimulate liver regeneration by amplifying the effect of naturally occurring Wnt proteins. SZN-043 is
a bispecific antibody that mimics the stimulatory effect
of R-spondin specifically
on hepatocytes through targeting of asialoglycoprotein receptor 1, or ASGR1. Liver regeneration has been shown to be an important predictor and biomarker for disease severity, response to corticosteroids and patient survival in those with severe AH. We believe that the regenerative capacity that SZN-043 has
shown in preclinical models will potentially improve the outcome of patients with severe AH. Figure 17 below describes the proposed mechanism of action of SZN-043.

Figure 17. In liver
injury, SZN-043 amplifies
the regenerative activity of endogenous Wnts by stabilizing their Fzd receptors on hepatocytes

Selective Wnt Pathway Activation
Similar
to R-spondin, SZN-043 leads
to an amplification of Wnt signaling by inhibiting internalization and degradation of Fzd. However, an important difference from R-spondin is
that SZN-043 requires
binding to ASGR1, a protein that is exclusively expressed on hepatocytes, for activity. A single dose of SZN-043 at
10 mg/kg led to the amplification of the Wnt signaling pathway, as measured by
 Axin2
 expression, a common indicator of Wnt signaling activity, in mouse liver, but not in any of the other tissues analyzed. In a similar experiment, R-spondin at
10 mg/kg led to Wnt pathway activation in multiple tissues including liver, lung, stomach, intestines, and pancreas, as can be seen in Figure 18 below.

Figure
18. R-spondin (R-spo2) significantly
increased
 Axin2
 expression in many tissues,
whereas SZN-043 only
increases
 Axin2
 expression in the liver. (* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001)
Hepatocyte Proliferation
Mice treated with a single dose
of SZN-043 had
significantly increased proliferation of hepatocytes at 48 hours as measured by Ki-67 expression
(green signal in Figure 19 below), a nuclear protein that is associated with, and used as, a cellular marker of proliferation. Treatment with SZN-043 led
to an increased number of hepatocytes that express hepatocyte nuclear factor 4α, or HNF4α (red signal in Figure 19, below), a master regulator of hepatic differentiation that is critical to the regulation of liver differentiation and development. In Figure 19, a yellow signal results from the merging of a green and red signal, indicating that the proliferating cells are hepatocytes.

Figure
19. SZN-043 led
to increased proliferation and differentiation of hepatocytes in mice
* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001
Functional Improvement
High levels of ammonia in the blood, a condition known as hyperammonemia, is believed to contribute to the pathogenesis of hepatic encephalopathy and a sign of severe liver disease. Ammonia levels have been shown to predict mortality in patients with acute hepatitis. Acute liver failure patients who have decreased ammonia levels have improved survival. Measurement of ammonia levels is a standard clinical test used to screen for liver function and follow progression of liver disease.
Elevated ammonia levels are also observed in a mouse model of AH. In this model, AH is induced by seven weeks of a binge ethanol diet. After seven weeks, the ethanol diet is suspended, and liver injury is assessed. Treatment with SNZ-043 significantly
lowered ammonia levels in this model by day three, as shown in Figure 20.

Figure
20. SZN-043 treatment
significantly reduced ammonia levels in an alcoholic hepatitis mouse model.
* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Aspartate transaminase, or AST, and alanine aminotransferase, or ALT, are liver enzymes that are clinically measured to assess the degree of liver damage. A high ratio of AST to ALT is interpreted as a measure of the severity of AH. In this mouse AH model, the AST:ALT ratio is found to also be elevated. SZN-043 treatment
led to the significant reduction in the AST:ALT ratio compared to an inactive control antibody, as can be seen in Figure 21.

Figure
21. SZN-043 led
to significant reduction in the AST:ALT ratio in an alcoholic hepatitis mouse model
* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001
SZN-043
We intend to initiate clinical testing
of SZN-043 with
a first in human trial in the third quarter of 2022 in healthy volunteers and in patients with mild liver cirrhosis classified as Child-Turcotte-Pugh, or CTP, a disease. The initial single ascending dose trial will assess pharmacokinetics, safety and tolerability, and will enable us to collect pharmacodynamic markers. We anticipate conducting a multiple dose escalation trial in patients with severe AH in 2023 with the primary endpoints of safety and pharmacokinetics and exploratory efficacy endpoints consisting of the Lille and MELD scores. The Lille model is a highly predictive measure of likelihood of death at three and six months calculated by taking into account patient age, renal insufficiency, albumin, prothrombin time, bilirubin, and evolution of bilirubin at day seven. The MELD score is a separate prognostic scoring system that is used to predict the three-month mortality due to liver disease based on laboratory parameters such as creatinine, bilirubin, and INR measurements. Based on our estimates of the prevalence of severe AH, we are exploring whether SZN-043 may
qualify for orphan drug designation or fast track designation or both, which may accelerate its path towards potential regulatory approval.
Intellectual Property
We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on know-how, continuing
technological innovation and
in-licensing opportunities
to develop, strengthen and maintain our proprietary position in our field and other fields that are or may be important for the development of our business. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business.
Licensing Arrangements
Stanford License Agreements
In March 2016, we entered into a license agreement with Stanford University, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which we obtained a worldwide, exclusive, sublicensable license under certain patents rights or licensed patents, and technology related to our engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. The 2016 Stanford Agreement covers two patent families and any patents that grant from these families are predicted to expire in 2035 and 2037, absent any patent term adjustments or extensions. In consideration for this license, we paid Stanford a nominal upfront fee and issued an aggregate of 42,451 shares of our common stock to Stanford, the University of Washington and two co-inventors of
the licensed patents. In addition, we agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $0.9 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for the achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country
basis, until the
last-to-expire
valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a sub-teen double
digit percentage of certain consideration we receive as a result of granting sublicenses to the licensed patents and, if we are acquired, a one-time change
of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington, and all other non-profit
research institutions, to practice the licensed patents and technology for any non-profit purpose.
The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.
In June 2018, we entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights related to our surrogate R-spondin proteins,
or licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. The 2018 Stanford Agreement covers one patent family, and any patents that grant from this family are predicted to expire in 2038, absent any patent term adjustment or extension. Additionally, Stanford granted us a worldwide, non-exclusive, sublicensable
license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license
to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. In consideration of these licenses, we paid Stanford a nominal upfront fee. We also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from us equal to a sub-single digit
percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country
basis, until the
last-to-expire
valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a one-time payment
in the low six figures for each sublicense of the licensed patents that we grant to a third party and, if we are acquired, a one-time nominal
change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and all other non-profit
research institutions, to practice the licensed patents
for any non-profit purpose.
The licensed patents are additionally subject to
a non-exclusive, irrevocable,
worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and
governmental entities but with no other rights to assign or sublicense.
Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreements, or Stanford Agreement, we agreed to use commercially reasonable efforts to develop and commercialize licensed products and we agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. We may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if we breach certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach by Stanford.
UCSF License and Option Agreements
In September and October 2016, we entered into two license and option agreements with UCSF, or the UCSF Agreements, pursuant to which we obtained exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain an exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. Our SZN-1326 candidate comprises a VHH domain isolated from the licensed UCSF single domain antibody library. In consideration for the license and option rights under each UCSF Agreement, we paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee. In January 2020, we amended and restated the UCSF Agreements to provide non-exclusive licenses
to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive
license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. If we exercise the option under the UCSF Agreements, we and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms
which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit
percentage of our and our sublicensees’ net sales of licensed products.
Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and we may exercise the option to negotiate a commercial license at any time during that term. Additionally, we may extend each UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. We may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes we are in material breach of such UCSF Agreement and we fail to remedy such breach within 60 days after written notice of such breach given by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of our bankruptcy.
Distributed Bio Subscription Agreement
In September 2016, we entered into, and in January 2019 we amended, an antibody library subscription agreement with Distributed Bio, Inc., or Distributed Bio (Distributed Bio has since been acquired by Charles River Laboratories International, Inc.). In this antibody library subscription agreement, or the Distributed Bio Agreement, we obtained from Distributed Bio a non-exclusive license
to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of our proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that we identify, or licensed products. Our
SZN-1326
candidate incorporates a binding component isolated from the Distributed Bio antibody library. In consideration for the rights granted to us under the Distributed Bio Agreement, we paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. We agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, we agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products. Our obligation to pay royalties will end for each licensed product ten years after its first commercial sale.
Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year terms.
We may terminate the Distributed Bio Agreement

for convenience at any time by providing written notice to Distributed Bio. We and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.
Patents and Other Proprietary Rights
As of December 31, 2021, our owned
and in-licensed patent
portfolio consisted of 22 pending patent application families, including 15 families that have entered national phase in the United States and other countries, two families with pending Patent Cooperation Treaty, or PCT, applications, and two families with pending U.S. provisional applications. These patent applications are directed to, for example, the SWAP
™
and SWEETS
™
platforms, the parental constructs of our two lead product candidate molecules, the lead product candidate molecules, SZN-043
and SZN-1326, as well as methods of treating disorders of the liver, intestine, retina, inner ear, cornea, lacrimal gland, and kidney.
SWAP Platform Technology
As of December 31, 2021, we solely own or exclusively license 18 patent families related to our SWAP platform. These patent families are directed to compositions of matter and methods of use, and relate to Wnt mimetics that bind to both a FZD receptor and an LRP receptor, and binding domains and uses thereof. Any patents that issue from these patent families are predicted to expire between 2035 and 2042 absent any patent term adjustment or extension.
We have exclusively licensed two patent families from The Board of Trustees of the Leland Stanford Junior University, or Stanford, related to our SWAP platform. One patent family related to the SWAP platform and SZN-1326, has
been allowed or granted in Australia, Japan and the United States and is pending in the United States, Australia, Canada, Europe and Japan, and any patents that grant from this patent family are predicted to expire in 2035 absent any patent term adjustment or extension. The other patent family is pending in the United States, and any patents that grant from this patent family are predicted to expire in 2037 absent any patent term adjustment or extension.
Our exclusively owned patent families related to our SWAP platform include five patent families related to compositions of matter and/or methods of use relevant to SZN-1326. Two
of these patent families are filed in the United States, Australia, Canada, China, Europe, Hong Kong and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. One is filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. Another is a is filed in the United States, Australia, Canada, China, Europe, India, Japan, and Korea, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2040 absent any patent term adjustment or extension. Another is a provisional application, and any patents that grant from applications claiming priority to this provisional application are predicted to expire in 2042. Other exclusively owned patent families related to the SWAP program are directed to compositions of matter and/or methods of use relevant to potential future product candidates. They include a patent family filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan; two patent families filed in the United States, Australia, Canada, Europe, and Japan; two pending PCT applications; and four provisional applications. And any patents that grant from these patent families are predicted to expire between 2039 and 2042 absent any patent term adjustment or extension.
SWEETS Platform Technology
As of December 31, 2021, we solely own or exclusively license four patent families related to our SWEETS platform. These patent families are directed to compositions of matter and methods of use of SWEETS molecules, and relate to tissue-specific R-spondin mimetics
and binding domains and uses thereof. Any patents that grant from these patent families are predicted to expire between 2038 and 2041 absent any patent term adjustment or extension.

We have exclusively licensed one patent family from Stanford related to our SWEETS platform. This patent family is filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan, and any patents that grant from this patent family are predicted to expire in 2038 absent any patent term adjustment or extension.
Our solely owned patent families related to our SWEETS platform include two patent families related to compositions of matter and/or methods of use relevant to SZN-043. One
of these patent families has been filed in the United States, Australia, Canada, China, Europe, Hong, Kong, India, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. The other patent family directed to SZN-043 composition
of matter and methods of use is a PCT patent application, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2041 absent any patent term adjustment or extension. We plan on filing additional applications on any improvements or modifications of SZN-043 and
methods of use thereof.
The actual term of any patent that may issue from the above-described patent applications claiming one of our product candidates could be longer than described above due to patent term adjustment or patent term extension, if available, or shorter if we are required to file terminal disclaimers. The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent
application in the applicable country.
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing
date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related
extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
Furthermore, we may rely upon trade secrets
and know-how and
continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and
inventions.
Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidates or processes, obtain licenses, or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future product candidates may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention. For more information, please see the section titled “
Risk Factors—Risks Related to Our Intellectual Property.
”

Competition
The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.
The key competitive factors affecting the success of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of our product candidates are approved and successfully commercialized, it is likely that we will face increased competition as a result of other companies pursuing development of products to address similar diseases.
With respect
to SZN-1326, there
are
no FDA-approved therapeutics
targeted towards the Wnt signaling pathway for the treatment of IBD. There are currently oral and biologic therapeutics approved for the treatment of IBD marketed by Johnson & Johnson, Amgen Inc., Abbvie Inc., Takeda, Bristol Myers Squibb and Pfizer Inc. in addition to other major pharmaceutical companies, against which our product candidate may compete, if approved. In addition, we are aware of product candidates under development targeting epithelial barrier repair for the treatment of IBD, including an IL-22 agonist
program from Roche Holding AG (RG7880) in phase 2 trials, from Applied Molecular Transport (AMT-126) in phase 1 and from Abbvie (ABBV-022) also in phase 1. Other epithelial barrier repair programs include
IMU-856
by Immunic, a small molecule inhibitor of a transcription regulatory factor involved in epithelial barrier repair, in phase 1; TP-317 by Thetis Pharmaceuticals, an oral therapeutic designed to deliver Resolvin E1 to the gastrointestinal tract, in phase 1; and GB-004 by Gossamer Bio, a small molecule stabilizer of HIF1α, in phase 2.
We are aware of product candidates under development for AH and liver failure. Durect Corp is investigating DUR-928 in
a phase 2/3 clinical trial and Akaza Bioscience is investigating resatorvid in a phase 2 clinical trial.
With respect to our earlier stage research programs, we are aware of one FDA-approved treatment
targeting the Wnt pathway. Evenity (romosozumab) is a humanized monoclonal antibody targeting sclerostin and currently marketed by Amgen Inc. and UCB for postmenopausal osteoporosis. Ankasa Regenerative Therapeutics, Inc. is developing a liposomal formulation of recombinant human Wnt3A protein, that is applied ex vivo, to harvested autologous bone grafts (autograft) to enhance the osteogenic properties of the autograft prior to reimplantation in orthopedic surgeries. Frequency Therapeutics is developing a therapeutic product focused on the underlying cause of sensorineural hearing loss by activating progenitor cells to regenerate hair cells. AntlerA Therapeutics is a preclinical stage company developing Wnt antibody-like molecules (ANTs) that activate specific Fzd receptor complexes and are designed to control tissue stem cells and promote tissue repair and rejuvenation.
For additional information on the competitive risks we face, please see the section of this prospectus titled “
Risk Factors—Risks Related to Our Business—We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target.
”
Government Regulation
Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biological products, such as our product candidates and any future product candidates. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
Regulatory Approval in the United States
In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (FDCA) the Public Health Service Act (PHSA), and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•
completion of extensive preclinical laboratory and animal studies in accordance with applicable regulations, including studies conducted in accordance with the FDA’s Good Laboratory Practice (GLP), requirements;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (IRB) or independent ethics committee at each clinical trial site before each clinical trial may be commenced;

•
performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice (GCP) requirements and other clinical trial-related regulations to establish the safety, purity and potency of the product candidate for each proposed indication;

•	preparation and submission to the FDA of a biologics license application (BLA), after completion of all clinical trials;

•	payment of any user fees for FDA review of the BLA;

•	a determination by the FDA within 60 days of its receipt of a BLA to accept the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•
satisfactory completion of one or more
FDA pre-approval inspections
of the manufacturing facility or facilities where the biologic, or components thereof, will be produced to assess compliance with current cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

•	satisfactory completion of any potential FDA audits of the clinical trial sites that generated the data in support of the BLA to assure compliance with GCPs and integrity of the clinical data; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.
Preclinical Studies
Before testing any biological product candidates in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical Trials
The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated in the trial. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.
There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the
www.clinicaltrials.gov
website. Information related to the product, patient population, phase of investigation, clinical trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Disclosure of the results of these clinical trials can be delayed in certain circumstances.
A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
For purposes of BLA submission and approval, clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, which may overlap or be combined:

•
Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the safety, dosage tolerance, absorption, metabolism and distribution of the product candidate in humans, the side effects associated with increasing doses, and, if possible, early evidence of effectiveness.

•
Phase 2 clinical trials generally involve studies conducted in a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•
Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide statistically significant evidence of clinical efficacy of the product for its intended use, further evaluate its safety and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the biologic.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including non-compliance with
regulatory requirements or a finding that the patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.
Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biologic does not undergo unacceptable deterioration over their shelf life.
FDA Review Processes
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.
The cost of preparing and submitting a BLA is substantial. Under the PDUFA, each BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.
The applicant under an approved BLA is also subject to an annual program fee.
The FDA reviews a submitted BLA to determine if it is substantially complete before the FDA accepts it for filing and may request additional information from the sponsor. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission. In this event, the BLA must be resubmitted with any additional information requested. Once the submission is accepted for filing, the FDA begins an in-depth review
of the BLA. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Under the goals agreed to by the FDA under the Prescription Drug User Fee Act (PDUFA), the FDA has ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process can be extended by FDA requests for additional information or clarification.
Before approving a BLA, the FDA will typically conduct
a pre-approval inspection
of the manufacturing facilities for the new product to determine whether such facilities comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.
The FDA also may audit data from clinical trials to ensure compliance with GCP requirements and the integrity of the data supporting safety, purity, and potency of the product candidate. Additionally, the FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it generally considers such recommendations carefully when making decisions on approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product is produced, it will issue either an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the BLA and may require additional clinical data, additional pivotal clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing in order for FDA to reconsider the application. If a CRL is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA has committed to reviewing such resubmissions in two or six months from receipt, depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may require a REMS to help ensure that the benefits of the biologic outweigh the potential risks to patients. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use. A REMS can include medication guides, communication plans for healthcare professionals and elements to assure a product’s safe use (“ETASU”). An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and
post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.
Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation on its own does not convey any advantage in or shorten the duration of the regulatory review and approval process.
Among the benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee. In addition, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication. In the latter case, because healthcare professionals are free to prescribe products for off-label uses,
the competitor’s product could be used for the orphan indication despite another product’s orphan exclusivity.
A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. For example, fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and where preclinical or clinical data demonstrate the potential to address unmet medical needs for the disease condition. Fast track designation applies to combination of the product and the specific indication for which it is being studied. The sponsor of a biological product candidate can request the FDA to designate the candidate for a specific indication for fast track status concurrent with, or after, the submission of the IND for the candidate. The FDA must determine if the biologic candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Breakthrough therapy designation may be granted for products that are intended, alone or in combination with one or more other products, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new biologic candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the biologic candidate. The FDA must determine if the biological product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner. The designation also includes all of the fast track program features, including eligibility for rolling review of BLA submissions if the relevant criteria are met.
Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing
date (as compared to ten months under standard review).
Accelerated approval may be granted for products that are intended to treat a serious or life-threatening condition and that generally provide a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval, but may expedite the development or approval process.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Pediatric Information
Under the Pediatric Research Equity Act (PREA), BLAs or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA generally does not apply to any biological product for an indication for which orphan designation has been granted. PREA applies to BLAs for orphan-designated biologics if the biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA has determined is substantially relevant to the growth or progression of a pediatric cancer.
The Best Pharmaceuticals for Children Act (BPCA) provides
a six-month extension
of any exclusivity—patent
or non-patent—for a
biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new biologic in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.
Post-Approval Requirements
Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. Once a BLA is approved, a product will be subject to certain additional post-approval requirements.
The FDA also may require post-marketing testing, known as Phase 4 testing, may impose a REMS and/or post-market
surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Manufacturers are subject to periodic unannounced inspections by the FDA, including those focused on manufacturing facilities to assess compliance with cGMPs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	fines, warning or other enforcement-related letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA.
Such off-label uses
are common across medical specialties. Physicians may believe that such off-label uses
are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use
of their products.
Biosimilars and Reference Product Exclusivity
The Affordable Care Act, signed into law in 2010, includes a subtitle called The Biologics Price Competition and Innovation Act of 2009 (BPCIA), which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference
biological product. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA an application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. During this 12-year period
of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled
clinical trials to demonstrate the safety, purity and potency of its product.
International Regulation
In addition to regulations in the United States, a variety of foreign regulations govern clinical trials, commercial sales and distribution of product candidates. The approval process varies from country to country and the time to approval may be longer or shorter than that required for FDA approval.
Other Healthcare Laws and Regulations and Legislative Reform
Healthcare Laws and Regulations
Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our operations, including any arrangements with healthcare providers, physicians, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Our current and future operations are subject to regulation by various federal, state, and local authorities in addition to the FDA, including but not limited to CMS, HHS (including the Office of Inspector General, Office for Civil Rights and the Health Resources and Services Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. The healthcare laws that may affect our ability to operate include, but are not limited to:

•
The federal Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Additionally, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
Federal civil and criminal false claims laws, such as the False Claims Act, which can be enforced by private citizens through civil qui tam actions, and civil monetary penalty laws prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Drug manufacturers can be held liable under the False

Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. For example, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their alleged off-label promotion
of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal healthcare programs for the product. In addition, a claim including items or services resulting from a violation of the federal
Anti-Kickback
Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
HIPAA, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal
Anti-Kickback
Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
HIPAA, as amended by Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, which impose privacy, security and breach reporting obligations with respect to individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•	Federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•
The federal transparency requirements under the Physician Payments Sunshine Act, created under the Affordable Care Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician’s immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to certain non-physician providers
such as physician assistants and nurse practitioners;

•	Federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•
State and foreign laws that are analogous to each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party
payors, including private insurers, and state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and

•	State and foreign laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers; state laws that require the reporting of marketing expenditures or drug pricing, including information pertaining to and justifying price increases; state and local laws that require the registration of pharmaceutical sales representatives; state laws that prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals; state laws that require the posting of information relating to clinical trials and their outcomes; and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by
HIPAA, thus requiring additional compliance efforts.

If our operations are found to be in violation of any of these laws or any other current or future healthcare laws that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with
these laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.
Legislative Reform
We operate in a highly regulated industry, and new laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, related to healthcare availability, the method of delivery and payment for healthcare products and services could negatively affect our business, financial condition and prospects. There is significant interest in promoting healthcare reforms, and it is likely that federal and state legislatures within the United States and the governments of other countries will continue to consider changes to existing healthcare legislation.
For example, the United States and state governments continue to propose and pass legislation designed to reduce the cost of healthcare. In 2010, the U.S. Congress enacted the Affordable Care Act, which included changes to the coverage and reimbursement of drug products under government healthcare programs such as:

•	increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program;

•	established a branded prescription drug fee that pharmaceutical manufacturers of certain branded prescription drugs must pay to the federal government;

•	expanded the list of covered entities eligible to participate in the 340B drug pricing program by adding new entities to the program;

•
established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70%, effective as of
2019) point-of-sale discounts
off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected;

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•
established a Center for Medicare and Medicaid Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•	created a licensure framework for follow-on biologic products.
There remain judicial and congressional challenges to certain aspects of the Affordable Care Act. It is unclear how efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act. It is difficult to predict the future legislative landscape in healthcare and the effect on our business, results of operations, financial condition and prospects.
In addition, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. If government spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA, to continue to function at current levels, which may impact the ability of relevant agencies to timely review and approve research and development, manufacturing and marketing activities, which may delay our ability to develop, market and sell any product candidates we may develop. Moreover, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, or any significant taxes or fees that may be imposed on us, as part of any broader deficit reduction effort or legislative replacement to the Budget Control Act, could have an adverse impact on our anticipated product revenues.
Furthermore, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several congressional inquiries and proposed legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.
We expect that additional state and federal healthcare reform measures will be adopted in the future.
Employees and Human Capital Resources
Our Employees
As of December 31, 2021, we had 83 full-time employees, with 60 in research and development and 23 in general and administrative functions. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We consider our relationship with our employees to be good.
Despite the competitive recruiting landscape and additional challenges the COVID-19 pandemic presented, in 2021 we hired 28 new full-time employees. We believe our total compensation package helps us attract and retain our employees. We offer our employees flexible benefits to meet the individual health and wellness needs of our employees, including competitive pay, equity grants, medical benefits, leave programs, and a 401(k) savings plan.
Our human capital objectives include, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.
Strategic Talent and Culture Vision
We are committed to being a great place to work for enterprising pioneers. We embody these shared values or principles in our work and daily interactions: collaborate, lead, innovate, motivate, and be brave, open and nurturing. These core principles are incorporated in all our people practices including hiring, performance management, and career development. We strive to foster an environment for our employees where:

•	we bravely explore and innovate together, with passion for the work and honesty towards each other;

•	flexibility in skills, resilience, and adaptability to change are valued;

•	diversity, equity, and inclusion are embraced, and everyone makes a difference;

•	the workplace is fun, supportive and rewarding; and

•	patients are at the heart of what we do.
We know how much culture matters to the quality of our work experience, so we are committed to do all we can to strengthen our culture. Our inclusive and pioneering culture creates a sense of belonging, impact, adventure and fun. Our values are not just words on the wall.
Leadership is something that we promote at all levels, encouraging employees to expand their comfort zones through team adventures and enthusiastically celebrate our accomplishments together. Through Surrozen Leadership Academy, we provide training to all employees on various leadership topics that support the long-term growth of the organization.
Employee Engagement
Our engagement strategy focuses on creating a workplace that is reflective of our core values. We believe that strong employee engagement helps enable higher retention and better business performance.
Employee feedback is gathered through regular conversations with our employees, managers, and through engagement surveys. Feedback informs and shapes our future employee-focused initiatives. Feedback has been incorporated into changes in our compensation, benefits, employee development programs and other culture programs.
Diversity, Equity, and Inclusion
We believe a diverse workforce and culture of inclusion is essential. To that end, we recently formed IDEA, a committee focused on diversity, equity, and inclusion. The committee is committed to making Surrozen a safe space for all employees, where everyone can voice their opinions without fear.

IDEA’s mission is for everyone to feel they belong at Surrozen, and that they are acknowledged, appreciated, and given opportunities for development. IDEA is committed to raising awareness, spotlighting cultural and heritage events, and celebrating all our multi-faceted backgrounds.
As of December 31, 2021, 48% of all employees were female, and 41% or our managerial employees were female.
Employee Wellness and Safety
It is our goal to provide a safe and healthy workplace for all employees and to eliminate occupational injuries and illnesses. Every employee is obligated to always comply with the requirements of our Injury and Illness Prevention Program. In addition, we provide information to employees about workplace safety and health issues through bulletin board postings, memos, training, and online or other written communications. All employees and managers complete workplace harassment and sexual harassment training that includes details on how to report any violation of these policies.
During the COVID-19 pandemic, we have taken caution and adhered to local safety guidelines. We have also created policies and practices to ensure the safety of employees within the office, including increasing cleaning procedures, encouraging employees who are able to work from home to do so and implementing mask mandates, social distancing, and additional safety measures as appropriate. We require all U.S. employees to be vaccinated, boosted, and provide optional PCR based testing on a weekly basis for all on-site employees. For any employee who contracts COVID-19, we provide full pay for their entire recovery and quarantine time, regardless of the guidelines of their home country. We provide sick leave for any affected employee at 100% of their salary or average hourly wages.
In general, we support a flexible workforce. We offer a variety of work arrangements including remote working, hybrid (virtual and on-site) and completely on-site.
As an additional benefit for all employees, we provide flu shots for our employees and their families.
Code of Conduct
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand our Code of Business Conduct and Ethics and its application to the performance of his or her business responsibilities.
Facilities
Our principal executive offices are located in South San Francisco, California, pursuant to a lease that expires in 2025. We believe that our current facilities are adequate to meet our ongoing needs, and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages, and positions of our current executive officers and directors:

Name	Age	Position(s)
Executive Officers
Craig Parker	60	President, Chief Executive Officer and Director
Geertrui (Trudy) Vanhove, M.D., Ph.D.	56	Chief Medical Officer
Wen-Chen Yeh, M.D., Ph.D.	58	Chief Scientific Officer
Charles Williams	42	Chief Financial Officer
Non-Employee Directors
Anna Berkenblit, M.D. (2)	52	Director
Tim Kutzkey, Ph.D. (1)(3)(6)	46	Director, Chairman of the Board
Shao-Lee Lin, M.D., Ph.D. (2)	55	Director
David J. Woodhouse, Ph.D. (1)	51	Director
Mary Haak-Frendscho, Ph.D. (2)(5)	65	Director
Mace Rothenberg, M.D. (3)	65	Director
Christopher Y. Chai (1)(3)(4)	55	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Chair of the audit committee.
(5)	Chair of the compensation committee.
(6)	Chair of the nominating and corporate governance committee.
Executive Officers
Craig Parker
 has served as our President and Chief Executive Officer since March 2018 and as a member of our board of directors since April 2018. From August 2014 to March 2018, Mr. Parker served as Senior Vice President of Corporate Development at Jazz Pharmaceuticals plc, a biopharmaceutical company. From 2012 to 2014, Mr. Parker served as Executive Vice President of Corporate Development and Scientific Affairs at Geron Corporation and from 2011 to 2012 as Senior Vice President of Strategy and Corporate Development at Human Genome Sciences, or HGS, until its acquisition by GlaxoSmithKline plc. Prior to HGS, Mr. Parker worked in various positions at J.P. Morgan and other Wall Street financial institutions. Mr. Parker served on the board of directors of vTv Therapeutics, a biopharmaceutical company, from July 2015 to February 2019. Mr. Parker is a member of the Scientific Advisory Board and chairs the Leadership Council of the Life Sciences Institute, University of Michigan and has been a member since 2005. Mr. Parker received an A.B. in biological sciences from the University of Chicago, an M.B.A. from the University of Michigan and attended the Georgetown University School of Medicine. We believe that Mr. Parker’s extensive scientific, business and leadership experience in both public and privately-held companies in the life sciences industry provide him with the qualifications and skills to serve on our board of directors and as our President and Chief Executive Officer.
Geertrui (Trudy) Vanhove
, M.D., Ph.D. has served as our Chief Medical Officer since April 2019. From June 2012 to October 2015, she served as Vice President, Medical Affairs and, from October 2015 to April 2019, she served as Vice President, Head of Search and Evaluation at Jazz Pharmaceuticals plc. From 2011 to 2012, she served as Vice President, Medical Affairs at Depomed, Inc., a pharmaceutical company. Prior to this, Dr. Vanhove held positions of increasing responsibility from 2006 to 2011 in Clinical Development at NeurogesX, Inc., a biopharmaceutical company. Prior to NeurogesX, Dr. Vanhove served as Medical Director at XOMA (US) LLC and Abbott Laboratories. Dr. Vanhove also served on the board of Insys Therapeutics from

April 2018 to February 2020. Dr. Vanhove received an M.D. and a Ph.D. in pharmacology from the Catholic University in Leuven, Belgium and completed a fellowship in clinical pharmacology at Stanford University. Dr. Vanhove also received an M.B.A. from St. Mary’s College of California.
Wen-Chen
 Yeh
, M.D., Ph.D. has served as our Chief Scientific Officer since May 2016. From December 2006 to April 2016, he held various positions of increasing responsibility at Amgen Inc., or Amgen, a biopharmaceutical company, as an Associate Director, Director of Research and Scientific Executive Director. Prior to Amgen, Dr. Yeh served as a professor and led a research laboratory at the University of Toronto. Dr. Yeh received an M.D. from the National Taiwan University and a Ph.D. from The Johns Hopkins University.
Charles Williams
 has served as our Chief Financial Officer since November 2020. From 2013 to November 2020, he served as Head of Corporate Development at Jazz Pharmaceuticals plc. From 2008 to 2013, he served as Director of Corporate and Business Development at MAP Pharmaceuticals, Inc., a biopharmaceutical company acquired by Allergan, Inc. Prior to MAP, Mr. Williams held various roles related to business development, finance and strategic planning at CV Therapeutics, Inc., a biopharmaceutical company acquired by Gilead Sciences, Inc. Mr. Williams received a B.A. in economics from Cornell University.
Non-Employee Directors
Anna Berkenblit
, M.D. has served on our board of directors since March 2019. Dr. Berkenblit has served as the Senior Vice President and Chief Medical Officer at ImunnoGen, Inc., a biotechnology company, since April 2015. Prior to ImmunoGen, Dr. Berkenblit served as Senior Vice President Head of Clinical Development at H3, Biomedicine Inc., a developer of targeted anti-cancer compounders, from 2013 to 2015. From 2011 to 2013, she served as Head of Clinical Research at AVEO Pharmaceuticals, Inc., a biopharmaceutical company, where she led the clinical development of oncology product candidates spanning early testing to registration trials. From January 2007 to September 2011, Dr. Berkenblit held various positions of increasing responsibility at Pfizer Inc., a biopharmaceutical company. Dr. Berkenblit received an M.D. from Harvard Medical School and an M.M.S. degree in the Clinical Investigator Training Program of Harvard/MIT Health Sciences and Technology. We believe that Dr. Berkenblit’s extensive leadership and scientific experience, especially in the clinical development of biopharmaceuticals, provide her with the qualifications and skills to serve as a director of our company.
Tim Kutzkey
, Ph.D. has served on our board of directors since April 2016, Chairman of our board of directors since August 2021, chair of our board of directors’s Nominating and Corporate Governance Committee since August 2021 and served as our interim Chief Executive Officer from inception to April 2018. Dr. Kutzkey serves as Managing Partner of The Column Group, LLC, a venture capital partnership, where he has served in various roles since 2007. Prior to The Column Group, Dr. Kutzkey served as a scientist at Kai Pharmaceuticals, Inc. Dr. Kutzkey also serves on the board of directors of Kallyope Inc., Nura Bio Inc., Neurona Therapeutics Inc., Synthekine Inc., Plexium, Inc., Cajal Neuroscience Inc. and Carmot Therapeutics, all biotechnology companies. Dr. Kutzkey obtained a Ph.D. in molecular and cell biology from the University of California, Berkeley and completed his undergraduate degree in biological sciences from Stanford. We believe that Dr. Kutzkey’s scientific training and experience as a director of other publicly traded and privately held biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our company.
Shao-Lee
 Lin
, M.D., Ph.D. has served on our board of directors since January 2021.
Dr. Lin co-founded and
serves as the Chief Executive Officer of ACELYRIN, INC. formed in July 2020. From January 2018 to January 2020, she served as Executive Vice President, Research and Development and Chief Scientific Officer at Horizon Pharma plc, a biopharmaceutical company. From April 2015 to December 2017, she served as a corporate officer and Vice President, Therapeutic Areas, Development Excellence and International Development at Abbvie Inc., a biopharmaceutical company. Prior to Abbvie, Dr. Lin served as Vice President, Inflammation and Respiratory Development at Gilead from August 2012 to February 2015 and served in various roles of increasing responsibility at Amgen from April 2004 to August 2012, Dr. Lin served on the board of directors of Principia Biopharma Inc., a biopharmaceutical company, from April 2019 until it was acquired in September 2020 Dr. Lin has also been faculty as a Clinical Scholar at The Rockefeller University and adjunct faculty at the medical schools of Cornell University, The University of California, Los Angeles, or UCLA, Stanford University and

Northwestern University. Dr. Lin received her bachelor’s degree in chemical engineering and biochemistry from Rice University and holds an M.D. and Ph.D. from The Johns Hopkins University School of Medicine. We believe that Dr. Lin’s scientific training, work experience, and experience as a director of other publicly traded biopharmaceutical companies provide her with the qualifications and skills to serve as a director of our company.
David J. Woodhouse
, Ph.D. has served on our board of directors since September 2020. Dr. Woodhouse has served as the Chief Executive Officer and director of NGM Biopharmaceuticals, Inc., or NGM, since September 2018 Dr. Woodhouse also served as Chief Financial Officer from March 2015 until September 2018 and acting Chief Financial Officer from September 2018 until June 2020 at NGM. From 2002 to 2015, he was an investment banker at Goldman Sachs & Co. LLC, most recently as a managing director in the healthcare investment banking group and co-head of
biotechnology investment banking. Earlier in his career, Dr. Woodhouse worked at Dynavax Technologies and also as a research assistant at Amgen, Inc. Dr. Woodhouse received a B.A. in pharmacology from the University of California, Santa Barbara, an M.B.A. from the Tuck School of Business at Dartmouth and a Ph.D. in molecular pharmacology from Stanford University School of Medicine. We believe that Dr. Woodhouse’s extensive financial and executive experience provide him with the qualifications and skills to serve as a director of our company.
Mary Haak-Frendscho
, Ph.D. has served on our board of directors since March 2021 and Chair of our board of directors’ Compensation Committee since August 2021. Dr. Haak-Frendscho has served as the president and chief executive officer of Spotlight Therapeutics, Inc., a privately held biotechnology company, since January 2019. Prior to Spotlight, from January 2017 to January 2019, she was a venture partner with Versant Ventures and, from January 2016 to January 2019, she served as the chief executive officer of Blueline Bioscience, Versant’s vehicle for new company creation in Canada. Earlier, Dr. Haak-Frendscho established and served as the chair of Compugen USA, Inc. from 2012 to 2016, was the chief executive officer of Igenica Biotherapeutics from 2012 to 2014, and was the founding president and chief scientific officer of Takeda San Francisco from 2008 to 2012. She received her B.S. from the University of Michigan, M.L.A. from Washington University, M.S. from SUNY-Stony Brook, C.S.E.P. from Columbia University Graduate School of Business, and Ph.D. from the University of Wisconsin. We believe that Dr. Haak-Frendscho’s scientific training, work experience, and experience as a director of other biopharmaceutical companies provide her with the qualifications and skills to serve as a director of our company.
Mace Rothenberg
, M.D. has served on our board of directors since April 2021. Dr. Rothenberg served as chief medical officer of Pfizer Inc., a biopharmaceutical company from January 2019 to January 2021, where he led Pfizer’s Worldwide Medical & Safety organization that is responsible for ensuring that patients, physicians, and regulatory agencies are provided with information on the safe and appropriate use of Pfizer medications. From January 2019 to March 2021, Dr. Rothenberg also served as a member of Pfizer’s Portfolio Strategy and Investment Committee, Worldwide Research, Development, and Medical Leadership Team, and Blueprint Leaders Forum. Prior to becoming Pfizer’s chief medical officer, Dr. Rothenberg led Pfizer’s oncology clinical drug development efforts. During his ten years in this role, Dr. Rothenberg’s organization obtained FDA approval for eleven cancer medicines. He received his B.A. from the University of Pennsylvania and his M.D. from the New York University School of Medicine. Dr. Rothenberg received his post-graduate training in Internal Medicine at Vanderbilt University and in Medical Oncology at the National Cancer Institute. In addition, Dr. Rothenberg currently serves as a member of the board for Tango Therapeutics and Aulos Bioscience, both biopharmaceutical companies. We believe that Dr. Rothenberg’s scientific training, work experience, and experience as a director of other biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our company.
Christopher Y. Chai
.
 has served on our board of directors since April 2021 and Chair of our board of directors’ Audit Committee since August 2021. Mr. Chai has served as a venture partner at SR One. since January 2021, where he works with portfolio companies on their engagement with Wall Street and their overall financing strategy and execution. Prior to joining SR One, Mr. Chai served as Chief Financial Officer of Principia Biopharma Inc. from 2013 to 2020, where he led the company from an early-stage private venture-backed company to its acquisition by Sanofi S.A.. Mr. Chai previously served as Chief Financial Officer at MAP Pharmaceuticals, Inc. (acquired by Allergan, Inc.) and Vice President, Treasury and Investor Relations at CV Therapeutics, Inc. (acquired by Gilead Sciences, Inc.). Mr. Chai received his B.S. in Operations

Research and Industrial Engineering from Cornell University. We believe that Mr. Chai’s extensive financial and executive experience provide him with the qualifications and skills to serve as a director of our company.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors, which currently consists of eight directors. Each director will continue to serve until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Anna Berkenblit, M.D. and Tim Kutzkey, Ph.D., and their terms will expire at our first annual meeting of stockholders in 2021;

•
the Class II directors are
Shao-Lee
Lin, M.D., Ph.D., Mace Rothenberg, M.D. and David J. Woodhouse, Ph.D., and their terms will expire at our second annual meeting of stockholders to be held in 2022; and

•	the Class III directors are Christopher Y. Chai, Mary Haak-Frendscho, Ph.D. and Craig Parker, and their terms will expire at our third annual meeting of stockholders to be held in 2023.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of
the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Chai and Drs. Berkenblit, Lin, Woodhouse, Haak-Frendscho, Kutzkey and Rothenberg do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director
has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director
and the transactions described in the section titled “
Certain Relationships and Related Party Transactions
.”
Role of the Board on Risk Oversight
One of the key functions of the board of directors is the informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of Our Board of Directors
Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors following the consummation of the Business Combination are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of the following members: Christopher Y. Chai, David J. Woodhouse, Ph.D. and Tim Kutzkey, Ph.D. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the Nasdaq listing standards and
Rule 10A-3(b)(1) of
the Exchange Act. The chair of our audit committee is Christopher Y. Chai. Our board of directors has determined that Christopher Y. Chai is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•
managing and/or assessing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating
results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing our policies on risk assessment and risk management;

•	reviewing, with our independent registered public accounting firm, our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee
Our board of directors has a compensation committee, which consists of the following members: Mary Haak-Frendscho, Ph.D., Anna Berkenblit, M.D. and
Shao-Lee
Lin, M.D., Ph.D. The chair of our compensation committee is Mary Haak-Frendscho, Ph.D. Our board of directors has determined that each member of the compensation committee satisfies the independence requirements under the listing standards of Nasdaq and is a “non-employee director”
as defined in
Rule 16b-3 promulgated
under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
Specific responsibilities of our compensation committee include:

•	reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections
and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Nominating and Corporate Governance Committee
The board of directors continues to have a nominating and corporate governance committee, which consists of the following members: Tim Kutzkey, Ph.D., Christopher Y. Chai and Mace Rothenberg, M.D. The chair of our nominating and corporate governance committee is Tim Kutzkey, Ph.D. Our board of directors has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the listing standards of Nasdaq.
Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairpersonship of the board of directors and committees of our board of directors;

•	reviewing developments in corporate governance practices;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Business Conduct and Ethics
We adopted a Code of Business Conduct and Ethics, or Code of Ethics, applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in accordance with applicable federal securities laws. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. The Code of Ethics is available on our website at www.surrozen.com. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our shares of common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner
Non-Employee
Director Compensation
We previously provided cash and equity-based compensation to certain of our non-employee directors. In addition, all non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of the board of directors or committees thereof. Our board of directors has approved a policy providing for annual non-employee director compensation.
The following table sets forth information regarding the compensation earned by or paid to our non-employee directors during the year ended December 31, 2021. Craig Parker, our President and Chief Executive Officer, is also a member of our board of directors, but did not receive any additional compensation for service as a director. The compensation earned by or paid to Mr. Parker as a named executive officer of Surrozen for the fiscal year ended December 31, 2021 is set forth under “
Executive Compensation—Summary Compensation Table
.”

Name	Fees Earned or Paid in Cash $	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Anna Berkenblit, M.D.	15,435	171,425	—	186,860
Tim Kutzkey, Ph.D.	31,063	—	—	31,063
Shao-Lee Lin, M.D., Ph.D. (3)	15,435	342,859	—	358,294
David J. Woodhouse, Ph.D.	16,399	171,073	—	187,472
Mary Haak-Frendscho, Ph.D. (4)	17,364	364,639	—	382,003

Name	Fees Earned or Paid in Cash $	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Mace Rothenberg, M.D. (5)	15,049	350,236	—	365,285
Christopher Y. Chai (6)	20,837	350,236	4,125	375,198
Benny Soffer, M.D. (7)	—	—	—	—
Donald J. Santel (7)	—	—	—	—
Christopher Haqq, M.D., Ph.D. (7)	—	—	—	—
Jennifer Jarrett (7)	—	—	—	—
Mitchell Blutt, M.D. (7)	—	—	—	—

(1)
The amounts reported represent the aggregate grant date fair value of the restricted stock awards granted during the fiscal year ended December 31, 2021 under Surrozen’s 2015 Plan, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718, or ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in the notes to Surrozen’s financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)	As of December 31, 2021, Drs. Berkenblit and Woodhouse held restricted stock awards covering 35,129 shares of Surrozen common stock, respectively.
(3)
Pursuant to a letter agreement that Surrozen entered into with Dr. Lin in connection with her service on board of directors, Surrozen granted Dr. Lin a restricted stock award of 35,129 shares in January 2021.

(4)
Pursuant to a letter agreement that Surrozen entered into with Dr. Haak-Frendscho in connection with her service on board of directors, Surrozen granted Dr. Haak-Frendscho a restricted stock award of 35,129 shares in March 2021.

(5)
Pursuant to a letter agreement that Surrozen entered into with Dr. Rothenberg in connection with his service on board of directors, Surrozen granted Dr. Rothenberg a restricted stock award of 35,129 shares in April 2021.

(6)
Pursuant to a letter agreement that Surrozen entered into with Mr. Chai in connection with his service on board of directors, Surrozen granted Mr. Chai a restricted stock award of 35,129 shares in April 2021.

(7)	Resigned in connection with the Business Combination.

EXECUTIVE COMPENSATION
No Consonance executive officers or directors received any cash compensation for services rendered to Consonance. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses
incurred in connection with activities on Consonance’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations
Upon the closing of the Business Combination, the executive officers of Legacy Surrozen became executive officers of Surrozen, Inc.
For the year ended December 31, 2021, our named executive officers consisted of our chief executive officer, chief financial officer and the next most highly compensated executive officer:

•	Craig Parker, our President and Chief Executive Officer;

•	Charles Williams, our Chief Financial Officer;

•	Wen-Chen Yeh, M.D., Ph.D., our Chief Scientific Officer; and

•	Gad Soffer, the Chief Executive Officer of Consonance prior to the consummation of the Business Combination.
Summary Compensation Table
The following table presents all of the compensation awarded to our named executive officers during the fiscal year ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (4)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Craig Parker	2021	495,750	—	3,470,726	246,150	—	4,212,626
President and Chief Executive Officer	2020	441,000	—	—	112,500	—	553,500
Charles Williams	2021	374,375	—	104,321	156,040	500	635,236
Chief Financial Officer	2020	30,493	40,000	510,800	—	—	581,293
Wen-Chen Yeh, M.D., Ph.D.	2021	376,330	—	216,043	151,200	500	744,073
Chief Scientific Officer	2020	358,000	—	57,060	82,000	500	497,560
Gad Soffer (5)	2021	—	—	—	—	—	—
Former Chief Executive Officer	2020	—	—	—	—	—	—

(1)
The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2021 under our 2015 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in the notes to our audited financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)
The amounts disclosed represent the applicable named executive officer’s total performance-based bonus earned for the fiscal year indicated, as described in this section below under
“—Non-Equity Incentive
Plan Compensation.”

(3)	Amounts comprised of 401(k) plan matching contributions.
(4)	Represents Mr. Williams’ signing bonus in November 2020.
(5)	Mr. Soffer was Chief Executive Officer of Consonance and resigned in connection with the Business Combination.

Employment Arrangements
We have entered into employment agreements or offer letters with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us. The employment agreements or offer letters generally will provide for at-will employment
and set forth the executive officer’s initial base salary. Each of our named executive officers has executed our standard confidential information and invention assignment agreement.
The compensation committee has also adopted severance terms whereby executive officers shall receive certain benefits if their employment is terminated without cause or in connection with a change-in-control of the Company. If terminated not-for-cause, the named executive officers will receive nine months base salary (12 months for Mr. Parker) and nine months of continued benefits (12 months for Mr. Parker) but no acceleration of equity vesting requirements. If terminated in connection with a change-in-control of the Company, i.e., at any time within the 12-month period beginning three months prior to the change-in-control, the named executive officers will receive 12 months base salary (18 months for Mr. Parker), 100% of their target bonus (1.5 times the target bonus for Mr. Parker), 12 months continuation of benefits (18 months for Mr. Parker) and acceleration of all existing equity vesting requirements.
Prior to the closing of the Business Combination, Consonance did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment
Non-Equity Incentive
Plan Compensation
In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses under our Annual Cash Bonus Plan, or Bonus Plan. The compensation committee established the Bonus Plan to incentivize our employees and reward them upon the achievement of corporate performance goals. With respect to the performance-based cash bonuses of the named executive officers for 2021, the Bonus Plan targets the amount of the bonus at 50% of base salary for our chief executive officer and 40% for other executive officers. In 2020 it was targeted at 30% of base salary for all executive officers.
Actual amounts paid under the Annual Cash Bonus Plan generally depend on the extent to which (i) we achieve our corporate performance goals, and (ii) the employee achieves his or her individual goals that were established at the beginning of the year. After the end of each year, the board of directors determines the level or percentage at which the Company has achieved its corporate goals for the past year and sets the corporate performance goals for the next year. Corporate performance goals include stretch goals that reflect our desired progress and outcomes relating to the development of our product candidates and adherence to established budgets.
When determining the actual payout amount of our chief executive officer’s performance-based cash bonus for 2021 and 2020, the compensation committee weighted 100% of its decision on the extent to which the Company achieved its corporate performance goals. When determining the actual payout amount of the performance-based cash bonus for our other executives, the compensation committee weighted 50% of its decision on the Company’s attainment of corporate performance goals and 50% on the attainment of individual performance goals.
For the fiscal year ended December 31, 2021, our board of directors determined that the Company had achieved 90% of its corporate performance goals, so Mr. Parker received 90% of his targeted bonus. Mr. Williams and Dr. Yeh received 94% and 90% of their targeted bonus amounts, respectively, based on our 90% achievement of our 2021 corporate performance goals and 98% and 90% achievement of their personal goals, respectively.
For the fiscal year ended December 31, 2020, Mr. Parker and Dr. Yeh received a bonus at the annual target of 30% of their respective base salaries based on our achievement of our 2020 corporate performance goals and Dr. Yeh’s achievement of his individual goals. Mr. Williams joined in November 2020 and was not eligible for a performance bonus for the fiscal year ended December 31, 2020.
All performance-based cash bonuses are generally paid within a few months after the year to which they relate, upon final determination by the compensation committee. The performance-based cash bonuses paid to our named executive officers for the fiscal years ended December 31, 2021 and 2020, as determined by the compensation committee based on the guidelines above, are set forth above in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”
Outstanding Equity Awards as of December 31, 2021
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.

			Option Awards (1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date
Craig Parker	04/11/2018	03/19/2018	296,406	(2)	19,761	0.69	04/10/2028
	02/07/2019	01/01/2019	25,615	(4)	9,514	1.26	02/06/2029
	02/23/2021	01/01/2021	80,505	(4)	270,792	10.77	02/22/2031
	08/12/2021	08/12/2021	—	(3)	183,335	10.25	08/12/2031
Charles Williams	12/14/2020	11/30/2020	47,571	(3)	128,077	5.13	12/13/2030
	08/12/2021	08/12/2021	—	(3)	14,597	10.25	08/12/2031
Wen-Chen Yeh, M.D., Ph.D.	02/07/2019	01/01/2019	6,403	(4)	2,379	1.26	12/31/2028
	02/13/2020	01/01/2020	16,832	(4)	18,297	2.97	02/12/2030

(1)
Each of the equity awards granted prior to August 12, 2021 was granted under the 2015 Plan. Each of the equity awards granted on August 12, 2021 or later were granted under the 2021 Plan. The 2015 Plan and 2021 Plan are described below under “
Employee Benefit and Stock Plans
.”

(2)
The shares subject to the option award vest over a four-year period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary
of the vesting commencement date, and the balance of the shares vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date. 100% of the unvested shares subject to the option will immediately become fully vested in the event that, upon or following a change in control, the holder’s employment is terminated without cause or the holder resigns for good reason.

(3)
The shares subject to the option award vest over a four-year period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary
of the vesting commencement date, and the balance of the shares vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date.

(4)
The shares subject to the option award vest over a four-year period in 48 equal monthly installments measured from the vesting commencement date, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date.

Other Compensation and Benefits
Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as generally all of our other full-time exempt employees.
Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during the fiscal years ended December 31, 2021 and 2020. The Surrozen Board may elect to provide our officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Stock Plans
Prior to August 12, 2021, grants of equity awards were provided to our named executive officers under our 2015 Equity Incentive Plan, (the “
2015 Plan
”). On August 12, 2021, we adopted the Surrozen, Inc. 2021 Equity Incentive Plan, or the 2021 Plan, which replaces and supersedes the 2015 Plan, except with respect to awards previously granted. The 2021 Plan authorizes us to grant equity and cash incentive awards to officers, directors, employees, and eligible service providers. A description of our stock plans can be found in Note 10 “Stock-Based Compensation Plan” of the consolidated financial statements in this Prospectus.
2021 Equity Incentive Plan
The Consonance board has approved and adopted, and the stockholders have approved, the Surrozen, Inc. 2021 Equity Incentive Plan (the “
2021 Plan
”), authorizing us to grant equity and cash incentive awards to eligible service providers.
Stock Awards.
 The 2021 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, which are collectively referred to as stock awards. Additionally, the 2021 Plan provides for the grant of performance cash awards. ISOs may be granted only to our employees and to any of our parent or subsidiary corporation’s employees. All other awards may be granted to employees, including officers, and to non-employee directors and
consultants of ours and any of our affiliates.
Share Reserve.
 Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2021 Plan will be equal to 10% of the fully diluted common stock as of immediately following the closing of the Business Combination. The number of shares of our common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022, and continuing through and including January 1, 2031, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Surrozen Board. The maximum number of shares that may be issued upon the exercise of ISOs under our 2021 Plan will be equal to 300% of the number of shares initially reserved for issuance under the 2021 Plan.
If a stock award granted under the 2021 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2021 Plan. In addition, the following types of shares under the 2021 Plan may become available for the grant of new stock awards under the 2021 Plan: (i) shares that are forfeited to or repurchased by us prior to becoming fully vested; (ii) shares withheld to satisfy income or employment withholding taxes; or (iii) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2021 Plan may be previously unissued shares or reacquired shares bought by us on the open market.
The maximum number of shares of common stock subject to stock awards granted under the 2021 Plan or otherwise during any one calendar year to any non-employee director, taken
together with any cash fees paid by us
to such non-employee director during
such calendar year for service on the board of directors, will not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee
director is first appointed or elected to the Surrozen Board, $1,000,000.
Administration.
 The Surrozen Board, or a duly authorized committee thereof, will have the authority to administer the 2021 Plan. The New Surrozen Board may also delegate to one or more of our officers the authority to (i) designate employees (other than other officers) to be recipients of certain stock awards, (ii) determine the number of shares of common stock to be subject to such stock awards and (iii) specify the other terms and conditions, including the strike price or purchase price and vesting schedule, applicable to such awards. Subject to the terms of the 2021 Plan, the Surrozen Board or the authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and the vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of stock awards granted and the types of consideration to be paid for the stock award.
The plan administrator has the authority to modify outstanding stock awards under our 2021 Plan. Subject to the terms of our 2021 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.
 ISOs and NSOs are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our common stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.
Tax Limitations on ISOs.
 The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.
 Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (i) cash, check, bank draft or money order, (ii) services rendered to us or our affiliates or (iii) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.
 Restricted stock unit awards are evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock unit award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights.
 Stock appreciation rights are evidenced by stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount in cash or stock equal to (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term will be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Unless the plan administrator provides otherwise, stock appreciation rights generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A stock appreciation right holder may designate a beneficiary, however, who may exercise the stock appreciation right following the holder’s death.
Performance Awards.
 Our 2021 Plan permits the grant of performance-based stock and cash awards. The performance goals that may be selected include one or more of the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (viii) total stockholder return; (ix) return on equity or average stockholder’s equity; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating
cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) stockholders’ equity; (xxx) capital expenditures; (xxxi) debt levels; (xxxii) operating profit or net operating profit; (xxxiii) workforce diversity; (xxiv) growth of net income or operating income; xxxv) billings; (xxxvi) bookings; (xxxvii) employee retention; (xxxviii) user satisfaction; (xxxix) the number of users, including unique users; (xl) budget management; (xli) partner satisfaction; (xlii) entry into or completion of strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (xliii) other measures of performance selected by the Surrozen Board or a committee thereof.
The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (xii) to exclude the effects of any other unusual, nonrecurring gain or loss or other extraordinary item. In addition, we retain the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards.
 The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Changes to Capital Structure.
 If there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and number of shares that may be issued upon the exercise of ISOs and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.
 In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as the Surrozen Board may deem appropriate; or

•
make a payment equal to the excess of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) the exercise price or strike price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.
Under the 2021 Plan, a significant corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.
 The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under the 2021 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (ii ) a consummated merger, consolidation or similar transaction immediately after which our stockholders do not own more than 50% of the combined voting power of the surviving entity (or its parent company), (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our assets and (iv) certain dissolutions, liquidations and changes in the board of directors.
Transferability.
 A participant may not transfer stock awards under our 2021 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2021 Plan.
Amendment and Termination.
 The Surrozen Board will have the authority to amend, suspend or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date the Surrozen Board adopts the 2021 Plan.
2021 Employee Stock Purchase Plan
The Consonance board approved and adopted, subject to Consonance stockholder approval, the Surrozen, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP has been approved by the Consonance stockholders, Consonance is authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of shares of Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms.
Share Reserve
. The ESPP authorizes the issuance of a number of shares of our common stock equal to 1% of the fully diluted common stock immediately following the consummation of the Business Combination pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through and including January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii) a number of shares of Common Stock equal to 200% of the initial share reserve; provided, that prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).
Administration
. The board of directors has the authority to delegate concurrent authority to administer the ESPP to a compensation committee thereof. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions
. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.
Limitations.
 Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.
Changes to Capital Structure
. If there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares and purchase price of all outstanding purchase rights and (iv) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions
. In the event of certain significant corporate transactions, including (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of 50% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transactions and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendments, Termination
. The board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP, as required by applicable law or listing requirements.
2015 Equity Incentive Plan
The Surrozen board of directors adopted the 2015 Plan and our stockholders approved the 2015 Plan in August 2015.
The 2015 Plan allows us to provide ISOs, within the meaning of Section 422 of the Code, NSOs, stock appreciation rights, restricted stock awards and restricted stock units, which are collectively referred to as stock awards.
Upon the effective date of the 2021 Plan, no additional awards may be granted under the 2015 Plan, and the 2015 Plan was terminated on such date. However, our 2015 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2015 Plan until such outstanding awards are exercised, terminate or expire by their terms.
Administration
. Our compensation committee has the authority, concurrent with our board of directors to administer our 2015 Plan (referred to herein as the plan administrator). Different committees may administer our 2015 Plan with respect to different service providers. Under our 2015 Plan, the plan administrator has the authority (i) to determine the fair market value of our common stock; (ii) to select the persons to receive awards; (iii) to determine the number of shares subject to awards; (vi) to approve the forms of award agreements; (v) to determine the terms and conditions of awards, such as the exercise price and vesting terms; (vi) to institute and determine the terms of an exchange program (as described below); (vii) to construe and interpret the terms of the 2015 Plan and awards granted thereunder; (viii) to prescribe, amend and rescind rules relating to the 2015 Plan; (ix) to modify or amend each award; (x) to allow for participants to enter into certain tax withholding arrangements; (xi) to allow a participant to defer the receipt of the payment of cash or delivery of shares that would be due to a participant under a stock award; and (xii) to make all other determinations necessary or advisable for the administration of the 2015 Plan. The plan administrator’s decisions are final and binding on all participants and any other persons holding awards.
The administrator’s powers include the power to institute an exchange program (without stockholder approval) under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator and/or (iii) the exercise price of an outstanding award is increased or reduced.
Eligibility
. Employees, directors and consultants, including employees and consultants of any of our parent or subsidiary companies, are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer or sale of securities in a capital-raising transaction and do not directly promote or maintain a market for our securities. Only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.
Stock Options
. Stock options have been granted under our 2015 Plan. Subject to the provisions of our 2015 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.
The term of an option is stated in the applicable award agreement, but the term of an option may not exceed ten years from the grant date. The administrator determines the exercise price of stock options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, except as provided for in the 2015 Plan. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary companies will have a term of no longer than five years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all plans of ours and any of our parent or subsidiary companies) exceeds $100,000, such options will be treated as nonstatutory stock options.
Stock options granted under the 2015 Plan vest at the rate specified by the plan administrator. Payment for the purchase of common stock issued upon the exercise of a stock option may be made in a form of consideration as determined by the plan administrator, including: (i) cash; (ii) check; (iii) promissory note; (iv) surrendering shares of common stock already owned by a participant; (v) under a cashless exercise program; (vi) by net exercise; (vii) other consideration to the extent permitted by applicable laws; or (viii) any combination of the above. The plan administrator determines the term of options granted under the 2015 Plan, up to a maximum of ten years (or five years in the case of incentive stock options granted to certain stockholders). The plan administrator shall determine the effect on a stock option of the disability, death, leave of absence or any other change or purported change in a participant’s status. Stock options generally are not transferable except by will, the laws of descent and distribution, or as otherwise provided by the plan administrator.
The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in our 2015 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for 30 days or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for six months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.
Restricted Stock Awards.
 Restricted stock awards have been granted under our 2015 Plan. Restricted stock awards granted under the 2015 Plan vest at the rate specified by the plan administrator. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Unless determined otherwise by the plan administrator, a participant holding a restricted stock award will have full voting rights with respect to the shares subject to the award and will be entitled to receive all dividends and other distributions paid with respect to such shares. If any dividends or distributions are paid in shares, those shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock on which they were paid.
Non-transferability
 of Awards
. Unless determined otherwise by the administrator, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (3) as permitted by Rule 701 of the Securities Act of 1933, as amended (the Securities Act).

Changes to Capital Structure
. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination,
repurchase, exchange of shares or our other securities or other change in our corporate structure affecting the shares, the plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will make adjustments to the number and class of shares that may be delivered under our 2015 Plan and/or the number, class and price of shares covered by each outstanding award.
Dissolution or Liquidation
. In the event of our proposed dissolution or liquidation a stock award will terminate immediately prior to the consummation of such proposed action.
Merger and Change in Control
. In the event of our merger with or into another corporation or entity or a “change in control” (as defined in our 2015 Plan), the plan administrator may take any of the following actions with regards to each outstanding award:

•	provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•	upon written notice to a participant, provide for the termination of the participant’s awards upon or immediately prior to the consummation of such merger or change in control;

•
provide that outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the plan administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control;

•
provide for the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of such award with other rights or property selected by the plan administrator in its sole discretion; or

•	any combination of the foregoing.
The plan administrator is not obligated to treat all awards (or portions thereof) similarly.
In the event that the successor corporation does not assume or substitute an award, the award will fully vest and become exercisable. If a stock option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the plan administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
Amendment and Termination
. Our board of directors may, at any time, amend, alter, suspend or terminate our 2015 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to our 2015 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to our 2015 Plan. No amendment, alteration, suspension or termination of our 2015 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, upon the effective date of our 2021 Plan, our 2015 Plan will terminate, and we will not grant any additional awards under our 2015 Plan thereafter.

401(k) Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified
retirement plan under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees and defer a portion of their compensation, within prescribed limits, through payroll contributions to the 401(k) plan. The 401(k) plan provides for an annual matching contribution of $500.
Limitations of Liability and Indemnification Matters
The Certificate of Incorporation limits the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
The Certificate of Incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. The Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that the Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales
Plans
Our directors and executive officers may adopt written plans, known as
Rule 10b5-1 plans,
in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a
Rule 10b5-1 plan,
a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a
Rule 10b5-1 plan
in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a
Rule 10b5-1 plan
when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for Surrozen’s directors and executive officers, which are described elsewhere in this prospectus, described below are transactions since January 1, 2019 and each currently proposed transaction in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of Surrozen directors, executive officers or holders of more than 5% of Surrozen outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity and other compensation, termination, change in control and other arrangements are described in the section titled “Executive Compensation.” Surrozen also describe below certain other transactions with Surrozen directors, executive officers and stockholders.
Series B Preferred Stock Financing
Between October 2018 and September 2019, Legacy Surrozen issued and sold to investors in a private placement an aggregate of 33,162,954 shares of Legacy Surrozen’s Series B preferred stock in Legacy Surrozen’s Series B preferred stock financing at a purchase price of $1.50 per share for aggregate cash proceeds of approximately $49.7 million. Each share of Series B preferred stock will automatically convert into one share of Surrozen’s common stock upon the consummation of the Business Combination.
The following table summarizes the Series B preferred stock purchased by holders of more than 5% of Legacy Surrozen’s capital stock and entities affiliated with Surrozen’s directors.

Participants	Series B Preferred Stock	Total Purchase Price
The Column Group III, LP (1)	6,261,800	$9,392,700
The Column Group III-A, LP (1)	7,071,534	$10,607,301
The Regents of the University of California	5,666,666	$8,499,999
Entities affiliated with Hartford Healthcare (2)	2,666,664	$3,999,996

(1)
Each of David Goeddel and Tim Kutzkey was a member of Legacy Surrozen’s board of directors and is a Managing Partner of The Column Group, LLC, which is the general partner of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP. Drs. Goeddel and Kutzkey are also managing members of The Column Group III Management, LP.

(2)
Consists of 1,333,332 shares of Series B Preferred Stock purchased by Hartford HealthCare Corporation Defined Benefit Master Trust and 1,333,332 shares of Series B Preferred Stock purchased by Hartford HealthCare Endowment, LLC.

Series C Preferred Stock Financing
In May 2020 and June 2020, Legacy Surrozen issued and sold to investors in a private placement an aggregate of 28,571,423 shares of Legacy Surrozen’s Series C preferred stock in Legacy Surrozen’s Series C preferred stock financing at a purchase price of $1.75 per share for aggregate cash proceeds of approximately $50.0 million. Each share of such Series C preferred stock will automatically convert into one share of Surrozen common stock upon the consummation of the Business Combination.

The following table summarizes the Series C preferred stock purchased by holders of more than 5% of Surrozen’s capital stock and entities affiliated with Surrozen’s directors.

Participants	Series C Preferred Stock	Total Purchase Price
The Column Group III, LP (1)	2,898,318	$5,072,057
The Column Group III-A, LP (1)	3,273,110	$5,727,943
The Regents of the University of California	4,285,714	$7,500,000
Entities affiliated with Hartford Healthcare (2)	3,428,570	$5,999,998

(1)
Each of David Goeddel and Tim Kutzkey was a member of Legacy Surrozen’s board of directors and is a Managing Partner of The Column Group, LLC, which is the general partner of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The
Column Group III-A, LP. Drs.
Goeddel and Kutzkey are also managing members of The Column Group III Management, LP.

(2)
Consists of 1,714,285 shares of Series C Preferred Stock purchased by Hartford HealthCare Corporation Defined Benefit Master Trust and 1,714,285 shares of Series C Preferred Stock purchased by Hartford HealthCare Endowment, LLC.

UCSF License and Option Agreements
In January 2020, Legacy Surrozen entered into the UCSF Agreements with The Regents of the University of California, a holder of more than 5% of Surrozen’s capital stock, pursuant to which Legacy Surrozen obtained from The Regents of the University of California, or
UCSF, non-exclusive licenses
to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. In consideration for the license and option rights under each UCSF Agreement, Legacy Surrozen paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee. If Surrozen exercises the option under either UCSF Agreement, Surrozen and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms
which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of Surrozen’s and Surrozen’s sublicensees’ net sales of licensed products.
For a more detailed description of the UCSF Agreements, see the section titled “
Information About Surrozen—UCSF License and Option Agreements.
”
Investors’ Rights Agreement
In connection with the Closing, that certain Registration and Shareholder Rights Agreement, dated November 18, 2020, was terminated, and New Surrozen, the Sponsor and certain stockholders of Surrozen (the “Investors”) entered into the Investors’ Rights Agreement, dated August 11, 2021, the form of which is attached as an exhibit to this prospectus and pursuant to which the Investors, subject to certain conditions, will be entitled to registration rights. The Investors include our officers and directors and certain significant stockholders, namely, The Column Group III, L.P., The Column Group III, L.P., The Regents of the University of California and the Sponsor.
Indemnification Agreements
The Certificate of Incorporation contains provisions limiting the liability of directors, and the Certificate of Incorporation provides that Surrozen indemnify each of Surrozen’s directors and officers to the fullest extent permitted under Delaware law. The Certificate of Incorporation also provides Surrozen’s board of directors with discretion to indemnify Surrozen’s employees and other agents when determined appropriate by the board.
In addition, Surrozen has entered into an indemnification agreement with each of Surrozen’s directors and executive officers, which requires Surrozen to indemnify them. For more information regarding these agreements, see the section titled “
Executive Compensation—Limitations of Liability and Indemnification Matters
.”
Policies and Procedures for Related Person Transactions
The Surrozen board of directors has adopted a related person transaction policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of
Regulation S-K under
the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Surrozen and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, the Surrozen audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each beneficial owner of more than 5% of our Common Stock;

•	each of our executive officers and directors; and

•	all of the our executive officers and directors as a group.
Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 35,126,654 shares of common stock outstanding as of March 25, 2022.

Name and Address of Beneficial Owners (1)	Shares Beneficially Owned (2)	Percentage of Total Voting Power
Directors and Executive Officers
Craig Parker (4)	493,372	1.4%
Wen-Chen Yeh (5)	269,495	*
Charles Williams (6)	72,624	*
Trudy Vanhove (7)	120,744	*
Anna Berkenblit (8)	35,129	*
Tim Kutzkey (3)	9,414,795	26.7%
Shao-Lee Lin (8)	35,129	*
David Woodhouse (8)	35,129	*
Mary Haak-Frendscho (8)	35,129	*
Mace Rothenberg (8)	35,129	*
Christopher Y. Chai (8)	35,129	*
All directors and executive officers as a group (11 persons) (9)	10,581,804	29.4%
Five Percent Holders
Entities affiliated with Mitchell J. Blutt (10)	6,692,999	18.4%
Baker Bros. Advisors LP (11)	3,333,333	9.3%
Entities affiliated with the Column Group (12)	9,414,795	26.7%
The Regents of the University of California (13)	2,081,453	5.9%

*	less than 1% beneficial ownership
(1)	Unless otherwise noted, the business address of each of the directors and officers is 171 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080.
(2)
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days or subject to restricted stock units that vest within 60 days are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes: (a) (i) 4,108,427 shares held by The Column Group III, LP (“TCG III”) and (ii) 4,904,884 shares held by The Column Group III-A, LP (“TCG III-A”), (b) (i) 78,272 shares underlying warrants held by TCG

III, and (ii) 88,394 shares underlying warrants held by TCG III-A, LP. The Column Group III GP, LP (“TCG III GP”), is the general partner of each of TCG III and TCG III-A. Dr. Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and TCG III-A and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.
(4)	Consists of 493,372 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of March 25, 2022.
(5)
Consists of (a) 219,560 shares of common stock and 49,938 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of March 25, 2022.

(6)	Consists of 72,624 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of March 25, 2022.
(7)
Consists of (a) 22,834 shares of common stock and 97,910 shares of common stock issuable pursuant to stock options that have vested or will vest and become exercisable within 60 days of March 25, 2022.

(8)	Consists of 35,129 shares of Common Stock subject to restricted stock awards.
(9)	Consists of Craig Parker, Trudy Vanhove, Wen-Chen Yeh, Charles Williams, Anna Berkenblit, Christopher Chai, Tim Kutzkey, Shao-Lee Lin, David Woodhouse, Mary Haak-Frendscho and Mace Rothenberg.
(10)
Includes (a) 3,497,500 shares of common stock, and (b) 1,165,832 shares of common stock underlying warrants held by private investment funds for which Consonance Capital Management LP (“Consonance Management”) serves as investment adviser. As the general partner of Consonance Management, Consonance Capman GP LLC (“Capman”) may direct the vote and disposition of the securities held by Consonance Management’s investment funds. As manager and member of Capman, and as principal of Consonance Management, Dr. Mitchell J. Blutt may direct the vote and disposition of the shares of common stock held by Consonance Management’s investment funds. Includes (a) 1,885,000 shares of common stock, and (b) 144,667 shares of common stock underlying warrants held by Consonance Life Sciences, LLC. Consonance Life Sciences is governed by a board of managers consisting of Dr. Mitchell J. Blutt, Benny Soffer and Kevin Livingston. As such, Dr. Mitchell J. Blutt, Dr. Benny Soffer and Kevin Livingston have voting and investment discretion of the shares held by Consonance Life Sciences and may be deemed to have shared beneficial ownership of the shares held by Consonance Life Sciences. Each of Dr. Mitchell J. Blutt, Dr. Benny Soffer and Kevin Livingston disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Based on information set forth in a Schedule 13D/A filed with the SEC on September 29, 2021.

(11)
Includes (a) (i) 2,315,223 shares of Common Stock underlying PIPE Units and (ii) 771,741 shares of Common Stock underlying PIPE Warrants, in each case held by Baker Brothers Life Sciences, L.P. (“BBLS”) and (b) (i) 184,777 shares of Common Stock underlying PIPE Units and (ii) 61,592 shares of Common Stock underlying PIPE Warrants, in each case held by 667, L.P. (“667”, and together with BBLS, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”), is the investment adviser to the BBA Funds and has sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC
(“BBA-GP”),
is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The principals of
BBA-GP
are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. The address for BBA,
BBA-GP,
Julian C. Baker and Felix J. Baker and the BBA Funds is 860 Washington Street, 3rd Floor, New York, NY 10014.

(12)
Includes: (a) (i) 4,108,427 shares held by The Column Group III, LP (“TCG III”) and (ii) 4,904,884 shares held by The Column
Group III-A,
LP
(“TCG III-A”),
(b) (i) 78,272 shares underlying warrants held by TCG III, and (ii) 88,394 shares underlying warrants held by
TCG III-A,
LP. The Column Group III GP, LP (“TCG III GP”), is the general partner of each of TCG III and
TCG III-A.
Dr. Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and
TCG III-A
and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D,
Suite DM-900,
San Francisco, CA 94129.

(13)
Includes: (a) 1,998,120 shares of common stock held by The Regents of the University of California (“UC”), and (b) 83,333 shares of common stock underlying warrants held by UC. The address for UC is 1111 Franklin Street, 6th Floor, Oakland, CA 94607. Based on information set forth in a Schedule 13G/A filed with the SEC on January 27, 2022.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the selling securityholders from time to time of up to 31,612,349 shares of Common Stock (including 4,006,657 shares of Common Stock that may be issued upon exercise of the PIPE Warrants and 1,349,943 shares of Common Stock issuable upon the exercise of stock options) and up to 4,006,657 PIPE Warrants. The selling securityholders may from time to time offer and sell any or all of the Common Stock and PIPE Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Common Stock or PIPE Warrants other than through a public sale.
Certain of the selling securityholders listed below entered into a
Lock-up
Agreement with us with respect to certain of the shares of Common Stock that may be sold by it from time to time pursuant to the registration statement of which this prospectus forms part. Such restrictions began at Closing and end on the earliest to occur of (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Surrozen completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Consonance’s public shareholders having the right to exchange their Common Stock for cash, securities or other property. See the section titled “
Certain Relationships and Related Party Transactions.
”
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of August 11, 2021 regarding the beneficial ownership of our Common Stock and Warrants by the selling securityholders and the shares of Common Stock and Warrants being offered by the selling securityholders. The applicable percentage ownership of Common Stock is based on approximately 35,027,407 shares of Common Stock outstanding as of August 11, 2021. Information with respect to shares of Common Stock and Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock or Warrants. The selling securityholders may offer and sell some, all or none of their shares of Common Stock or Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.
Except as set forth in the footnotes below, up to 3,066,667 shares of Common Stock issuable upon exercise of the Public Warrants and up to 144,667 shares of Common Stock issuable upon exercise of the Private Placement Warrants are not included in the table below.

Please see the section titled “
Plan of Distribution
” for further information regarding the selling securityholder’s method of distributing these shares

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering**	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE:
Alyeska Master Fund, L.P.(1)	666,666	500,000	—	—	166,666	166,666	—	—
Baker Bros. Advisors LP(2)	3,333,333	2,500,000	—	—	833,333	833,333	—	—
BEMAP Master Fund Ltd(3)	169,486	127,115	—	—	42,371	42,371	—	—
Bespoke Alpha MAC MIM LP(4)	25,106	18,830	—	—	6,276	6,276	—	—
Banner LLC(5)	683,333	512,500	—	—	170,833	170,833	—	—
Prelude Structured Alternatives Master Fund Ltd.(6)	98,457	73,843	—	—	24,614	24,614	—	—
Swiftcurrent Master Fund Ltd.(7)	843,876	626,157	—	—	208,719	208,719	—	—
Consonance Capital Master Account LP(8)	2,331,667	1,748,750	—	—	582,917	582,917	—	—
Consonance Capital Opportunity Master Fund, LP(9)	1,730,562	1,297,922	—	—	432,640	432,640	—	—
P Consonance Opportunities Ltd.(10)	601,103	450,828	—	—	150,275	150,275	—	—
DS Liquid Div RVA MON LLC(11)	197,461	148,096	—	—	49,365	49,365	—	—
Empery Asset Master, LTD(12)	551,909	413,932	—	—	137,977	137,977	—	—
Empery Tax Efficient III, LP(13)	223,280	167,460	—	—	55,820	55,820	—	—
Empery Tax Efficient, LP(14)	158,144	118,608	—	—	39,536	39,536	—	—
HHLR Fund, L.P.(15)	1,548,533	1,161,400	—	—	387,133	387,133	—	—
Hartford HealthCare Corporation Defined Benefit Master Trust(16)	440,000	330,000	—	—	110,000	110,000	—	—
Hartford HealthCare Endowment, LLC(17)	440,000	330,000	—	—	110,000	110,000	—	—
Harvard Management Private Equity Corporation(18)	934,915	325,000	501,582	1.4%	108,333	108,333	—	—
Monashee Pure Alpha SPV I LP(19)	108,453	81,340	—	—	27,113	27,113	—	—
Monashee Solitario Fund LP(20)	136,365	102,274	—	—	34,091	34,091	—	—
NS Investment Co., Ltd.(21)	617,963	200,000	351,287	1.0%	66,666	66,666	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering**	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
SFL SPV I LLC(22)	29.793	22,345	—	—	7,448	7,448	—	—
Spur Ventures V, LP(23)	367,407	125,000	200,741	*	41,666	41,666	—	—
SymBiosis II, LLC(24)	1,302,594	450,000	702,594	2.0%	150,000	150,000	—	—
Tech Opportunities LLC(25)	400,000	300,000	—	—	100,000	100,000	—	—
The Column Group III, LP(26)	4,421,517	4,343,245	—	—	78,272	78,272	—	—
The Column Group III-A, LP(27)	4,993,278	4,904,884	—	—	88,394	88,394	—	—
The Regents of the University of California(28)	2,081,453	1,998,120	—	—	83,333	83,333	—	—
The Trustees of Columbia University in the City of New York(29)	752,283	100,000	618,950	1.8%	33,333	33,333	—	—
YHG Investment, L.P.(30)	51,466	38,600	—	—	12,866	12,866	—	—
Directors and Officers of Surrozen and Affiliated Entities:
Craig Parker(31)	410,577	885,928	—	—	—	—	—	—
Geertrui (Trudy) Vanhove, M.D., Ph.D.(32)	94,910	217,564	—	—	—	—	—	—
Wen-Chen Yeh, M.D., Ph.D.(33)	252,492	298,600	—	—	—	—	—	—
Charles Williams(34)	47,571	190,245	—	—	—	—	—	—
Anna Berkenblit, M.D.(35)	35,129	35,129	—	—	—	—	—	—
Tim Kutzkey, Ph.D.(35)	9,414,795	9,414,795	—	—	—	—	—	—
Shao-Lee Lin, M.D., Ph.D.(35)	35,129	35,129	—	—	—	—	—	—
David J. Woodhouse, Ph.D.(35)	35,129	35,129	—	—	—	—	—	—
Mary Haak-Frendscho, Ph.D.(35)	35,129	35,129	—	—	—	—	—	—
Mace Rothenberg, M.D.(35)	35,129	35,129	—	—	—	—	—	—
Christopher Y. Chai(35)	35,129	35,129	—	—	—	—	—	—
Other Holder of Registration Rights pursuant to the Registration Agreement
Consonance Life Sciences(36)	2,029,667	1,885,000	—	—	144,667	144,667	—	—
Christopher Haqq(37)	30,000	30,000	—	—	—	—	—	—
Donald Santel(37)	30,000	30,000	—	—	—	—	—	—
Jennifer Jarrett(37)	30,000	30,000	—	—	—	—	—	—

*	Less than one percent
**	Includes shares of common stock issuable upon exercise of the warrants listed in this table in the columns under the heading “Warrants to Purchase Common Stock.”
(1)
Alyeska Investment Group, L.P., the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. The address for the selling securityholder 77 W. Wacker, Suite 700, Chicago, Illinois 60601.

(2)
Includes (i) 184,777 shares of common stock and 61,592 shares of common stock issuable upon the exercise of warrants held directly by 667, L.P. (“667”) and (ii) 2,315,223 shares of common stock and 771,741 shares of common stock issuable upon the exercise of warrants held directly by Baker Brothers Life Sciences, L.P. (“Life Sciences”, and together with 667, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”) is the investment adviser to the BBA Funds and has the sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (“BBA GP”) is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The managing members of BBA GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. Felix J. Baker, BBA and BBA GP disclaim beneficial ownership of all shares held by the BBA Funds, except to the extent of their indirect pecuniary interest therein. The business address of BBA, BBA GP, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(3)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(4)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(5)
The Managing Member of Banner LLC is Alabaster Ltd., a Bermuda Company Limited. The three directors of Alabaster Ltd. are John R. B. Richmond, Lorinda Gazzard and Ian Hilton. Consists of 512,500 shares of common stock and 170,833 warrants held of record by Banner LLC. The address for Banner LLC is Rose Bank Centre, 11 Bermudiana Road Pembroke, HM 08 Bermuda.

(6)
Prelude Structure Alternatives Master Fund Ltd. may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is c/o Bridger Capital LLC, 90 Park Ave, 40th Floor, New York, New York 10019.

(7)
Swiftcurrent Master Fund Ltd. may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is c/o Bridger Capital LLC, 90 Park Ave, 40th Floor, New York, New York 10019.

(8)
Represents securities held directly by Consonance Capital Master Account, LP (the “Master Account”). Consonance Capital Management LP (“Consonance Management”) is an indirect beneficial owner of the securities held by Master Account. Consonance Management is the investment adviser of Master Account, and pursuant to an investment advisory agreement, Consonance Management exercises voting and investment power over the securities of the Issuer held by Master Account. Consonance Capman GP LLC (“Capman”) is the general partner of Consonance Management. Mitchell Blutt is the manager and member of Capman. The address of Master Account, Consonance Management, Capman and Dr. Blutt is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019.

(9)
Represents securities held directly by Consonance Capital Opportunity Master Fund, LP (“Consonance Opportunity Master”). Consonance Management is an indirect beneficial owner of the securities held by Consonance Opportunity Master. Consonance Management is the investment adviser of Consonance Opportunity Master, and pursuant to an investment advisory agreement, Consonance Management exercises voting and investment power over the securities of the Issuer held by Consonance Opportunity Master. Capman is the general partner of Consonance Management. Mitchell Blutt is the manager and member of Capman. The address of Consonance Opportunity Master, Consonance Management, Capman and Dr. Blutt is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019.
(10)
Represents securities held directly by P Consonance Opportunities Ltd., a certain managed account (the “Managed Account”). Consonance Management is an indirect beneficial owner of the securities held by the Managed Account. Consonance Management is the investment adviser of the Managed Account and exercises voting and investment power over the securities of the Issuer held by the Managed Account. Capman is the general partner of Consonance Management. Mitchell Blutt is the manager and member of Capman. The address of the Managed Account, Consonance Management, Capman and Dr. Blutt is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019.

(11)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(12)
Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for the selling securityholder is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(13)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for the selling securityholder is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also to be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for the selling securityholder is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(15)
Represents shares directly held by HHLR Fund, L.P. (“HHLR Fund”), an exempted limited partnership organized under the laws of the Cayman Islands. HHLR Advisors, Ltd. (“HHLR”), an exempted Cayman Islands company, acts as sole management company of HHLR Fund and is deemed to be the beneficial owner of, and to control the voting power of, the ordinary shares held by HHLR Fund. The business address of each of HHLR Fund and HHLR is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central Hong Kong.

(16)
David Holmgren serves as Chief Investment Officer of the selling stockholder and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Mr. David Holmgren disclaims any beneficial ownership of the shares. The address for the selling securityholder is 80 Seymour Street, Hartford, Connecticut 06102.

(17)
David Holmgren serves as Chief Investment Officer of the selling stockholder and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Mr. David Holmgren disclaims any beneficial ownership of the shares. The address for the selling securityholder is 80 Seymour Street, Hartford, Connecticut 06102.

(18)
Harvard Management Private Equity Corporation may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is 600 Atlantic Avenue, Boston, Massachusetts 02210.

(19)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(20)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(21)
NS Investment Co., Ltd. is a general partner of, and is affiliated with, Meritz NS Global Bio Fund, which is governed by its fund manager Taekyoung Sohn. As such, Taekyoung Sohn has voting and investment discretion of the shares held by Meritz NS Global Bio Fund and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Taekyoung Sohn disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for the selling securityholder is Suite 203, 50 Seosomunno11gil, Junggu, Seoul 04515, Republic of Korea.

(22)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee”). Jeff Muller is CCO of Monashee Investment Management, LLC and has voting and dispositive power and, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(23)
Spur Capital Management V, LLC (“SCM V GP”) is the general partner of the stockholder. Paul D. Fetsch, Paul A. Gompers, Joan C. Heidorn, and C. Bradford Kelly are the Members of SCM V GP and as such may each be deemed to have voting and dispositive power over the securities held by the securityholder. Each of Paul D. Fetsch, Paul A. Gompers, Joan C. Heidorn, and C. Bradford Kelly disclaims beneficial ownership of the securities except to the extent of his/her pecuniary interests therein may be deemed to have voting and dispositive power over the securities held by the securityholder. The address for the securityholder is 2370 Nowata Place, Bartlesville, Oklahoma 74006.

(24)
SymBiosis II, LLC is governed by SymBiosis Capital Partners, LLC. Chidozie Ugwumba, as Managing Partner of SymBiosis Capital Partners, LLC. As such, Chidozie Ugwumba has voting and investment discretion of the shares held by SymBiosis Capital Partners, LLC and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. Chidozie Ugwumba disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(25)
Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address for the securityholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.

(26)
The Column Group III GP, LP (“TCG III GP LP”) is the general partner of the selling securityholder and may be deemed to have voting, investment and dispositive power with respect to the securities held by the selling securityholder. Peter Svennilson, David Goeddel and Tim Kutzkey, a member of the board of directors, are the managing partners of TCG III GP LP (the “Managing Partners”) and may each be deemed to share voting, investment and dispositive power with respect to the securities held by the selling securityholder. TCG III GP LP and each of the Managing Partners disclaim beneficial ownership of the securities held by the selling securityholder, except to the extent of their respective pecuniary interest therein. The address for the selling securityholder is 1 Letterman Dr, Building D, Suite
DM-900,
San Francisco, California 94129.

(27)
The Column Group III GP, LP (“TCG III GP LP”) is the general partner of the selling securityholder and may be deemed to have voting, investment and dispositive power with respect to the securities held by the selling securityholder. Peter Svennilson, David Goeddel and Tim Kutzkey, a member of the board of directors, are the managing partners of TCG III GP LP (the “Managing Partners”) and may each be deemed to share voting, investment and dispositive power with respect to the securities held by the selling securityholder. TCG III GP LP and each of the Managing Partners disclaim beneficial ownership of the securities held by the selling securityholder, except to the extent of their respective pecuniary interest therein. The address for the selling securityholder is 1 Letterman Dr, Building D, Suite DM-900, San Francisco, California 94129.

(28)
The Regents of the University of California may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is c/o Office of the Chief Investment Officer, 1111 Franklin Street, Oakland, California 94607.

(29)
The Trustees of Columbia University in the City of New York may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for the selling securityholder is 405 Lexington Avenue, 63rd Floor, New York, New York 10174.

(30)
Represents shares directly held by YHG Investment, L.P. (“YHG”), an exempted limited partnership organized under the laws of the Cayman Islands. HHLR Advisors, Ltd. (“HHLR”), an exempted Cayman Islands company, acts as the sole general partner of YHG, and is deemed to be the beneficial owner of, and to control the voting power of, the ordinary shares held by YHG. The business address of each of YHG and HHLR is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central Hong Kong.

(31)	Mr. Parker is our President and Chief Executive Officer. Consists of 885,928 shares of Common Stock issuable pursuant to stock options exercisable.
(32)	Dr. Vanhove is our Chief Medical Officer. Consists of 22,834 shares of Common Stock and 194,730 shares of Common Stock issuable pursuant to stock options exercisable.
(33)
Dr. Yeh is our Chief Scientific Officer. Consists of (a) 219,560 shares of Common Stock subject to restricted stock awards and (b) 79,040 shares of Common Stock issuable pursuant to stock options exercisable.

(34)	Mr. Williams is our Chief Financial Officer. Consists of 190,245 shares of Common Stock issuable pursuant to stock options exercisable.
(35)
Drs. Berkenblit, Kutzkey, Lin, Woodhouse, Haak-Frendscho and Rothenberg and Mr. Chai are members of our board of directors. With respect to Drs. Berkenblit, Lin, Woodhouse, Haak-Frendscho and Mr. Chai, consists of 35,129 shares of Common Stock subject to restricted stock awards.

(36)
Consonance Life Sciences is governed by a board of managers consisting of Mitchell J. Blutt, Benny Soffer and Kevin Livingston. As such, Mitchell J. Blutt, Benny Soffer and Kevin Livingston may be deemed to have voting and dispositive power over the securities held by the selling securityholder and may be deemed to have shared beneficial ownership of the shares held by the selling security holders. Each of Mitchell J. Blutt, Benny Soffer and Kevin Livingston disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for the selling securityholder is 1 Palmer Square, Ste 305, Princeton, New Jersey 08540.
(37)	Consists of 30,000 shares of Common Stock.

DESCRIPTION OF OUR SECURITIES
The following is a summary of the rights of our securities. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.
The following description summarizes the most important terms of our capital stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part.
Authorized and Outstanding Stock
Our authorized capital stock consists of:

•	500,000,000 shares of Common Stock, $0.0001 par value per share; and

•	10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share.
As of December 31, 2021, there were 35,034,431 shares of Common Stock issued and outstanding.

Voting Rights
Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Certificate of Incorporation prohibits cumulative voting for the election of directors unless otherwise provided by law.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
No Preemptive or Similar Rights
Our Common Stock will not be entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or
winding-up,
the assets legally available for distribution to the stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Fully Paid and
Non-Assessable
All of the outstanding shares of our Common Stock are fully paid and non-assessable.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. There are no current plans to issue any shares of Preferred Stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of this offering and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit =holders to exercise their Public Warrants on a cashless basis) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Continental Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the shares and only whole Public Warrants will trade. Accordingly, unless you purchase at least three shares, you will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a share containing such Public Warrant will have paid the full purchase price for the share solely for the Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the Common Stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Common Stock until the Public Warrants expire or are redeemed, as specified in the Continental Warrant Agreement; provided that if our Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so appoint, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
In addition, if (x) we issue additional Common Stock or equity linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination, and (z) the volume-weighted average trading price of our Common Stock during the 10 trading day period starting on the trading day after the day on which we consummate the Business Combination is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of Public Warrants for Common Stock when the price per Common Stock equals or exceeds $10.00.” and “Redemption of Public Warrants for cash when the price per Common Stock equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
Redemption of Public Warrants for cash when the price per Common Stock equals or exceeds $18.00
. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption (except as described herein with respect to the private placement Public Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which notice of the redemption is given to the Public Warrant holders (the “Reference Value”).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares is available throughout the
30-day
redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants for Common Stock when the price per Common Stock equals or exceeds $10.00.
Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•
at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below; provided, further, that if the Public Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such Public Warrants for $0.10 per share;

•
if, and only if, the Reference Value (as defined above under “
Redemption of Public Warrants for Cash When the Price per Common Stock Equals or Exceeds $18.00
”) equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before we send the notice of redemption to the Public Warrant holders; and

•	if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the private placement Public Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The numbers in the table below represent the number of Common Stock that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined based on volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
Pursuant to the Continental Warrant Agreement, references above to Common Stock shall include a security other than Common Stock into which the Common Stock have been converted or exchanged for in the event we are not the surviving company in the Business Combination. The numbers in the table below will not be adjusted when determining the number of Common Stock to be issued upon exercise of the Public Warrants if we are not the surviving entity following the Business Combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of the Public Warrant is adjusted as set forth under the heading “—
Anti-dilution Adjustments
” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Public Warrant after such adjustment and the denominator of which is the price of the Public Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. If the exercise price of the Public Warrant is adjusted as a result of raising capital in connection with the Business Combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—
Anti-dilution Adjustments
” and the denominator of which is $10.00.

Redemption date (period to expiration of Public Warrants)	Fair market value of Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361

Redemption date (period to expiration of Public Warrants)	Fair market value of Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 Common Stock per Public Warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “—
Redemption of Public Warrants for cash when the price per Common Stock equals or exceeds $18.00
.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the Public Warrant holders.
As stated above, we can redeem the Public Warrants when the Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Common Stock are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the Common Stock pursuant to the Continental Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than the Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments.
If the number of outstanding Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a sub-divisions
of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions
or similar event, the number of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Common Stock equal to the product of (i) the number of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (b) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Common Stock the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of our public shares if we do not complete the Business Combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Common Stock or pre-Business
Combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Common Stock in respect of such event.

If the number of outstanding Common Stock is decreased by a consolidation, combination, reverse share sub-division
or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division,
reclassification or similar event, the number of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Common Stock.
Whenever the number of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black-Scholes value (as defined in the Continental Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Continental Warrant Agreement to the description of the terms of the Public Warrants and the Continental Warrant Agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants.
The Public Warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Public Warrants will be issued upon separation of the shares and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Common Stock to be issued to the Public Warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Continental Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and will not be redeemable by (except as described above under “—
Public Shareholders’ Warrants—Redemption of warrants for Common Stock when the price per Class
 A ordinary share equals or exceeds $10.
00”) so long as they are held by the Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Continental Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Common Stock equal to the quotient obtained by dividing (x) the product of the number of Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public
information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into private placement units of the post-Business Combination company at a price of $10.00 per private placement unit at the option of the lender.

PIPE Warrants
The PIPE Warrants (including the Common Stock issuable upon exercise of the PIPE Warrants) are the same in all respects as the Private Placement Warrants as described above under “
Private Placement Warrants
” except that the PIPE Warrants will not be redeemable for one year following the Business Combination.
Anti-Takeover Provisions
Some provisions of Delaware law, the Certificate of Incorporation and Bylaws contain provisions that could make the following transactions more difficult: an acquisition by means of a tender offer; an acquisition by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted
in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding
for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
two-thirds
of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaws Provisions
Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•
Board of Directors Vacancies
. The Certificate of Incorporation and Bylaws authorize only the board of directors to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a stockholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•
Classified Board
. The Certificate of Incorporation and Bylaws provide that the board of directors is divided into three classes of directors for a period of time following the Closing of the Business Combination. For more information on the classified board, see the section entitled “
Management
.” Beginning at the 2026 annual meeting of stockholders, all directors will be elected to one-year
terms and the board of directors will cease to be classified. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•
Directors Removed Only for Cause
. The Certificate of Incorporation provides that stockholders may remove directors only for cause while the board of directors remains classified. Beginning at the 2026 annual meeting of stockholders, directors may be removed with or without cause by the stockholders.

•
Supermajority Requirements for Amendments of The Certificate of Incorporation and Bylaws
. The Certificate of Incorporation further provides that the affirmative vote of holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, the liability of directors and indemnification. The affirmative vote of holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors.

•
Stockholder Action; Special Meeting of Stockholders
. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors, or any chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Certificate of Incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Notice Requirements for Stockholder Proposals and Director Nominations
. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•
No Cumulative Voting
. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws prohibit cumulative voting unless otherwise provided by law.

•
Issuance of Undesignated Preferred Stock
. Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of Preferred Stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.

•
Choice of Forum
. The Certificate of Incorporation provides that the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of us; (2) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former director, officer, or other employee to the Company or the our stockholders; (3) any claim or cause of action against us or any current or former director, officer or other employee arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (6) any claim or cause of action against us or any current or former director, officer or other employee, governed by the internal affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates of under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

• the issuer of the securities that was formerly a shell company has ceased to be a shell company;

• the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

• at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
Common Stock that stockholders of Legacy Surrozen received in connection with the Business Combination is freely tradable without restriction or further registration under the Securities Act, except for certain shares issued to our affiliates within the meaning of Rule 144.
As of the date of this prospectus, there are 7,217,974 Warrants outstanding, consisting of 3,066,651 Public Warrants, 4,006,657 PIPE Warrants and 144,666 Private Placement Warrants. The Public Warrants are freely tradable. In addition, we are obligated to use best efforts to file a registration statement under the Securities Act covering 3,066,651 shares of our Common Stock that may be issued upon the exercise of the Public Warrants no later than 30 business days after the Closing, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.
Investors’ Rights Agreement
In connection with the Closing, that certain Registration and Shareholder Rights Agreement, dated November 18, 2020, was terminated, and Surrozen, the Sponsor and certain stockholders of Surrozen (the “Investors”) entered into the Investors’ Rights Agreement, dated August 11, 2021, the form of which is attached as an exhibit to this prospectus and pursuant to which the Investors, subject to certain conditions, will be entitled to registration rights. The Investors include our officers and directors and certain significant stockholders, namely, The Column Group III, L.P., The Column Group III, L.P., The Regents of the University of California and the Sponsor.

Limitation of Liability and Indemnification
The Bylaws provide that we will indemnify our directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the Certificate of Incorporation from limiting the liability of our directors for the following:

• any breach of the director’s duty of loyalty to us or to our stockholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• unlawful payment of dividends or unlawful stock repurchases or redemptions; and

• any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary
relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Bylaws, we can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Certificate of Incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were our director, officer, employee, agent or fiduciary, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in our right, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions that are in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exchange Listing
Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “SRZN” and “SRZNW”, respectively.
Transfer Agent
The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and
non-U.S.
tax consequences of the purchase, ownership and disposition of our securities.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “
IRS
”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.
We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or
non-U.S.
taxes or any
non-income
U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt
organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-
qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the United States;

•  a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

• an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•  a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

•
For purposes of this discussion, a
“non-U.S.
Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Tax Considerations Applicable to U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate
U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities—Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to
Non-U.S.
Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a
non-U.S.
Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
non-U.S.
Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). In the case of any constructive dividend (as described below under
“Non-U.S.
Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a
non-U.S.
Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Tax Considerations Applicable to
Non-U.S.
Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to
Non-U.S.
Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder) will generally not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form
W-8ECI).
Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the
non-U.S.
Holder would be the same as those described below in
“—Tax Considerations Applicable to
Non-U.S.
Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
.”
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A
non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•  the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder);

• the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•  we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
non-U.S.
Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the
non-U.S.
Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
non-U.S.
Holder were a U.S. resident. Any gains described in the first bullet point above of a
non-U.S.
Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax.
Non-U.S.
Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a
non-U.S.
Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard.
Non-U.S.
Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a
non-U.S.
Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A
non-U.S.
Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to
Non-U.S.
Holders—Taxation of Distributions” under that section in the same manner as if such
non-U.S.
Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain
non-U.S.
entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial
non-U.S.
entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding.
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
non-U.S.
Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 7,217,991 shares of Common Stock, consisting of (i) 144,667 shares of Common Stock that are issuable upon the exercise of 144,667 Private Placement Warrants (ii) 4,006,657 shares of Common Stock that are issuable upon the exercise of 4,006,657 PIPE Warrants and (iii) 3,066,667 shares of Common Stock that are issuable upon the exercise of 3,066,667 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 31,612,349 shares of Common Stock (including up to 4,006,657 shares of Common Stock that may be issued upon exercise of the PIPE Warrants, up to 144,667 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and up to 4,151,324 Warrants.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash under certain conditions. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by such selling securityholders.
The shares of Common Stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

• purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

• ordinary brokerage transactions and transactions in which the broker solicits purchasers;

• block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• an over-the-counter distribution in accordance with the rules of Nasdaq;

•  through trading plans entered into by a selling securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

• short sales;

• distribution to employees, members, limited partners or stockholders of the selling securityholders;

• through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

• by pledge to secured debts and other obligations;

• delayed delivery arrangements;

• to or through underwriters or broker-dealers;
•  in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

• in privately negotiated transactions;

• in options transactions; or

• any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
The Private Warrants (including the Combined Company Common Stock issuable upon exercise of the Private Warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until the earliest to occur of (i) 365 days after the date of the Closing, (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day

period commencing at least 150 days after the date of the Closing, or (iii) the date on which Consonance completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Consonance’s public stockholders having the right to exchange their Combined Company Common Stock for cash, securities or other property; and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Consonance IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Consonance IPO.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public
information. Accordingly, unlike Public Stockholders who could sell the shares of Combined Company Common Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares of Common Stock offered by this prospectus.
We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until two years from the effective date of this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of Surrozen, Inc. as at December 31, 2021 and 2020, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Surrozen and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.surrozen.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

SURROZEN, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Surrozen, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Surrozen, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as “the consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
San Francisco, California
March 28, 2022

SURROZEN, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$33,091	$34,982
Short-term marketable securities	68,760	14,200
Prepaid expenses and other current assets	3,338	1,042

Total current assets	105,189	50,224

Property and equipment, net	4,794	5,836
Operating lease right-of-use assets	4,582	5,556
Long-term marketable securities	21,655	—
Restricted cash	405	405
Other assets	549	39

Total assets	$137,174	$62,060

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,718	$1,776
Accrued and other liabilities	8,662	3,394
Lease liabilities, current portion	2,193	2,108

Total current liabilities	13,573	7,278
Lease liabilities, noncurrent portion	5,600	7,489
Warrant liabilities	8,301	—

Total liabilities	27,474	14,767

Commitments and contingencies (Note 6 and Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized as of December 31, 2021 and 2020; 35,034,431 and 18,256,628 shares issued and outstanding as of December 31, 2021 and 2020, respectively	4	2
Additional paid-in-capital	252,464	135,292
Accumulated other comprehensive loss	(119)	—
Accumulated deficit	(142,649)	(88,001)

Total stockholders’ equity	109,700	47,293

Total liabilities and stockholders’ equity	$137,174	$62,060

The accompanying notes are an integral part of these consolidated financial statements.

SURROZEN, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$40,177	$25,684
General and administrative	14,214	7,123

Total operating expenses	54,391	32,807

Loss from operations	(54,391)	(32,807)
Interest income	72	91
Other expense, net	(329)	—

Net loss	(54,648)	(32,716)
Unrealized loss on marketable securities, net of tax	(119)	—

Comprehensive loss	$(54,767)	$(32,716)

Net loss per share attributable to common stockholders, basic and diluted	$(2.21)	$(2.05)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,689,339	15,972,348

The accompanying notes are an integral part of these consolidated financial statements.

SURROZEN, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity
(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019, as previously reported	66,718,509	$83,211	8,178,290	$1	$1,459	$—	$(55,285)	$(53,825)
Retroactive application of recapitalization	(66,718,509)	(83,211)	4,977,197	—	83,211	—	—	83,211

Balance at December 31, 2019, after effect of Business Combination	—	—	13,155,487	1	84,670	—	(55,285)	29,386
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $114	—	—	5,018,525	1	49,885	—	—	49,886
Exercises of stock options	—	—	71,568	—	167	—	—	167
Reclassification to liability for early exercised stock options	—	—	—	—	(150)	—	—	(150)
Vesting of early exercised stock options	—	—	—	—	85	—	—	85
Repurchase of early exercised stock options	—	—	(1,393)	—	—	—	—	—
Restricted stock granted	—	—	17,564	—	—	—	—	—
Restricted stock forfeited	—	—	(5,123)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	635	—	—	635
Net loss	—	—	—	—	—	—	(32,716)	(32,716)

Balance at December 31, 2020, after effect of Business Combination	—	—	18,256,628	2	135,292	—	(88,001)	47,293
Issuance of common stock upon Business Combination and PIPE Financing, net of transaction costs and warrant liabilities	—	—	16,440,757	2	114,463	—	—	114,465
Exercises of stock options	—	—	161,447	—	411	—	—	411
Reclassification to liability for early exercised stock options	—	—	—	—	(225)	—	—	(225)
Vesting of early exercised stock options	—	—	—	—	207	—	—	207
Repurchase of early exercised stock options	—	—	(1,142)	—	—	—	—	—
Restricted stock granted	—	—	193,208	—	—	—	—	—
Restricted stock forfeited	—	—	(16,467)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,316	—	—	2,316
Other comprehensive loss	—	—	—	—	—	(119)	—	(119)
Net loss	—	—	—	—	—	—	(54,648)	(54,648)

Balance at December 31, 2021	—	$—	35,034,431	$4	$252,464	$(119)	$(142,649)	$109,700

The accompanying notes are an integral part of these consolidated financial statements.

SURROZEN, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2021	2020
Operating activities:
Net loss	$(54,648)	$(32,716)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,066	1,937
Stock-based compensation	2,316	635
Non-cash operating lease expense	1,231	992
Amortization of premium on marketable securities, net	105	1
Change in fair value of warrant liabilities	(71)	—
Transaction costs allocated to warrants in connection with Business Combination	409	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,296)	(732)
Other assets	(510)	10
Accounts payable	857	537
Accrued and other liabilities	3,789	1,903
Operating lease liabilities	(2,061)	(1,666)

Net cash used in operating activities	(48,813)	(29,099)

Investing activities:
Purchases of property and equipment	(1,269)	(874)
Purchases of marketable securities	(91,739)	(14,201)
Proceeds from sales of marketable securities	1,100	—
Proceeds from maturities of marketable securities	14,200	—

Net cash used in investing activities	(77,708)	(15,075)

Financing activities:
Proceeds from issuance of common stock upon Business Combination and PIPE Financing, net of transaction costs	124,220	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	49,886
Proceeds from exercise of stock options	411	167
Repurchase of early exercised stock options	(1)	(1)

Net cash provided by financing activities	124,630	50,052

Net (decrease) increase in cash, cash equivalents and restricted cash	(1,891)	5,878
Cash, cash equivalents and restricted cash at beginning of year	35,387	29,509

Cash, cash equivalents and restricted cash at end of year	$33,496	$35,387

Supplemental disclosure of noncash investing and financing activities:
Conversion of redeemable convertible preferred stock into common stock	$133,097	$—

Assumption of warrant liabilities in Business Combination	$8,372	$—

Transaction costs in Business Combination included in accounts payable and accrued liabilities	$1,792	$—

Purchases of property and equipment included in accounts payable	$22	$267

Vesting of early exercises of stock options	$207	$85

Reclassification to liability for early exercised stock options	$225	$150

Increase in right-of-use assets and lease liabilities due to lease extension	$257	$—

Right-of-use asset obtained in exchange for operating lease liabilities	$—	$563

The following table presents a reconciliation of the Company’s cash, cash equivalents and restricted cash in the Company’s consolidated balance sheets:

	December 31,
	2021	2020
Cash and cash equivalents	$33,091	$34,982
Restricted cash	405	405

Cash, cash equivalents and restricted cash	$33,496	$35,387

The accompanying notes are an integral part of these consolidated financial statements.

SURROZEN, INC.
Notes to the Consolidated Financial Statements
Note 1. Organization and Business
Organization
Surrozen, Inc., or the Company, formerly known as
Consonance-HFW
Acquisition Corp., or Consonance, is a preclinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. The Company, a Delaware corporation, is located in South San Francisco, California.
Business Combination and Private Investment in Public Entity Financing
Consonance was a blank check company incorporated as a Cayman Islands exempted company on August 21, 2020. It was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On August 11, 2021, Consonance consummated a business combination, or the Business Combination, pursuant to the business combination agreement, or the Business Combination Agreement, entered into on April 15, 2021 among Consonance, Perseverance Merger Sub Inc., a subsidiary of Consonance, or Merger Sub, and Surrozen, Inc., or Legacy Surrozen, a Delaware company incorporated on August 12, 2015. Upon closing of the Business Combination, Consonance became a Delaware corporation and was renamed to Surrozen, Inc., or Surrozen, Legacy Surrozen was renamed to Surrozen Operating, Inc., and Merger Sub merged with and into Legacy Surrozen, with Legacy Surrozen as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Surrozen.
Immediately after the consummation of the Business Combination, certain investors subscribed for and purchased an aggregate of 12,020,000 units for a purchase price of $10.00 per unit through a private investment in public entity financing, or PIPE Financing. Each unit consists of one share of the Company’s common stock and one-third
of one redeemable warrant for one share of the Company’s common stock exercisable at $11.50 per share. In connection with the consummation of the Business Combination and PIPE Financing, Legacy Surrozen received cash consideration of $128.8 million, after deducting the transaction fees incurred by Consonance.
Prior to the Business Combination, Consonance’s units, public shares and public warrants were listed on the New York Stock Exchange under the symbols “CHFW.U,” “CHFW,” and “CHFW.W,” respectively. On August 12, 2021, the Company’s common stock and public warrants began trading on the Nasdaq Capital Market under the symbols “SRZN” and “SRZNW,” respectively. See Note 3, “
Recapitalization
” for additional details.
Liquidity
The Company has incurred net operating losses each period since inception. During the years ended December 31, 2021 and 2020, the Company incurred a net loss of $54.6 million and $32.7 million, respectively. During the years ended December 31, 2021 and 2020, the Company used $48.8 million and $29.1 million of cash in operations. As of December 31, 2021, the Company had an accumulated deficit of approximately $142.6 million. The Company expects operating losses to continue in the foreseeable future because of additional costs and expenses related to the research and development activities. As of December 31, 2021, the Company had cash, cash equivalents and marketable securities of

$123.8 million.
Given the cash proceeds from the Business Combination and the PIPE Financing, management believes that the existing cash, cash equivalents, and marketable securities are sufficient for the Company to continue operating activities for at least the next 12 months from the date of issuance of its consolidated financial statements.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

The Company plans to continue to fund its operations through public or private equity financings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. In February 2022, the Company entered into a purchase agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of the Company’s common stock from time to time over a
36-month
period, subject to certain conditions and limitations (see Note 14). The Company’s ultimate success depends on the outcome of its research and development activities. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors would have a material adverse effect on the Company’s future financial results, financial position and cash flows.
Risks and Uncertainties
The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of results of clinical trials and reaching milestones, uncertainty of regulatory approval of the Company’s potential drug candidates, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers.
Products developed by the Company require clearances from the U.S. Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that the products will receive the necessary clearances. If the Company was denied clearance, clearance was delayed or the Company was unable to maintain clearance, it could have a materially adverse impact on the Company.
The Company is subject to risks and uncertainties as a result of the
COVID-19
pandemic. The Company is continuing to closely monitor the impact of the
COVID-19
pandemic on its business and has taken and continues to take proactive efforts to protect the health and safety of its employees and to maintain business continuity. The extent of the impact of the
COVID-19
pandemic on the Company’s activities is highly uncertain and difficult to predict, as the response to the pandemic is ongoing and information continues to evolve. The severity of the impact of the
COVID-19
pandemic on the Company’s activities will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic, including the severity of any additional periods of increases or spikes in the number of cases in the areas the Company and its suppliers operate and areas where the Company’s clinical trial sites are planned to be located. As a result, the Company’s future results of operations and liquidity could be adversely impacted by delays in preclinical studies, delays in manufacturing activities and planned clinical trials, supply chain disruptions and the ongoing impact on its operating activities and employees. The extent and severity of the impact on the Company’s future financial condition, liquidity or results of operations is highly uncertain and cannot be fully predicted as of the date of issuance of these consolidated financial statements.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP, as determined by the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, and pursuant to the regulations of the U.S. Securities and Exchange Commission, or SEC. The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

The Business Combination discussed in Note 1 was accounted for as a reverse recapitalization with Legacy Surrozen as the accounting acquirer and Consonance as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the consolidated financial statements prior to the Business Combination represents the accounts of Legacy Surrozen at their historical cost as if Legacy Surrozen is the predecessor to the Company. The consolidated financial statements following the closing of the Business Combination reflect the results of the combined entity’s operations. All issued and outstanding common stock, redeemable convertible preferred stock and stock awards of Legacy Surrozen and per share amounts contained in the consolidated financial statements for the periods presented prior to the Business Combination have been retroactively restated to reflect the exchange ratio established in the Business Combination. See Note 3 for additional details.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, certain accruals for research and development activities, the fair value of common stock prior to the Business Combination, stock-based compensation expense, initial fair value of warrants issued in connection with the PIPE Financing, income taxes and operating lease liabilities. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could materially differ from those estimates.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker, or CODM, in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one segment.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist of cash, cash equivalents and marketable securities. The Company’s cash is held by one financial institution that management believes is creditworthy. Such deposits held with the financial institution may at times exceed federally insured limits, however, its exposure to credit risk in the event of default by the financial institution is limited to the extent of amounts recorded on the consolidated balance sheets. The Company performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company’s policy is to invest cash in institutional money market funds and marketable securities with high credit quality to limit the amount of credit exposure. The Company currently maintains a portfolio of cash equivalents and marketable securities in a variety of securities, including money market funds, U.S. government bonds, foreign bonds, commercial paper and corporate debt securities. The Company has not experienced any losses on its cash equivalents and marketable securities.
Cash and Cash Equivalents
Cash equivalents relate to securities having an original maturity of three months or less at the time of purchase. As of December 31, 2021, cash and cash equivalents consisted of bank deposits and money market funds. As of December 31, 2020, cash and cash equivalents consisted of bank deposits, money market funds and commercial paper.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Restricted Cash
As of each of December 31, 2021 and 2020, the Company had
$0.4 million of restricted cash in the form of a letter of credit for the Company’s facility lease. The restricted cash is classified as a noncurrent asset as the Company is required to maintain the letter of credit for the benefit of the landlord until the end of the lease term in April 2025.
Marketable Securities
The Company invests its excess cash in marketable U.S. government bonds, foreign bonds, commercial paper and corporate debt securities. All marketable securities have been classified as available-for-sale
and are carried at estimated fair value as determined based upon quoted market prices or pricing models for similar securities. The Company does not buy or hold securities principally for the purpose of selling them in the near future. The Company’s policy is focused on the preservation of capital, liquidity, and return. From time to time, the Company may sell certain securities, but the objectives are generally not to generate profits on short-term differences in price.
Short-term marketable securities have maturities less than or equal to one year as of the balance sheet date. Long-term marketable securities have maturities greater than one year as of the balance sheet date. These marketable securities are carried at estimated fair value with unrealized holding gains and losses included in accumulated other comprehensive loss in stockholders’ equity until realized. Gains and losses on marketable security transactions are reported on the specific-identification method. Interest income is recognized in the consolidated statements of operations and comprehensive loss when earned.
The Company periodically evaluates its
available-for-sale
marketable securities for impairment. Starting January 1, 2020, upon adoption of ASU
2016-13,
when the fair value of a marketable security is below its amortized cost, the amortized cost is reduced to its fair value if it is more likely than not that the Company is required to sell the impaired security before recovery of its amortized cost basis, or the Company has the intention to sell the security. If neither of these conditions are met, the Company determines whether the impairment is due to credit losses by comparing the present value of the expected cash flows of the security with its amortized cost basis. The amount of impairment recognized is limited to the excess of the amortized cost over the fair value of the security. An allowance for credit losses for the excess of amortized cost over the expected cash flows is recorded in other expense, net on the consolidated statements of operations. Impairment losses that are not credit-related are included in accumulated other comprehensive loss in stockholders’ equity.
Property and Equipment
Property and equipment, including leasehold improvements, are recorded at cost net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Asset	Estimated useful life
Leasehold improvements	Shorter of useful life of asset or lease term
Computer equipment	3 years
Furniture, fixtures and equipment	3- 8 years
Lab equipment	3 years

SURROZEN, INC.
Notes to the Consolidated Financial Statements

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is recognized in the period realized. Maintenance and repairs are expensed as incurred.
Leases
The Company accounts for its leases under ASC 842,
Leases
. Material leases with a term longer than one year are recognized as right-of-use,
or ROU, assets and lease liabilities in the Company’s consolidated balance sheets. The Company determines the lease classification and measurement of its ROU assets and lease liabilities at the lease commencement date and thereafter if modified. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of lease payments if the rate implicit in the lease is not readily available. The ROU asset is based on the measurement of the lease liability and is adjusted for lease incentives provided by the landlord. Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.
Warrant Liabilities
The Company’s Public Warrants, Private Placement Warrants and PIPE Warrants are classified as liabilities (see Note 8). The transaction costs of $0.4 million that were incurred in connection with the Business Combination were allocated to the warrant liabilities and recognized in other expense, net within the consolidated statements of operations and comprehensive loss. At the end of each reporting period, any change in fair value during the period are recognized in the other expense, net within the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liabilities for changes in the fair value until the earlier of a) the exercise or expiration of the warrants or b) the redemption of the warrants, at which time such warrants will be reclassified to additional paid-in
capital.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the costs of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the costs of salaries, bonus, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the allocated facility-related costs, such as rent, utilities, insurance, repairs and maintenance, and general support services.
The Company has entered into and may continue to enter into licensing or subscription arrangements to access and utilize certain technology. In each case, the Company evaluates if the license agreement results in the acquisition of an asset or a business. To date, none of the Company’s license agreements have been considered

SURROZEN, INC.
Notes to the Consolidated Financial Statements

an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects.
In September 2020, the Company was awarded a grant from the National Institute of Health, which would partially fund studies for
SZN-043
in an amount up to $1.0 million through August 2021, with the possibility of an additional $2.0 million through August 2025, subject to the availability of funds and satisfactory progress of the project. The Company records the government grant received as a liability and ratably recognizes the amount as a reduction of research and development expenses when the costs related to the grant are incurred. As of

December 31, 2021, the Company received $1.0 million from the grant and $1.0 million was recognized as a reduction of research and development expenses during the year ended December 31, 2021.
Accrued Research and Development Expenses
The Company records accruals for estimated costs of research, preclinical, clinical, and manufacturing development, which are significant components of research and development expenses, within accrued and other liabilities in the accompanying consolidated balance sheets. A substantial portion of the Company’s ongoing research and development activities is conducted by third-party service providers. The Company accrues the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. The Company determines the estimated costs through discussions with internal personnel and external service providers as to the progress, or stage of completion or actual timeline of the services and the agreed-upon fees to be paid for such services. Payments made to third parties under these arrangements in advance of the performance of the related services by the third parties are recorded as prepaid expenses until the services are rendered. For the years ended December 31, 2021 and 2020, the Company has not experienced any material differences between accrued costs and actual costs incurred.
If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.
Stock-Based Compensation
The Company recognizes stock-based compensation expense for all stock-based awards. Stock-based compensation cost is estimated at the grant date based on the fair value of the equity for financial reporting purposes and is recognized as expense on a straight-line basis over the requisite service period. Forfeitures are accounted for as they occur.
The Company has elected to calculate the fair value of options based on the Black-Scholes option pricing model, or the Black-Scholes Model. The Black-Scholes Model requires the use of various assumptions including common stock valuation, expected option life and expected stock price volatility. The Company estimates the expected term for stock options using the simplified method as the midpoint between the vesting date and the contractual expiration date of the award. Due to the limited trading history of the Company’s stock, the Company estimates the volatility using volatilities of a group of public companies in a comparable industry, stage of life cycle, and size. The interest rate is derived from the U.S. Treasury instruments with maturities similar to the expected term of the options. The Company has not declared nor expects to declare dividends. Therefore, there is no dividend impact on the valuation of options.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Prior to the Business Combination, the fair value of common stock was determined considering numerous objective and subjective factors and requires judgment. These objective and subjective factors include, but are not limited to:

•	relevant precedent transactions involving the Company’s capital stock;

•	contemporaneous valuations performed by third-party specialists;

•	rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of the Company’s common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company’s business;

•	the lack of marketability of the Company’s common stock, and the illiquidity of stock-based awards involving securities in a private company;

•	market multiples of comparable publicly traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.
Following the closing of the Business Combination, the fair value of our common stock has been determined based on the quoted market price of our common stock.
Comprehensive Loss
The Company’s comprehensive loss consists of net loss and unrealized losses on available-for-sale
securities. For the year ended December 31, 2020, the Company’s unrealized loss on available-for-sale
securities was de minimis.
Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss attributable to common stock by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Since the Company was in a loss position for the periods presented, basic net loss per share is the same as diluted net loss per share as the effects of the potentially dilutive securities are antidilutive. The following table presents the potential common stock outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	December 31,
	2021	2020
Options outstanding	1,794,300	1,070,301
Unvested restricted stock	160,643	46,199
Unvested common stock subject to repurchase	74,840	103,790
Warrants to purchase common stock	7,217,974	—

Total	9,247,757	1,220,290

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Income Taxes
The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits require significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.
The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Recently Adopted Accounting Pronouncements
In November 2021, the FASB issued ASU
No. 2021-10,
Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance
, which amends disclosures to increase transparency of government assistance, including (i) the types of assistance, (ii accounting for the assistance and (iii) the effect of the assistance on an entity’s financial statements. The standard is effective for all business entities for annual periods beginning after December 15, 2021. The Company adopted this guidance as of January 1, 2021 on a retrospective basis, with no material impact on the consolidated financial statements upon adoption.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which amends the existing guidance relating to the accounting for income taxes. This standard is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of U.S. GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. The standard is effective for public business entities for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. The standard is effective for entities other than public business entities for fiscal years beginning after

SURROZEN, INC.
Notes to the Consolidated Financial Statements

December 15, 2021. The Company early adopted this guidance as of January 1, 2021, with no material impact on the consolidated financial statements upon adoption.
Note 3. Recapitalization
On August 11, 2021, Consonance consummated the Business Combination and PIPE Financing (see Note 1). Legacy Surrozen received the aggregate cash consideration of $128.8 million, after deducting the transaction fees incurred by Consonance. The cash consideration was comprised of $8.6 million in proceeds from issuance of common stock upon the closing of the Business Combination and $120.2 million in proceeds from the PIPE Financing.

The Company incurred transaction costs of $6.3 million, consisting of legal, accounting and other professional services directly related to the Business Combination, $0.4 million of which were allocated to the warrant liabilities assumed and recognized as other expenses when incurred. The remaining $5.9 million were recorded as a reduction of additional paid-in
capital in the consolidated balance sheet. Legacy Surrozen was deemed the accounting acquirer in the Business Combination and the Business Combination was accounted for as a reverse recapitalization based on the following predominant factors:

•	Legacy Surrozen’s stockholders have the greatest voting interest in the Company;

•	The Company’s board and senior management are primarily composed of individuals associated with Legacy Surrozen; and

•	Legacy Surrozen is the larger entity based on historical operating activity and has the larger employee base at the time of the Business Combination.
Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Legacy Surrozen issuing stock for the net assets of Consonance, accompanied by a recapitalization. Consonance had 4,420,757 shares of common stock outstanding prior to the Business Combination and issued 12,020,000 shares of the Company’s common stock in connection with the PIPE Financing, representing the total of 16,440,757 shares issued by Legacy Surrozen in the reverse recapitalization. The net assets of Consonance are stated at historical cost, with no goodwill or other intangible assets recorded.
Pursuant to the Business Combination Agreement, upon the closing of the Business Combination, (i) each share of redeemable convertible preferred stock of Legacy Surrozen (on an as converted to common stock basis) and each share of common stock of Legacy Surrozen, whether vested or unvested, was converted into 0.175648535 shares of the Company’s common stock and (ii) each outstanding option to purchase common stock of Legacy Surrozen was converted into an option to purchase shares of the Company’s common stock based on an exchange ratio of 0.175648535, or the Exchange Ratio, with corresponding adjustments to the exercise price. All issued and outstanding common stock, preferred stock and stock awards of Legacy Surrozen and corresponding capital amounts contained in the consolidated financial statements for the periods presented prior to the closing of the Business Combination have been retroactively restated to reflect the conversion.
Note 4. Fair Value Measurement
The Company’s financial instruments include cash, cash equivalents, marketable securities, restricted cash, accounts payable, accrued and other liabilities and warrant liabilities. The carrying amount of cash and cash equivalents, restricted cash, accounts payable, and accrued and other liabilities approximate their fair values due to their short-term maturities. The accounting guidance for fair value establishes a framework for measuring fair value and a fair value hierarchy that prioritizes the inputs used in valuation techniques. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value as follows:
Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following tables summarize the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds (1)	$32,310	$—	$—	$32,310
Commercial paper	—	49,136	—	49,136
Corporate bonds	—	19,480	—	19,480
Government bonds	—	18,082	—	18,082
Foreign bonds	—	3,717	—	3,717

Total financial assets measured at fair value	$32,310	$90,415	$—	$122,725

Liabilities (3) :
Public Warrants	$3,527	$—	$—	$3,527
Private Placement Warrants	—	166	—	166
PIPE Warrants	—	4,608	—	4,608

Total financial liabilities measured at fair value	$3,527	$4,774	$—	$8,301

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds (1)	$31,896	$—	$—	$31,896
Corporate bonds	—	1,115	—	1,115
Commercial paper (2)	—	15,285	—	15,285

Total financial assets measured at fair value	$31,896	$16,400	$—	$48,296

(1)	Money market funds are included in cash and cash equivalents on the consolidated balance sheets as of December 31, 2021 and 2020.
(2)
As of December 31, 2020, marketable securities with original maturities of three months or less, in the amount of $2.2 million, are included in cash and cash equivalents on the consolidated balance sheet.

(3)	See the definition and discussion of Public Warrants, Private Placement Warrants and PIPE Warrants in Note 8.
Corporate bonds, commercial paper, foreign bonds and government bonds are classified as Level 2 as they were valued based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets.
The Public Warrants are classified as Level 1 due to the use of an observable market quote in an active market. The Private Placement Warrants are classified as Level 2 due to the use of observable market data for identical or

SURROZEN, INC.
Notes to the Consolidated Financial Statements

similar liabilities. The fair value of each Private Placement Warrant was determined to be consistent with that of a Public Warrant because the Private Warrants are also subject to the make-whole redemption feature, which allows the Company to redeem both types of warrants on similar terms when the stock price is in the range of $10 to $18 per share.
The PIPE Warrants were initially recorded at fair value using a binomial lattice model. The PIPE Warrants were classified as Level 3 at issuance because the fair value was measured based on significant inputs that are unobservable in the market. The significant unobservable input used in the fair value measurement of the PIPE Warrants is the expected volatility. The expected volatility was implied from the market price of the Company’s Public Warrants. The expected term was based on the remaining contractual term of the PIPE Warrants, and the risk-free interest rate was based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the expected term. The dividend rate is based on the historical rate, which the Company anticipated remaining at zero.
The key inputs into the binomial lattice model for the PIPE Warrants at the initial measurement were as follows:

August 11, 2021
Expected term (in years)	5.01
Expected volatility	18.90%
Risk-free interest rate	0.81%
Dividend yield	—
Given the adequate history of the market data of the Public Warrants as of December 31, 2021, the PIPE Warrants were remeasured at December 31, 2021 based on the observable market quote of the Public Warrants and are classified as Level 2. The valuation technique was changed since the fair value of the Public Warrant is equally or more representative of the fair value of the PIPE Warrants. The fair value of each PIPE Warrant was determined to be consistent with that of a Public Warrant because the PIPE Warrants are also subject to the make-whole redemption feature, which allows the Company to redeem both types of warrants on similar terms.
There were no other transfers of financial instruments between Level 1, Level 2, and Level 3, and there were no financial liabilities as of December 31, 2020.
The following table sets forth a summary of the changes in the fair value of the Company’s warrant liabilities for the year ended December 31, 2021 (in thousands):

	Public Warrants	Private Placement Warrants	PIPE Warrants	Total Warrant Liabilities
Balance, beginning of period	$—	$—	$—	$—
Assumption in Business Combination	3,557	168	4,647	8,372
Change in fair value upon remeasurement (1)	(30)	(2)	(39)	(71)

Balance, end of period	$3,527	$166	$4,608	$8,301

(1)	The change in fair value of the warrant liabilities was recognized in other expense, net within the consolidated statements of operations and comprehensive loss.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

The following tables provide the Company’s marketable securities by security type (in thousands):

	As of December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$49,136	$—	$—	$49,136
Corporate bonds	15,920	4	(17)	15,907
Foreign bonds	3,725	—	(8)	3,717

Total short-term marketable securities	$68,781	$4	$(25)	$68,760

Government bonds	$18,165	$—	$(83)	$18,082
Corporate bonds	3,588	—	(15)	3,573

Total long-term marketable securities	$21,753	$—	$(98)	$21,655

	As of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate bonds	$1,115	$—	$—	$1,115
Commercial paper	15,285	—	—	15,285

Total short-term marketable securities	$16,400	$—	$—	$16,400

The following table indicates the length of the time that individual securities have been in a continuous unrealized loss position as of December 31, 2021 (dollars in thousands):

		Less Than 12 Months
	Number of Investments	Fair Value	Unrealized Losses
Corporate bonds	5	$12,572	$(32)
Government bonds	3	18,082	(83)
Foreign bonds	2	3,717	(8)

	10	$34,371	$(123)

As of December 31, 2020,
$14.2
million of marketable securities are included in short-term marketable securities. As of December 31, 2021 and 2020, all short-term marketable securities had maturities of one year or less. All long-term marketable securities as of December 31, 2021 had maturities of greater than one year but less than two years. There have been no significant realized gains or losses on the short-term and long-term marketable securities during the years ended December 31, 2021 and 2020. The Company periodically reviews the available-for-sale investments for other-than-temporary impairment loss. All investments with unrealized losses have been in a loss position for less than 12 months. The Company determined that the unrealized loss was primarily attributed to changes in current market interest rates and not to credit quality. The Company does not intend to sell the marketable securities that are in an unrealized loss position, nor is it more likely than not that the Company will be required to sell the marketable securities before the recovery of the amortized cost basis, which may be at maturity. As a result, the Company did not
recognize any other-than-temporary impairment losses as of December 31, 2021.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Note 5. Balance Sheet Components
Property and Equipment, Net
Property and equipment, net, consists of the following (in thousands):

	December 31,
	2021	2020
Leasehold improvements	$7,052	$7,052
Lab equipment	6,881	6,084
Furniture and office equipment	309	310
Computer equipment	93	137

Total property and equipment	14,335	13,583
Less accumulated depreciation and amortization	(9,541)	(7,747)

Property and equipment, net	$4,794	$5,836

Depreciation expense for the years ended December 31, 2021 and 2020 was $2.1 million and $1.9 million, respectively. During the year ended December 31, 2021, the Company disposed fully depreciated equipment with the aggregate original costs of $0.3 million.
Accrued and Other Liabilities
Accrued and other liabilities consist of the following (in thousands):

	December 31,
	2021	2020
Accrued payroll and related expenses	$2,887	$1,673
Accrued research and development expenses	3,666	1,305
Accrued professional service fees	1,520	—
Liability for early exercised stock options	205	188
Other	384	228

Accrued and other liabilities	$8,662	$3,394

Note 6. Leases
In August 2016, the Company entered into a lease agreement for office and lab space, which consists of approximately
32,813
square feet of rental space in South San Francisco, California. The office space lease is classified as an operating lease. The initial lease term commenced in May 2017 and ends in April 2025, with rent payments escalating each year. The Company has options to extend the lease for additional years, but the exercise of the option was not reasonably certain. The landlord provided the Company with a tenant improvement allowance of up to $4.6 million. In connection with the lease, the Company maintains a letter of credit for the benefit of the landlord in the amount of $0.4 million, which is recorded as restricted cash in the consolidated balance sheets.
In January 2020, the Company entered into a lease agreement for a term of 18 months for approximately
6,478
square feet of office space. The new office space lease is classified as an operating lease. The new lease commenced in June 2020 and the rent payments escalate after 14 months. In September 2021, the Company

SURROZEN, INC.
Notes to the Consolidated Financial Statements

amended the lease to extend the lease term until
 June 2022. The extended lease is on the same terms and conditions as those in the initial agreement, including the monthly rent payment. The modification did not change the lease classification and it resulted in an increase of $0.3 million in right-of-use
assets and lease liabilities.
Operating lease expense during the years ended December 31, 2021 and 2020 was $2.0 million and $1.8 million, respectively.
Aggregate future minimum rental payments under the operating leases as of December 31, 2021, were as follows (in thousands):

Year ending December 31, 2022	$2,743
Year ending December 31, 2023	2,596
Year ending December 31, 2024	2,670
Year ending December 31, 2025	891

Total lease payments	8,900
Less: Imputed interest	(1,107)

Operating lease liabilities	$7,793

The following represents supplemental information related to the Company’s operating facility leases:

	December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities (in thousands)	$2,856	$2,520
Weighted-average remaining lease term (in years)	3.25	4.19
Weighted-average discount rate	8.43%	8.40%
Note 7. License Agreements
Stanford License Agreements
In March 2016, the Company entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which the Company obtained from Stanford a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to its engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. In consideration for this license, the Company paid Stanford a nominal upfront fee and issued an aggregate of 42,451 shares of our common stock to Stanford, the University of Washington and two co-inventors
of the licensed patents. In addition, the Company agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $0.9 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from the Company equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Additionally, the Company agreed to pay Stanford a sub-teen double digit percentage of certain consideration the Company receives as a result of granting sublicenses to the licensed patents and, if the Company is acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington and

SURROZEN, INC.
Notes to the Consolidated Financial Statements

all other
non-profit
research institutions, to practice the licensed patents and technology for any non-profit
purpose. The licensed patents and technology are additionally subject to a non-exclusive,
irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.
In June 2018, the Company entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which the Company obtained from Stanford a worldwide, exclusive, sublicensable license under certain patent rights related to its surrogate
R-spondin
proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. Additionally, Stanford granted the Company a worldwide, non-
exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive
license to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. In consideration for these licenses, the Company paid Stanford a nominal upfront fee. The Company also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from the Company equal to a sub-single
digit percentage of the Company’s and its sublicensees’ net sales of licensed products. Additionally, the Company agreed to pay Stanford a one-time
payment in the low six figures for each sublicense of the licensed patents that the Company grants to a third party and, if the Company is acquired, a one-time
nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit
research institutions, to practice the licensed patents for any non-profit
purpose. The licensed patents are additionally subject to a
non-exclusive,
irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit
and governmental entities but with no other rights to assign or sublicense.
Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreements, the Company agreed to use commercially reasonable efforts to develop and commercialize licensed products and the Company agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. The Company may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if the Company breaches certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach given by Stanford.
For the years ended December 31, 2021 and 2020, the Company incurred research and development expenses of approximately $0.1 million, respectively, under the Stanford Agreements. No milestones have been achieved as of December 31, 2021.
UCSF License and Option Agreements
In September and October 2016, the Company entered into two separate license and option agreements with UCSF, or the UCSF Agreements, pursuant to which the Company obtained exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain an exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. In consideration for the license and option rights under the UCSF Agreements, the Company paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

In January 2020, the Company amended and restated the UCSF Agreements to provide non-exclusive
licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive
license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. If the Company exercises the option under the UCSF Agreements, the Company and UCSF will negotiate in good faith the terms of a non-exclusive
commercial license agreement in addition to the
pre-agreed
terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single
digit percentage of the Company’s and the Company’s sublicensees’ net sales of licensed products. As of December 31, 2021, the Company has not exercised the option.
For the years ended December 31, 2021 and 2020, the Company incurred research and development expenses of $50,000 and $0.1 million under the UCSF Agreements. No milestones have been achieved as of December 31, 2021.
Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and the Company may exercise the option to negotiate a commercial license at any time during that term. Additionally, the Company may extend each UCSF Agreements for any additional four years by paying UCSF a nominal term extension fee. The Company may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes the Company is in material breach of such UCSF Agreement and the Company fails to remedy such breach within 60 days after written notice of such breach given by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of the Company’s bankruptcy.
Distributed Bio Subscription Agreement
In September 2016, the Company entered into, and in January 2019 the Company amended, an antibody library subscription agreement with Charles River Laboratories International, Inc., formerly known as Distributed Bio, or the Distributed Bio Agreement, in which the Company obtained from Distributed Bio a non-exclusive
license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of the Company’s proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that the Company identifies, or licensed products. In consideration for the rights granted to the Company under the Distributed Bio Agreement, the Company paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. The Company agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, the Company agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. The Company’s obligation to pay royalties will end for each licensed product ten years after its first commercial sale.
For the years ended December 31, 2021 and 2020, the Company incurred research and development expenses of $0.3 million and $0.2 million under the Distributed Bio Agreement. In September 2021, the Company achieved the first milestone and recorded the related milestone payment of $50,000 as research and development expense. No other milestones have been achieved as of December 31, 2021.
Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year
terms. The Company may terminate the Distributed Bio

SURROZEN, INC.
Notes to the Consolidated Financial Statements

Agreement for convenience at any time by providing written notice to Distributed Bio. The Company and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.
Note 8. Common Stock Warrants
In connection with the Business Combination, Legacy Surrozen, as the accounting acquirer, was deemed to assume 3,066,651 warrants held by Consonance’s stockholders, or the Public Warrants, and 144,666 warrants held by Consonance’s sponsor, or the Private Placement Warrants. In addition, immediately after the consummation of the Business Combination, certain investors subscribed for and purchased an aggregate of 12,020,000 units in the PIPE Financing, consisting of 12,020,000 shares of the Company’s common stock and 4,006,657 warrants, or the PIPE Warrants. As of December 31, 2021, the following common stock warrants were outstanding:

Type	Classification	Expiration Date	Exercise Price per Share	December 31, 2021
Public Warrants	Liability	August 12, 2026	$11.50	3,066,651
Private Placement Warrants	Liability	August 12, 2026	11.50	144,666
PIPE Warrants	Liability	August 12, 2026	11.50	4,006,657

Total				7,217,974

Public Warrants
Each whole Public Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, at any time commencing on November 23, 2021 and terminating at the earlier of August 12, 2026 or upon redemption or liquidation. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. The Company would not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and would have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the Public Warrants is then effective. The registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, was effective in November 2021. The Company shall use its efforts to maintain the effectiveness of the registration statement until the expiration or redemption of the Public Warrants. If the Company fails to have maintained an effective registration statement, the Public Warrant holders have the right to exercise the Public Warrants on a cashless basis until such time as there is an effective registration statement.
Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants at a price of $0.01 per warrant if the closing price of common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and similar transaction). Additionally, the Company may redeem the outstanding Public Warrants, once they become exercisable, at a price of $0.10 per warrant if the closing price of common stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and similar transaction). Notice of redemption shall be mailed to the Public Warrant holders no less than 30 days prior to the redemption date, or the Redemption Period. If the closing price of common stock equals or exceeds $10.00 per share and is less than $18.00 per share, during the Redemption Period, the Public Warrant holders may elect to exercise their Public Warrants on a cashless basis based on a make-whole table.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

In no event will the Company be required to net cash settle the Public Warrants. The Public Warrant holders do not have the rights or privileges of common stockholders and any voting rights until they exercise their Public Warrants and receive common stock.
Private Placement Warrants
The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that so long as they are held by Consonance’s sponsor or any of its permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after the completion of the Business Combination, (iii) shall not be redeemable by the Company if the closing price of common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and similar transaction) and (iv) shall only be redeemable if the closing price of common stock is less than $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and similar transaction). If the Private Placement Warrants are held by holders other than Consonance’s sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
PIPE Warrants
Each whole PIPE Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, at any time commencing on November 23, 2021 and terminating on August 12, 2026. The PIPE Warrants are the same in all respects as the Public Warrants except that the PIPE Warrants are not redeemable before August 12, 2022.
Classification
The Public Warrants, Private Placement Warrants and PIPE Warrants are not considered indexed to the Company’s common stock as certain provisions of the warrant agreements could change the settlement amount of these warrants. As a result, they are classified as liabilities and recorded at fair value with subsequent change in their respective fair value recognized in other expense, net within the consolidated statements of operations and comprehensive loss at each reporting date. See Note 4 for the discussion of warrant valuations.
Note 9. Redeemable Convertible Preferred Stock
Immediately prior to the closing of the Business Combination, all 95,289,932 issued and outstanding shares of the redeemable convertible preferred stock of Legacy Surrozen were converted into Legacy Surrozen’s common stock, on a one-for-one
basis, and then converted into 16,737,520 shares of the Company’s common stock based on the Exchange Ratio established in the Business Combination. As of December 31, 2021, no shares of redeemable convertible preferred stock were outstanding.
Note 10. Stock-Based Compensation Plan
Prior to the Business Combination, Legacy Surrozen maintained the 2015 Stock Plan, (the “2015 Plan”), which provided for the granting of options to purchase shares of common stock to officers, employees, directors, consultants and key persons who provide services to the Company. Options under the 2015 Plan have a term of 10 years and generally vest over a four-year period with one-year
cliff vesting. In conjunction with the Business Combination, options and the corresponding exercise price under the 2015 Plan were converted into the awards under the 2021 Equity Incentive Plan based on the Exchange Ratio. Each converted option is subject to the same terms and conditions as were applicable to the corresponding options under 2015 Plan.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

In August 2021, the Company adopted 2021 Equity Incentive Plan, (the “
2021 Plan
”),

which provides for the granting of options to employees, directors and consultants. Options granted under the 2021 Plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NSOs. The 2021 Plan also allows for the grant of restricted stock awards, or RSAs, restricted stock units, performance awards and other awards. Options granted under the 2021 Plan expire no later than
10
years from the date of grant. The exercise price of each option may not be less than
100
% of the fair market value of the common stock at the date of grant. Options may be granted to stockholders possessing more than
10
% of the total combined voting power of all classes of stocks of the Company at an exercise price at least
110
% of the fair value of the common stock at the date of grant and the options are not exercisable after the expiration of
5
years from the date of grant.
Options under the 2021 Plan generally vest 25% upon one year of continued service to the Company, with the remainder in monthly increments over three additional years.
Following the adoption of the 2021 Plan, no additional stock awards will be issued under the 2015 Plan. As of December 31, 2021, the Company had 4,344,699 shares of common stock available for issuance under the 2021 Plan.
A summary of stock option activity under the plans is set forth below:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life (In years)	Aggregate Intrinsic Value (In thousands)
Outstanding – December 31, 2020 as previously reported	6,093,611	$0.40	8.43
Retroactive application of recapitalization	(5,023,310)

Outstanding – December 31, 2020, after effect of Business Combination	1,070,301	2.26	8.43
Granted	945,526	10.13
Exercised	(161,451)	2.47
Cancelled	(60,076)	4.54

Outstanding – December 31, 2021	1,794,300	6.31	8.43	$3,663

Options outstanding and exercisable – December 31, 2021	655,238	3.06	7.31	2,687

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest is the difference between the exercise price of the options and the fair value of the Company’s common stock at December 31, 2021.
The intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $1.2 million and $0.2 million, respectively.
During the years ended December 31, 2021 and 2020, the Company granted options with a weighted-average grant-date fair value of $6.36 per share and $0.74 per share, respectively.
The Company’s Board of Directors granted equity awards in the form of RSAs for certain of the Company’s employees and directors under the 2015 Plan. The Company’s outstanding RSAs began vesting one month after the grant date and vest 1/48th per month over four years.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

The following table summarizes the Company’s RSA activity:

	Number of Shares	Weighted Average Grant Date Fair Value
RSAs, unvested at December 31, 2020, as previously reported	263,022	$0.69
Retroactive application of recapitalization	(216,823)

RSAs, unvested at December 31, 2020, after effect of Business Combination	46,199	3.96
Granted	193,208	9.95
Vested	(62,297)	7.00
Forfeited	(16,467)	9.76

RSAs, unvested at December 31, 2021	160,643	9.39

The fair value of RSAs vested during the years ended December 31, 2021 and 2020 was $0.6 million and $0.3 million, respectively.
(a) Fair Value of Options
The fair value of options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2021	2020
Expected term (in years)	6.01	6.03
Expected volatility	71.23%	61.41%
Risk-free rate	0.89%	0.80%
Dividend yield	—	—
(b) Stock-Based Compensation
Total stock-based compensation recorded in the consolidated statements of operations and comprehensive loss related to options and RSAs was as follows (in thousands):

	Year Ended December 31,
	2021	2020
Research and development	$736	$423
General and administrative	1,580	212

Total stock-based compensation expense	$2,316	$635

As of December 31, 2021, there was approximately $7.8 million of stock-based compensation expense to be recognized over a weighted-average period of approximately 3.11 years.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

(c) Early Exercise of Stock Options
Unvested options granted under the 2015 Plan were exercisable prior to the closing of the Business Combination. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment or services, at the price paid by the purchaser. The proceeds initially were recorded in a liability for early exercised options and are reclassified to common stock and additional paid-in
capital as the Company’s repurchase right lapses. As of December 31, 2021, there were

74,840
shares of common stock outstanding, subject to the Company’s right of repurchase at a weighted average exercise price of $
2.73
per share.
Note 11. Income Taxes
No provision for income taxes was recorded for the years ended December 31, 2021 and 2020. The Company has incurred net operating losses for all the periods presented. The Company accounts for income taxes in accordance with the asset and liability method, which requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not likely to be realized and, accordingly, has provided a full valuation allowance.
Significant components of the Company’s net deferred tax assets consist of the following (in thousands):

	December 31,
	2021	2020
Deferred tax assets
Net operating loss carryforwards	$31,826	$22,585
Research and development credits	2,392	2,166
Lease liabilities	1,521	2,487
Accrual and reserves	590	457
Employee retention credits	284	—
Capitalized intangible costs	122	156
Stock-based compensation	129	2
Other	3	5

Gross deferred tax assets	36,867	27,858
Less valuation allowance	(35,665)	(25,941)

Deferred tax assets, net of valuation allowance	1,202	1,917
Deferred tax liabilities
Right-of-use assets	(962)	(1,555)
Fixed assets	(101)	(340)
Other	(139)	(22)

Gross deferred tax liabilities	(1,202)	(1,917)

Total net deferred tax assets	$—	$—

The net valuation allowance increased by $9.7 million and $9.6 million for the years ended December 31, 2021 and 2020, respectively.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

As of December 31, 2021, the Company had net operating loss, or NOL, carryforwards of approximately $133.9 million and $53.0 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. NOL carryforwards generated after 2018 for federal tax reporting purposes of
 $
121.5
 million have an indefinite carryforward period. The remaining federal and state net operating loss carryforwards begin expiring in
2036
.
As of December 31, 2021, the Company had research and development credit carryforwards of approximately $1.0 million and $2.8 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. The federal credit carryforwards begin expiring in 2036 and the state credits carry forward indefinitely.
Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be limited and may expire unutilized. Such impairment of tax losses and tax credits would reduce the deferred tax asset and corresponding valuation allowance, as a result of the limitation. The Company completed an assessment of the available NOLs under Section 382 and determined that the Company underwent an ownership change in September 2020. As a result of the annual limitations caused by the ownership change, it was estimated the approximately
$1.3
million of federal tax credit and
$27.4
million of California NOL will expire unrealized for income tax purposes, and such amounts are excluded from the carryforward balances as of December 31, 2021.
The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The unrecognized tax benefits, if recognized, would not have an impact on the Company’s effective tax rate assuming the Company continues to maintain a full valuation allowance position. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
A reconciliation of the Company’s unrecognized tax benefits is as follows (in thousands):

	December 31,
	2021	2020
Balance at beginning of the year	$921	$673
Additions based on tax positions related to current year	480	248
Reductions based on tax positions of prior year	(427)	—

Balance at end of the year	$974	$921

The Company files income tax returns in the U.S. federal and California tax jurisdictions. As of the date these financial statements were issued, the Company is not under examination by any income tax authority. The federal and state income tax returns from December 31, 2016 to December 31, 2020 remain subject to examination.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2021	2020
Statutory rate	21.00%	21.00%
State tax	(2.78)	7.96
Tax credits	1.70	0.84
Change in valuation allowance	(16.92)	(29.43)
NOL and tax credits limited under 382	(2.43)	—
Other	(0.57)	(0.37)

Total	0.00%	0.00%

On March 27, 2020, the Coronavirus Aid, Relief and Economic Securities Act, or CARES Act, was enacted and signed into law in response to the
COVID-19
pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. Other provisions include increased limits on the deduction of interest expense from 30% to 50% of adjusted taxable income for tax years beginning in 2019 and 2020, increased limits on 2020 charitable contribution deductions from 10% to 25% of taxable income and accelerated refunds of alternative minimum tax credits. The provisions of the CARES Act did not have a material impact for the year ended December 31, 2021.
On December 21, 2020, the Consolidated Appropriations Act, 2021, or the Appropriations Act, was signed into law which expanded and extended some of CARES Act provisions, including the expansion of the employee retention credits. The Company will claim employee retention credits of $1.0 million for the 2021 tax year. The Company will recognize the benefit of those credits as the refunds are received.
Note 12. Commitments and Contingencies
Indemnification
From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify various parties against claims from third parties. These contracts primarily relate to (i) the Company’s bylaws, under which the Company must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship with the Company, (ii) contracts under which the Company must indemnify directors and certain officers for liabilities arising out of their relationship with the Company, (iii) contracts under which the Company may be required to indemnify customers or partners against certain claims, including claims from third parties asserting, among other things, infringement of their intellectual property rights and (iv) procurement, consulting, or license agreements under which the Company may be required to indemnify vendors, consultants or licensors for certain claims, including claims that may be brought against them arising from acts or omissions with respect to the supplied products, technology or services. From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. In addition, under these contracts the Company may have to modify the accused infringing intellectual property and/or refund amounts received.
In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

SURROZEN, INC.
Notes to the Consolidated Financial Statements

The Company maintains director and officer insurance, which may cover certain liabilities arising from the Company’s obligation to indemnify its directors and certain officers.
To the date of the consolidated financial statements were issued, the Company has not incurred any material costs or accrued any liabilities in the consolidated financial statements as a result of these provisions.
Litigation
The Company’s industry is characterized by frequent claims and litigation, including claims regarding intellectual property. As a result, the Company may be subject to various legal proceedings from time to time. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. Management is not aware of any pending or threatened litigation.
Note 13. 401(k) Plan
Effective January 1, 2016, the Company established a 401(k) retirement savings plan, or the 401(k) Plan, for the exclusive benefit of all eligible employees and their beneficiaries with the intention to provide a measure of retirement security. The 401(k) Plan is intended to qualify as a tax-qualified
plan under Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) Plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 100% of his or her pre-tax
compensation, up to annual statutory limits. Under the 401(k) Plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) Plan also permits the Company to make discretionary and matching contributions, subject to established limits and a vesting schedule.
Each year, at the discretion of the Company, employer’s match may be a discretionary percentage allocated proportionate to salary deferral, as the Company elects each year. The employer matching contributions in 2021 and 2020 were nominal.
Note 14. Subsequent Events
In February 2022, the Company entered into a purchase agreement and a registration rights agreement with Lincoln Park, pursuant to which the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of the Company’s common stock. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion over a
36-month
period. Upon execution of the purchase agreement, the Company issued 100,000 shares of common stock to Lincoln Park with the fair value of $0.3 million as consideration for Lincoln Park’s commitment to purchase the Company’s common stock. In the event that the Company sells its common stock under the purchase agreement for an aggregate price equal to or greater than $30.0 million, the Company shall pay the additional commitment fee of $0.1 million to Lincoln Park. The Company does not have the right to commence any sales until all of the conditions set forth in the purchase agreement have been satisfied, including, but not limited to, a registration statement being declared effective by the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$23,661
Accountants’ fees and expenses	$30,000
Legal fees and expenses	$250,000
Printing fees	$314,000
Miscellaneous fees and expenses	$150,000

Total expenses	$767,661

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 15. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018:

(1)
In July 2021, we issued an aggregate of 144,667 private placement warrants to Consonance Acquisition Partners LLC at a price of $11.50 per private placement warrant, generating gross proceeds of $144,667.

(2)
In April 2021, concurrently with the closing of the Business Combination, the PIPE Investors purchased from us an aggregate of 12,020,000 million shares of our Common Stock at a price of $10.00 per share, for an aggregate purchase price equal to $120.2 million.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits. The exhibits listed below are filed as part of this registration statement

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1+	Business Combination Agreement, dated as of April 15, 2021, by and among CHFW, Perseverance Merger Sub Inc., and Surrozen, Inc.	8-K	001-39635	2.1	April 15, 2021

3.1	Certificate of Incorporation of the Company.	8-K	001-39635	3.1	August 17, 2021

3.2	Bylaws of the Company.	8-K	001-39635	3.2	August 17, 2021

4.1	Specimen Warrant Certificate.	S-1/A	333-249394	4.3	October 13, 2020

4.2	Warrant Agreement, dated as of November 18, 2020, between Consonance-HFW Acquisition Corp. and Continental Stock Transfer & Trust Company.	8-K	001-39635	4.1	November 25, 2020

5.1	Opinion of Cooley LLP.	S-1/A	333-259496	5.1	November 8, 2021

10.1	Sponsor Letter Agreement, dated as of April 15, 2021, by and among Consonance Life Sciences and Consonance-HFW Acquisition Corp.	8-K	001-39635	10.1	April 15, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.2	Form of Subscription Agreement.	8-K	001-39635	10.2	April 15, 2021

10.3	Form of Company Stockholder Support Agreement.	8-K	001-39635	10.3	April 15, 2021

10.4	Form of CHFW Shareholder Support Agreement.	8-K	001-39635	10.4	April 15, 2021

10.5#	Investors’ Rights Agreement, dated as of August 11, 2021, by and among Surrozen, Inc., Consonance Life Sciences, and certain other investors.	8-K	001-39635	10.5	August 17, 2021

10.6#	Surrozen, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder.	8-K	001-39635	10.6	August 17, 2021

10.7#	Surrozen, Inc. 2021 Employee Stock Purchase Plan.	8-K	001-39635	10.7	August 17, 2021

10.8#	Form of Indemnification Agreement.	8-K	001-39635	10.8	August 17, 2021

10.9†^	Amended and Restated License and Option Agreement for Llama Single Domain Antibody Phage Library, dated as of January 17, 2020, by and between Regents of the University of California and Surrozen, Inc.	S-4/A	333-256146	10.9	June 24, 2021

10.10†^	Amended and Restated License and Option Agreement for Human Naïve Fab Library, dated as of January 17, 2020, by and between Surrozen, Inc. and Regents of the University of California.	S-4/A	333-256146	10.10	June 24, 2021

10.11†^	Antibody Library Subscription Agreement, dated as of September 30, 2016, by and between Distributed Bio, Inc. and Surrozen, Inc.	S-4/A	333-256146	10.11	June 24, 2021

10.12†^	First Amendment to the Antibody Library Subscription Agreement, dated as of September 30, 2016, by and between Distributed Bio, Inc. and Surrozen, Inc.	S-4/A	333-256146	10.12	June 24, 2021

10.13†^	Exclusive (Equity) Agreement, dated as of March 23, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.	S-4/A	333-256146	10.13	June 24, 2021

10.14†^	Amendment No. 1 the Exclusive (Equity) Agreement, dated as of July 5, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.	S-4/A	333-256146	10.14	June 24, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.15†^	Amendment No. 2 to the Exclusive (Equity) Agreement, dated as of October 7, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.	S-4/A	333-256146	10.15	June 24, 2021

10.16†^	Amendment No. 3 to the Exclusive (Equity) Agreement, dated as of January 19, 2021, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.	S-4/A	333-256146	10.16	June 24, 2021

10.17†^	Exclusive License Agreement, dated as of June 6, 2018, by and between Surrozen, Inc. and The Board of Trustees of the Leland Stanford Junior University.	S-4/A	333-256146	10.17	June 24, 2021
10.18	Purchase Agreement by and between the Company and Lincoln Park Capital Fund, LLC, dated February 18, 2022.	8-K	001-39635	10.1	February 24, 2022

10.19	Registration Rights Agreement by and between the Company and Lincoln Park Capital Fund, LLC, dated February 18, 2022	8-K	001-39635	10.2	February 24, 2022

10.20	Lease Agreement, dated as of August 4, 2016, by and between Surrozen, Inc. and HCP Oyster Point III LLC.	10-K	001-39635	10.20	March 28, 2022

21.1	List of Subsidiaries.	8-K	001-39378	21.1	August 17, 2021

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney

101.INS*	Inline XBRL Instance Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
†	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation SK. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
^
Certain portions of this exhibit (indicated by asterisks) have been excluded pursuant to Item 601(b)(10) of Regulation
S-K
because they are both not material and are the type that the Company treats as private or confidential.

#	Indicates management contract or compensatory plan or arrangement.
(b) Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California, on this 29th day of March, 2022.

SURROZEN, INC.
By:

/s/ Craig Parker
Craig Parker
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Craig Parker	President and Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2022
Craig Parker

/s/ Charles Williams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 29, 2022
Charles Williams

*	Chair of the Board	March 29, 2022
Tim Kutzkey, Ph.D.

*	Director	March 29, 2022
Anna Berkenblit, M.D.

*	Director	March 29, 2022
Christopher Chai

*	Director	March 29, 2022
Mary Haak-Frendscho

*	Director	March 29, 2022
Shao-Lee Lin, M.D., Ph.D.

*	Director	March 29, 2022
Mace Rothenberg, M.D.

*	Director	March 29, 2022
David J. Woodhouse, Ph.D.

*By:	/s/ Craig Parker
Craig Parker
Attorney-in-Fact